Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 5, 2025

BY AND AMONG

NB BANCORP. INC.,

NEEDHAM BANK,

1828 MS, INC.,

PROVIDENT BANCORP, INC.,

AND

BANKPROV

TABLE OF CONTENTS

Article I THE TRANSACTIONS1

Section 1.01 The Merger1

Section 1.02 The Holdco Merger2

Section 1.03 The Bank Merger2

Section 1.04 Closing2

Section 1.05 Effective Times.2

Section 1.06 Organizational Documents, Buyer Bank Locations3

Section 1.07 Directors and Officers.3

Section 1.08 Tax Consequences4

Section 1.09 Absence of Control4

Article II MERGER CONSIDERATION; EXCHANGE PROCEDURES4

Section 2.01 Merger Consideration; Conversion of Company Common Stock4

Section 2.02 Proration5

Section 2.03 Rights as Shareholders; Stock Transfers7

Section 2.04 Fractional Shares7

Section 2.05 Election Procedures7

Section 2.06 Buyer to Make Merger Consideration Available8

Section 2.07 Exchange Procedures8

Section 2.08 Anti-Dilution Provisions10

Section 2.09 Treatment of Company Equity Awards11

Section 2.10 No Dissenters’ Rights11

Section 2.11 Withholding11

Article III REPRESENTATIONS AND WARRANTIES OF COMPANY12

Section 3.01 Making of Representations and Warranties12

Section 3.02 Organization, Standing and Authority12

Section 3.03 Capital Stock13

Section 3.04 Subsidiaries13

Section 3.05 Corporate Power; Minute Books14

Section 3.06 Corporate Authority14

Section 3.07 Regulatory Approvals; No Defaults15

Section 3.08 SEC Documents; Other Reports; Internal Controls15

Section 3.09 Financial Statements; Undisclosed Liabilities17

Section 3.10 Absence of Certain Changes or Events18

Section 3.11 Legal Proceedings19

Section 3.12 Compliance With Laws19

Section 3.13 Material Contracts; Defaults20

Section 3.14 Agreements with Regulatory Agencies21

Section 3.15 Risk Management Instruments21

Section 3.16 Brokers22

Section 3.17 Employee Benefit Plans22

Section 3.18 Labor Matters; Employment25

Section 3.19 Environmental Matters26

Section 3.20 Tax Matters27

Section 3.21 Investment Securities29

Section 3.22 Regulatory Capitalization29

Section 3.23 Loan Portfolio30

Section 3.24 Reserves31

Section 3.25 No Trust Business; No Administration of Fiduciary Accounts32

Section 3.26 No Investment Management and Related Activities32

Section 3.27 Repurchase Agreements32

Section 3.28 CRA, Anti-Money Laundering and Customer Information Security32

Section 3.29 Transactions with Affiliates33

Section 3.30 Tangible Properties and Assets33

Section 3.31 Intellectual Property35

Section 3.32 Insurance35

Section 3.33 Anti-Takeover Provisions36

Section 3.34 Fairness Opinion36

Section 3.35 Proxy Statement Prospectus36

Section 3.36 Information Security36

Section 3.37 Indemnification37

Section 3.38 Questionable Payments37

Section 3.39 No Other Representations or Warranties37

Article IV REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB38

Section 4.01 Making of Representations and Warranties38

Section 4.02 Organization, Standing and Authority38

Section 4.03 Capital Stock39

Section 4.04 Subsidiaries39

Section 4.05 Corporate Power; Minute Books40

Section 4.06 Corporate Authority40

Section 4.07 Regulatory Approvals; No Defaults40

Section 4.08 SEC Documents; Other Reports; Internal Controls41

Section 4.09 Financial Statements; Undisclosed Liabilities43

Section 4.10 Absence of Certain Changes or Events43

Section 4.11 Legal Proceedings44

Section 4.12 Compliance With Laws45

Section 4.13 Material Contracts; Defaults45

Section 4.14 Agreements with Regulatory Agencies46

Section 4.15 Risk Management Instruments46

Section 4.16 Information Supplied47

Section 4.17 Brokers47

Section 4.18 Employee Benefit Plans47

Section 4.19 Labor Matters; Employment49

Section 4.20 Tax Matters50

Section 4.21 Environmental Matters52

Section 4.22 Investment Securities53

Section 4.23 Regulatory Capitalization53

Section 4.24 Loan Portfolio53

Section 4.25 Reserves54

Section 4.26 Trust Business; Administration of Fiduciary Accounts55

Section 4.27 Investment Management and Related Activities55

Section 4.28 Repurchase Agreements55

Section 4.29 CRA, Anti-Money Laundering and Customer Information Security55

Section 4.30 Transactions with Affiliates56

Section 4.31 Tangible Properties and Assets56

Section 4.32 Intellectual Property57

Section 4.33 Insurance57

Section 4.34 Information Security57

Section 4.35 Indemnification58

Section 4.36 Questionable Payments58

Section 4.37 No Other Representations or Warranties58

Article V COVENANTS RELATING TO CONDUCT OF BUSINESS59

Section 5.01 Conduct of Business Prior to Effective Time59

Section 5.02 Company Forbearances59

Section 5.03 Buyer Forbearances64

Article VI ADDITIONAL AGREEMENTS64

Section 6.01 Commercially Reasonable Efforts64

Section 6.02 Shareholder Approval65

Section 6.03 Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing66

Section 6.04 Regulatory Filings; Consents67

Section 6.05 Publicity68

Section 6.06 Access; Information68

Section 6.07 No Solicitation by Company69

Section 6.08 Indemnification; Directors’ and Officers’ Insurance70

Section 6.09 Employees; Benefit Plans72

Section 6.10 Notification of Certain Changes75

Section 6.11 Current Information76

Section 6.12 Board Packages76

Section 6.13 Transition; Informational Systems Conversion76

Section 6.14 Access to Customers and Suppliers77

Section 6.15 Environmental Assessments77

Section 6.16 Shareholder Litigation and Claims78

Section 6.17 Company Directors78

Section 6.18 Election of Certain Company Directors to Boards of Directors of Buyer and Buyer Bank78

Section 6.19 Third-Party Consents79

Section 6.20 Coordination79

Section 6.21 Stock Exchange De-listing79

Section 6.22 Section 16(a)80

Section 6.23 Takeover Restrictions80

Section 6.24 Classified Loans80

Article VII CONDITIONS TO CONSUMMATION OF THE MERGER80

Section 7.01 Conditions to Obligations of the Parties to Effect the Merger80

Section 7.02 Conditions to Obligations of Buyer81

Section 7.03 Conditions to Obligations of Company82

Section 7.04 Frustration of Closing Conditions83

Article VIII TERMINATION83

Section 8.01 Termination83

Section 8.02 Termination Fee84

Section 8.03 Effect of Termination85

Article IX DEFINITIONS85

Section 9.01 Definitions85

Article X MISCELLANEOUS96

Section 10.01 Survival96

Section 10.02 Waiver; Amendment96

Section 10.03 Expenses96

Section 10.04 Notices97

Section 10.05 Entire Understanding; No Third-Party Beneficiaries98

Section 10.06 Severability98

Section 10.07 Governing Law; Jurisdiction98

Section 10.08 Waiver of Jury Trial98

Section 10.09 Interpretation99

Section 10.10 Assignment99

Section 10.11 Counterparts; Electronic Delivery99

Section 10.12 Confidential Supervisory Information99

INDEX OF DEFINED TERMS

Affiliate85

Aggregate ESOP Consideration74

Agreement85

Approval Date2

Articles of Bank Merger3

Articles of Holdco Merger2

Articles of Merger2

Bank Merger1

Bank Secrecy Act85

BHC Act85

BOLI36

Burdensome Conditions67

Business Day86

Buyer1

Buyer 401(k) Plan72

Buyer Balance Sheet Date43

Buyer Bank1

Buyer Benefit Plan47

Buyer Classified Loans53

Buyer Common Stock5

Buyer Covered Person58

Buyer Disclosure Schedule38

Buyer Equity Plan86

Buyer ESOP86

Buyer Insurance Policies86

Buyer Lease Options57

Buyer Leased Real Property56

Buyer Leases56

Buyer Loan Property52

Buyer Material Contracts46

Buyer Owned Real Property56

Buyer Pension Plan48

Buyer Real Property56

Buyer Regulatory Agreement46

Buyer Reports41

Buyer Share Issuance15

Buyer Third-Party Consents46

Buyer VWAP87

Cash Conversion Number6

Cash Election4

Cash Election Number6

Cash Election Shares4

Cash Payment11

Chosen Courts98

Closing2

Closing Date2

Code87

Commissioner15

Community Reinvestment Act87

Company1

Company 401(k) Plan73

Company Acquisition Proposal87

Company Adverse Recommendation Change65

Company Balance Sheet Date18

Company Bank1

Company Benefit Plan22

Company Board Recommendation65

Company Classified Loans30

Company Common Stock4

Company Covered Person37

Company Data Tape88

Company designated director78

Company Disclosure Schedule12

Company Disclosure Supplement76

Company Employees22

Company Equity Awards88

Company ESOP88

Company Intervening Event88

Company Leased Real Property34

Company Leases34

Company Loan Property26

Company Material Contracts20

Company Meeting65

Company Owned Real Property33

Company Pension Plan22

Company Real Property34

Company Regulatory Agreement21

Company Reports15

Company Restricted Stock Award11

Company Stock Option11

Company Superior Proposal89

Company Third-Party Consents21

Confidentiality Agreement98

Continuing Employees72

COVID Measures89

CRA87

D&O Insurance71

Data Vendor Agreement37

Derivative Transaction89

Designated Employee73

Dodd-Frank Act90

Effective Time2

Election7

Election Deadline8

Election Period7

End Date83

Enforceability Exceptions15

Environmental Law90

Equal Credit Opportunity Act90

ERISA90

ERISA Affiliate23

ESOP Termination Date74

ESOP Trustee90

ESOP Vote73

Exchange Act90

Exchange Agent90

Exchange Fund8

Exchange Ratio5

Executive Officer91

Exercise Price11

Fair Credit Reporting Act91

Fair Housing Act91

FDIC91

Federal Deposit Insurance Act91

Federal Reserve Act91

FHLB91

Form of Election7

FRB91

GAAP91

Governmental Authority91

Gramm-Leach-Bliley Act of 199991

Hazardous Substance91

Holdco Merger1

Holdco Merger Effective Time3

Holder7

Home Mortgage Disclosure Act91

Indemnified Parties70

Indemnifying Party70

Information Systems Conversion76

Insurance Policies35

Intellectual Property92

Interim Surviving Entity1

IRS92

IT Assets36

Knowledge92

Law92

Lease Options34

Liens92

Loans30

Material Adverse Effect92

Maximum D&O Tail Premium71

Merger1

Merger Consideration5

Merger Sub1

MGCL1

Nasdaq15

National Labor Relations Act93

New Certificate9

New Plans72

Non-Election Shares5

Old Certificate5

OREO93

Patient Protection and Affordable Care Act93

Per Share Cash Consideration5

Per Share Cash Equivalent Consideration93

Permitted Actions60

Permitted Liens33

Person94

Personal Data19

Phase I Assessment63

Phase II Assessment77

Plan of Bank Merger94

Privacy Laws94

Privacy Obligations94

Process94

Processing94

Proxy Statement-Prospectus94

Registration Statement36

Regulatory Approval15

Release95

Representatives69

Requisite Company Shareholder Approval14

Sarbanes-Oxley Act17

SEC95

Section 16 Officer95

Securities Act95

Security Breach36

Split Dollar Policies24

Stock Consideration5

Stock Conversion Number6

Stock Election4

Stock Election Number6

Stock Election Shares4

Subsidiary95

Surviving Entity1

Takeover Restrictions36

Tax95

Tax Returns96

Taxes95

Taxing Authority96

Termination Fee84

The date hereof96

Transaction1

Transition Period73

Treasury Regulations96

Truth in Lending Act96

USA PATRIOT Act96

Voting Agreement1

Willful Breach96

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 5, 2025, is by and among NB Bancorp, Inc. (“Buyer”), 1828 MS, Inc., a wholly owned subsidiary of Buyer (“Merger Sub”), Needham Bank, a wholly owned subsidiary of Buyer (“Buyer Bank”), Provident Bancorp, Inc. (“Company”), and BankProv, a wholly owned subsidiary of Company (“Company Bank”). Any capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article IX.

BACKGROUND STATEMENTS

A.The boards of directors of each of Buyer, Buyer Bank, Company, Company Bank and Merger Sub have (i) determined that this Agreement and the transactions contemplated herein are in the best interests of their respective corporations and shareholders; and (ii) adopted this Agreement;
B.In accordance with the terms of this Agreement, (i) Merger Sub will merge with and into Company (the “Merger”), so that Company will be the surviving entity in the Merger (hereinafter sometimes referred to in such capacity as the “Interim Surviving Entity”), (ii) as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, the Interim Surviving Entity will merge with and into Buyer (the “Holdco Merger”), so that Buyer is the surviving entity in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Entity”), and (iii) following the Holdco Merger, as provided in this Agreement, at a time selected by Buyer, Company Bank will merge with and into Buyer Bank, with Buyer Bank the surviving entity (the “Bank Merger” and, together with the Merger and the Holdco Merger, the “Transaction”);
C.As a material inducement to Buyer, Buyer Bank and Merger Sub to enter into this Agreement, each member of the board of directors and each Executive Officer of Company has entered into a voting agreement with Buyer dated as of this date (a “Voting Agreement”), substantially in the form attached as Exhibit A, pursuant to which each has agreed to vote all shares of Company Common Stock he or she owns in favor of the approval of this Agreement and the transactions it contemplates;
D.The parties intend that the Transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations; and
E.The parties desire to make certain representations, warranties, and agreements and prescribe certain conditions in connection with the transactions described in this Agreement.

In consideration of the mutual promises in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

Article I

THE TRANSACTIONS
Section 1.01The Merger
. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into Company in accordance with the Maryland General Corporation Laws, as amended (the “MGCL”), applicable regulatory requirements, and other applicable Laws. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Company shall survive and continue to exist as a corporation incorporated under the MGCL. Company, as the surviving entity in the Merger, is sometimes referred to in this Agreement as the “Interim Surviving Entity”.

Section 1.02The Holdco Merger
. Subject to the terms and conditions of this Agreement, as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Code, Buyer shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be, merged with and into Buyer in accordance with the MGCL. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Entity shall cease and Buyer shall survive and continue to exist as a corporation incorporated under the MGCL. Buyer, as the surviving entity in the Holdco Merger, is sometimes referred to in this Agreement as the “Surviving Entity.” To the extent necessary, Buyer and the Interim Surviving Entity shall enter into a separate agreement and plan of merger to effect the Holdco Merger.

Section 1.03The Bank Merger
. Buyer, Buyer Bank, Company and Company Bank, as applicable, shall all action necessary and appropriate to cause the Bank Merger to occur after the Effective Time at a time to be determined by Buyer. Upon consummation of the Bank Merger, the separate corporate existence of Company Bank shall cease, and Buyer Bank shall survive and continue to exist as a Massachusetts-chartered cooperative bank. This Agreement shall also constitute the Agreement and Plan of Bank Merger. The Bank Merger shall occur after the close of business on the Business Day immediately preceding the Information Systems Conversion, except that if Buyer in its discretion determines that it would be in the best interest of the customers and employees of Buyer Bank and Company Bank for the Bank Merger to occur contemporaneously with the Merger, Buyer may elect by written notice to Company to cause the Bank Merger to become effective immediately after the  Merger.
Section 1.04Closing
. Unless otherwise mutually agreed by the parties and except as otherwise expressly provided in this Section 1.04, the closing of the Merger (the “Closing”) shall take place by electronic (PDF), facsimile, or overnight courier exchange of executed documents or at the offices of Nutter, McClennen & Fish, LLP, 155 Seaport Boulevard, Boston, MA 02110, on a date (the “Closing Date”) that Buyer reasonably proposes not more than five (5) Business Days following the satisfaction or waiver of the conditions to the consummation of the Merger specified in Section 7.01(a) and Section 7.01(b) of this Agreement (other than the delivery of certificates, opinions and other instruments and documents to be delivered at Closing) (the “Approval Date”). Notwithstanding the foregoing, Company agrees that in the event the Closing Date would otherwise occur before the last Business Day of a month, Buyer may elect to defer the Closing to the last Business Day of that month, with an Effective Time as of 12:01 a.m. on the first day of the next following month. At the Closing, there shall be delivered to Buyer and Company the certificates and other documents required to be delivered under Article VI of this Agreement.
Section 1.05Effective Times.

(a)Subject to the terms and conditions of this Agreement, Buyer and Company shall make all such filings as may be required to consummate the Merger by applicable Laws. The Merger shall become effective as set forth in the articles of merger related to the Merger (the “Articles of Merger”) that shall be filed with the Maryland State Department of Assessments and Taxation on the Closing Date. The “Effective Time” of the Merger shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger.
(b)Subject to the terms and conditions of this Agreement, Buyer, Merger Sub and Company shall make all such filings as may be required to consummate the Holdco Merger by applicable Laws. The Holdco Merger shall become effective as set forth in the articles of merger related to the Holdco Merger (the “Articles of Holdco Merger”) that shall be filed with the Maryland Department of Assessments and Taxation. The “Holdco Merger Effective Time” of the Holdco Merger shall be the date and time when the Holdco Merger becomes effective as set forth in the Articles of Holdco Merger.
(c)The Bank Merger shall become effective as set forth in the articles of merger related to the Bank Merger (the “Articles of Bank Merger”) that shall be endorsed by the Massachusetts Commissioner of Banks and filed with the Secretary of the Commonwealth of Massachusetts. The effective time of the Bank Merger shall be the date and time when the Bank Merger becomes effective as set forth in the Articles of Bank Merger.
Section 1.06Organizational Documents, Buyer Bank Locations
.
(a)At the Effective Time, the Articles of Organization and Bylaws of Merger Sub as in effect immediately prior to the Effective Time, shall be the Articles of Organization and Bylaws of the Interim Surviving Entity until thereafter amended in accordance with applicable Law, except that all references to the name of Merger Sub shall be replaced by “Provident Bancorp.”
(b)At the Holdco Merger Effective Time, the Articles of Organization and Bylaws of Buyer as in effect immediately prior to the Holdco Merger Effective Time, shall be the Articles of Organization and Bylaws of the Surviving Entity until thereafter amended in accordance with applicable Law.
(c)At the effective time of the Bank Merger, the Articles of Organization and Bylaws of Buyer Bank as in effect immediately prior to the effective time of the Bank Merger shall be the Articles of Organization and Bylaws of the Buyer Bank until thereafter amended in accordance with applicable Law.
(d)The main office of Buyer Bank immediately before the Bank Merger shall be the main office of the Buyer Bank immediately after the Bank Merger until thereafter changed in accordance with applicable Law.
Section 1.07Directors and Officers.

(a)At the Effective Time, the members of the board of directors of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be members of the board of directors and the officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.
(b)At the Holdco Merger Effective Time, the members of the board of directors and the officers of Buyer as of immediately prior to the Holdco Merger Effective Time, including the directors appointed pursuant to Section 6.18 to begin serving as of the Effective Time, shall, at and after the Holdco Merger Effective Time, be the members of the board of directors and the officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.
(c)At the effective time of the Bank Merger, the members of the board of directors and the officers of Buyer Bank as of immediately prior to the effective time of the Bank Merger, including the persons appointed to become directors of Buyer pursuant to Section 6.18 to begin serving as of the Effective Time, shall, at and after the effective time of the Bank Merger, be the members of the board of directors and the officers, respectively, of Buyer Bank, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.
Section 1.08Tax Consequences
. It is intended that the Transaction shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and relevant Treasury Regulations, and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and relevant Treasury Regulations. From and after the date of this Agreement and until the Closing, each party shall use its reasonable best efforts to cause the Transaction to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and shall refrain from taking or failing to take any action that could reasonably be expected to cause the Transaction to fail to so qualify.
Section 1.09Absence of Control
. It is the intent of the parties to this Agreement that by reason of this Agreement, Buyer, Buyer Bank or Merger Sub shall not be deemed (until consummation of the Transaction contemplated herein) to control, directly or indirectly, Company or Company Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Company or Company Bank.
Article II

MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.01Merger Consideration; Conversion of Company Common Stock
. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, Company, or the holder of any securities of Buyer or Company:
(a)Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, no par value, of the Interim Surviving Entity.
(b)Each share of common stock, $0.01 par value per share, of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.
(c)Subject to Section 2.02, Section 2.04 and Section 2.05, each share of the common stock, par value $0.01 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by Company (in each case other than shares of Company Common Stock (x) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (y) held, directly or indirectly, by Company in respect of debts previously contracted), shall be converted into the right to receive the following, without interest:
(i)For each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively, the “Cash Election Shares”), an amount in cash equal to the Per Share Cash Consideration, subject to applicable withholding pursuant to Section 2.11;
(ii)For each share of Company Common Stock with respect to which an election to receive Buyer Common Stock (a “Stock Election”) has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively, the “Stock Election Shares”), a number of shares of common stock, par value $0.01, of Buyer (the “Buyer Common Stock”), equal to the Exchange Ratio (the “Stock Consideration”); and
(iii)For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or deemed revoked pursuant to Section 2.05 (collectively the “Non-Election Shares”), the right to receive such Stock Consideration or Per Share Cash Consideration as is determined in accordance with Section 2.02.
(d)For purposes of this Agreement, the following terms shall have the following meanings:
(i)The “Exchange Ratio” means 0.691.
(ii)The “Merger Consideration” means the Per Share Cash Consideration and/or Stock Consideration described in Section 2.01(a), as applicable.
(iii)The “Per Share Cash Consideration” means $13.00.
(e)All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 2.01 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Per Share Cash Consideration and/or the Stock Consideration which the holder thereof shall have become entitled to receive in accordance with, and subject to, Section 2.01(a), (ii) cash in lieu of fractional shares which the holder thereof shall have become entitled to receive pursuant to Section 2.04 and (iii) any dividends or distributions which the holder thereof shall have become entitled to receive pursuant to Section 2.07(b), in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Buyer Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration to give Buyer and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Company or Buyer to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(f)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Buyer (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Company or Buyer in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.
(g)Each share of Buyer Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time and shall be unchanged by the Merger.
Section 2.02Proration
.

(a)Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(f)) to receive the Stock Consideration pursuant to Section 2.01(a) shall be equal to the product (rounded down to the nearest whole share) obtained by multiplying (x) 0.50 by (y) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(f)) (the “Stock Conversion Number”).  The total number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(f)) to be converted into the right to receive the Per Share Cash Consideration pursuant to Section 2.01(a) shall be equal to the difference between the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (including for these purposes the shares subject to Company Restricted Stock Awards, but excluding the shares of Company Common Stock to be cancelled as provided in Section 2.01(f)) and the Stock Conversion Number (the “Cash Conversion Number”).
(b)Promptly (and in any event no later than five (5) Business Days) after the Effective Time, Buyer shall cause the Exchange Agent to effect the allocation among Holders of rights to receive the Per Share Cash Consideration and the Stock Consideration as follows:
(i)If the aggregate number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards) with respect to which Stock Elections shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Cash Consideration, and each Stock Election Share shall be converted into the right to receive (A) the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (1) the number of Stock Election Shares held by such Holder by (2) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number and (B) the Per Share Cash Consideration in respect of the remaining number of such Stock Election Shares;
(ii)If the aggregate number of shares of Company Common Stock (including shares subject to Company Restricted Stock Awards) with respect to which Cash Elections shall have been made (the “Cash Election Number”) exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each Holder thereof shall be converted into the right to receive (A) the Per Share Cash Consideration in respect of that number of Cash Election Shares held by such Holder obtained by multiplying (1) the number of Cash Election Shares held by such Holder by (2) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number and (B) the Stock Consideration in respect of the remaining number of such Cash Election Shares (with the Exchange Agent to determine, consistent with Section 2.02(a), whether fractions of Stock Election Shares shall be rounded up or down); and
(iii)If the Stock Election Number and the Cash Election Number do not exceed the Stock Conversion Number and the Cash Conversion Number, respectively, then (i) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration, (ii) all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and (iii) all Non-Election Shares shall be converted into the right to receive the Cash Consideration and/or Stock Consideration such that the aggregate number of shares of Company Common Stock entitled to receive the Cash Consideration is equal to the Cash Conversion Number and the aggregate number of shares of Company Common Stock entitled to receive the Stock Consideration is equal to the Stock Conversion Number.

Section 2.03Rights as Shareholders; Stock Transfers
. All shares of Company Common Stock, if and when converted as provided in Section 2.01, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Old Certificate previously evidencing them shall represent only the right to receive for each share of Company Common Stock, the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Company of shares of Company Common Stock.
Section 2.04Fractional Shares
. Notwithstanding any other provision of this Agreement, no fractional shares of Buyer Common Stock will be issued in the Merger. Buyer shall instead pay to each holder of a fractional share of Buyer Common Stock an amount of cash (without interest) determined by multiplying (a) the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) by (b) the Buyer VWAP for the five (5) consecutive trading days ending on the fifth trading day immediately preceding the Closing Date, rounded up to the nearest whole cent, as provided by Bloomberg L.P. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
Section 2.05Election Procedures
. Each holder of record of shares of Company Common Stock and Company Restricted Stock Awards (as defined below) to be converted into the right to receive the Per Share Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Section 2.01(a) (a “Holder”) shall have the right, subject to the limitations set forth in this Article II and except as otherwise may be agreed by such Holder and Buyer, to submit an election in accordance with the following procedures:
Each Holder may specify in a request made in accordance with the provisions of this Section 2.05 (herein called an “Election”) (i) the number of shares of Company Common Stock owned by such Holder (or subject to such Company Restricted Stock Awards) with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder (or subject to such Company Restricted Stock Awards) with respect to which such Holder desires to make a Cash Election.
(b)Buyer shall prepare a form reasonably acceptable to Company, including appropriate and customary transmittal materials in such form as prepared by Buyer and reasonably acceptable to Company (the “Form of Election”), so as to permit Holders to exercise their right to make an Election, and shall make such form available to Company for review not less than five (5) Business Days prior to its first distribution to Holders.
(c)Buyer (i) shall initially make available and mail the Form of Election not less than twenty (20) Business Days prior to the anticipated Election Deadline to Holders of record as of the Business Day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder or holder of Company Restricted Stock Awards who requests such Form of Election prior to the Election Deadline. The time period between such mailing date and the Election Deadline is referred to herein as the “Election Period”.
(d)Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States. As used herein, unless otherwise agreed in advance by the parties, “Election Deadline” means 5:00 p.m. local time

(in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to five (5) Business Days preceding the Closing Date. The parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.
(e)Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If any Election is not properly made with respect to any shares of Company Common Stock or any shares subject to Company Restricted Stock Awards (none of Buyer, Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock or any shares subject to Company Restricted Stock Awards covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent. All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)Subject to the terms of this Agreement and the Form of Election, Buyer, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein.
Section 2.06Buyer to Make Merger Consideration Available
. No later than one (1) Business Day prior to the Effective Time, Buyer shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, (i) evidence in book-entry form representing shares of Buyer Common Stock sufficient to deliver the aggregate Stock Consideration to be issued pursuant to Section 2.01(a), and (ii) cash in an amount sufficient to pay (A) the aggregate Per Share Cash Consideration payable pursuant to Section 2.01(a) and (B) cash in lieu of any fractional shares to be paid pursuant to Section 2.04 (such cash and shares of Buyer Common Stock described in the foregoing clauses (i) and (ii), together with any dividends or distributions with respect thereto payable in accordance with Section 2.07(b), being referred to herein as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Buyer, provided that such investments shall be in obligations of or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, respectively, and provided further that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Buyer.
Section 2.07Exchange Procedures
.
(a)As promptly as practicable, but in any event no later than five (5) Business Days following the Effective Time, and provided that Company has delivered, or caused to be delivered, to the Exchange Agent prior to the Closing all information that is necessary for the Exchange Agent to perform its obligations, the Exchange Agent shall mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to this Article II and that has not theretofore submitted its Old Certificates with a Form of Election, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Merger Consideration as provided for in this Agreement. Upon proper surrender of an Old Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of the Old Certificate shall be entitled to receive in exchange, as applicable, (i) a statement or other evidence of shares in book entry form representing that number of whole shares of Buyer Common Stock to be issued pursuant to Section 2.01 (each such evidence of book entry ownership, a “New Certificate”), and/or (ii) a check or other method of cash payment representing the amount of (A) the Per Share Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.01, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to the provisions of Section 2.04 and (C) any dividends or distributions which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant to Section 2.07(b), and the Old Certificate so surrendered shall be cancelled. Until surrendered as contemplated by this Section 2.07(a), each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration as provided for in this Agreement and any unpaid dividends and distributions as provided in Section 2.07(b) and any unpaid dividend with respect to Company Common Stock with a record date that is prior to the Effective Time. No interest shall be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Old Certificates. For shares of Company Common Stock held in book entry form, Buyer shall establish procedures for delivery which shall be reasonably acceptable to Company.
(b)No dividends or other distributions with a record date after the Effective Time with respect to Buyer Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder shall surrender his or her Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder shall be entitled to receive any dividends or other distributions, without any interest, which had become payable with respect to shares of Buyer Common Stock represented by the Old Certificate. None of Buyer, Company or the Exchange Agent shall be liable to any Person in respect of any shares of Company Common Stock (or dividends or distributions with respect to them) or cash from the Exchange Fund delivered, as required by Law, to a public official pursuant to any applicable abandoned property, escheat, or similar Law.
(c)The Exchange Agent and Buyer, as the case may be, shall not be obligated to deliver cash and a New Certificate or New Certificates representing shares of Buyer Common Stock to which a holder of Company Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Old Certificate or Old Certificates representing the shares of Company Common Stock for exchange as provided in this Article II, or an appropriate affidavit of loss and indemnity agreement and a bond in such amount as shall be required in each case by Buyer (but not more than the amount required under Buyer’s contract with its transfer agent). If any New Certificates evidencing shares of Buyer Common Stock are to be issued in a name other than that in which the Old Certificate evidencing Company Common Stock surrendered in exchange is registered, it shall be a condition of the issuance that the Old Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Old Certificate and otherwise in proper form for transfer, and that the Person requesting the exchange pay to the Exchange Agent any transfer or other recordation Tax required by reason of the issuance of a New Certificate for shares of Buyer Common Stock in any name other than that of the registered holder of the Old Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that any Tax has been paid or is not payable.

(d)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time (as well as any interest or proceeds from any investment of the Exchange Fund) shall be delivered by the Exchange Agent to Buyer. Any shareholder of Company who has not complied with this Article II shall thereafter look only to Buyer for the Merger Consideration deliverable in respect of each share of Company Common Stock the shareholder holds as determined pursuant to this Agreement, in each case without any interest. If outstanding Old Certificates for shares of Company Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Buyer Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Buyer (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any Person previously entitled to the property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of shares of Company Common Stock represented by any Old Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Buyer and the Exchange Agent shall be entitled to rely upon the stock transfer books of Company to establish the identity of those Persons entitled to receive the Merger Consideration specified in this Agreement, which books shall be deemed conclusive. In the event of a dispute with respect to ownership of any shares of Company Common Stock represented by any Old Certificate, Buyer and the Exchange Agent shall be entitled to tender to the custody of any court of competent jurisdiction any Merger Consideration represented by the Old Certificate and file legal proceedings interpleading all parties to such dispute, and will thereafter be relieved with respect to any claim with respect to such Merger Consideration.
(e)Buyer (through the Exchange Agent, if applicable) and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock any amounts as Buyer (or any other applicable withholding agent) is required to deduct and withhold under applicable Law. The parties hereto agree that, absent any change in law, no deduction or withholding is required with respect to the payment of the Merger Consideration except for any withholding required as the result of any failure to deliver any certificates or forms requested pursuant to this Agreement. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock for whom the deduction and withholding was made by Buyer (or any other applicable withholding agent).
(f)If an Old Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Buyer or the Exchange Agent, the posting by such person of a bond in such amount as Buyer or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Buyer Common Stock and any cash in lieu of fractional shares, and dividends or distributions, deliverable in respect thereof pursuant to this Agreement.
Section 2.08Anti-Dilution Provisions
. In the event Buyer changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Buyer Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Buyer Common Stock, the Exchange Ratio shall be proportionately and appropriately adjusted so as to provide the holders of Company Common Stock the same economic benefit as contemplated by this Agreement prior to that event; provided that, for the avoidance of doubt, no adjustment shall be made with regard to Buyer Common Stock if (i) Buyer issues additional shares of Buyer Common Stock and receives fair market value consideration for such shares (including, without limitation, upon the exercise of outstanding stock options or other equity awards) or (ii) Buyer issues employee or director stock grants or similar equity awards pursuant to a Buyer Benefit Plan.

Section 2.09Treatment of Company Equity Awards
.
(a)Option Awards. At the Effective Time, each option to purchase shares of Company Common Stock (a “Company Stock Option”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time and which has not been canceled prior thereto shall, at the Effective Time, automatically and without any required action on the part of the holder thereof, fully vest (to the extent not vested) and be canceled, and at the Effective Time, Company or Company Bank shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of Company Common Stock provided for in each such Company Stock Option, and (ii) the excess, if any, of  (x) the Per Share Cash Equivalent Consideration over (y) the Exercise Price (the “Cash Payment”).  Any Company Stock Option for which the Exercise Price exceeds the Per Share Cash Equivalent Consideration shall be cancelled as of the Effective Time without payment. For purposes of this Section 2.09, “Exercise Price” shall mean the exercise price per share of Company Common Stock provided for with respect to such Company Stock Option. The Cash Payment shall be paid in cash on or before the Closing Date, and shall be made without interest and shall be less applicable tax withholdings. Company shall prohibit the exercise of any Option beginning on and after the fifth (5) trading day immediately preceding the Effective Time. Company or Company Bank, as applicable, shall be responsible for any applicable withholding and tax reporting with respect to cash payments made in accordance with this Section 2.09(a).
(b)Restricted Stock Awards. Each award in respect of a share of Company Common Stock subject to vesting, repurchase or other time-based lapse restrictions granted under a Company Equity Plan that is outstanding and unvested immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall automatically vest in full at the Effective Time, and the shares of Company Common Stock underlying such vested Company Restricted Stock Award shall be considered outstanding shares of Company Common Stock entitled to the treatment set forth in Section 2.01. Buyer shall provide the consideration described in this Section 2.09(b) less applicable Tax withholdings (which, for the avoidance of doubt, shall be satisfied through the withholding of shares of Company Common Stock prior to the Effective Time).
(c)At the Effective Time, the Company Equity Plans and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Company shall be of no further force and effect.
(d)At or prior to the Effective Time, subject to the payment for each Company Stock Option pursuant to Section 2.09(a) and the treatment of each Company Restricted Stock Award pursuant to Section 2.09(b), the board of directors of Company or its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary for the treatment of the Options and Company Restricted Stock Awards and to effectuate the provisions of this Section 2.09.
Section 2.10No Dissenters’ Rights
. Consistent with the relevant provisions of the MGCL and Company’s Articles of Organization, no shareholder of Company shall have appraisal rights with respect to the Merger.
Section 2.11Withholding
. Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or otherwise deliverable pursuant to this Agreement, such amounts as may be required to be deducted or withheld therefrom under any provision of any Law related to Taxes or under any legal requirements.  Buyer shall cause all amounts so withheld to be timely paid over to the appropriate Governmental Authority in accordance with applicable Law.  Prior to the Closing, the Company shall take all necessary action to provide Buyer with any necessary Tax forms to implement the foregoing, including, without limitation, a duly executed IRS Form W-9.  Amounts withheld or deducted pursuant to and in accordance with this Section 2.11 and paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF COMPANY
Section 3.01Making of Representations and Warranties
.
(a)Concurrently with the execution of this Agreement, Company has delivered to Buyer a schedule (the “Company Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Company Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that the item disclosed is or would reasonably be expected to have a Material Adverse Effect with respect to Company.
(b)Except (i) as set forth on the Company Disclosure Schedule; provided that any disclosures made with respect to a section of this Article III shall be deemed only to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Company with the SEC since December 31, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company and Company Bank hereby represent and warrant as provided in this Article III.
Section 3.02Organization, Standing and Authority
.
(a)Company is a Maryland corporation duly organized, validly existing, and in good standing under the Laws of the State of Maryland and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Company has full corporate power and authority to carry on its business as now conducted. Company is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.02.
(b)Company Bank is a Massachusetts-chartered stock savings bank duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Company Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Company Bank when due. Company Bank is a member in good standing of the FHLB.

Section 3.03Capital Stock
. The authorized capital stock of Company consists of 100,000,000 shares of Company Common Stock. As of the date of this Agreement, there were (i) 17,788,038 shares of Company Common Stock outstanding (including shares held in the Company ESOP and 192,965 Company Restricted Stock Awards), (ii) 1,113,092 shares reserved for issuance under Options, (iii) no shares held in treasury, (iv) no shares held by Company Subsidiaries, and (v) 2,693,013 shares reserved for future issuance pursuant to the Company Equity Plans. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. Company Disclosure Schedule 3.03 sets forth, as of the date of this Agreement, the name of each holder of an unvested Company Equity Award under either of the Company Equity Plans, identifying (i) the type of the award, (ii) the aggregate amount of unvested restricted stock awards, (iii) the number of shares of Company Common Stock subject to each award, and (iv) the grant date and vesting schedule. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Company is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Company or any of Company’s Subsidiaries or obligating Company or any of Company’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Company or any of Company’s Subsidiaries other than those listed in Company Disclosure Schedule 3.03. Except as set forth in Company Disclosure Schedule 3.03, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Company Common Stock or other equity interests of the Company. All shares of Company Common Stock subject to issuance as set forth in this Section 3.03 or Company Disclosure Schedule 3.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Company or any of Company’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of any of Company’s Subsidiaries or any other securities of Company or any of Company’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Company or another Subsidiary of Company free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Company’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Company nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Company or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Company may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Company, are issued or outstanding.
Section 3.04Subsidiaries
.
(a)(i) Company Disclosure Schedule 3.04(a) sets forth a complete and accurate list of all of Company’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Company owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Company’s Subsidiaries are or may become required to be issued (other than to Company) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Company or a wholly-owned Subsidiary of Company), (v) there are no contracts, commitments, understandings, or arrangements relating to Company’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Company, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Company free and clear of all Liens.
(b)Except as set forth in Company Disclosure Schedule 3.04(b), Company does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c)Each of Company’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, is set forth on Company Disclosure Schedule 3.04(c).
Section 3.05Corporate Power; Minute Books
.
(a)Company and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Company has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Company’s shareholders of this Agreement and Company of the Bank Merger.
(b)The minute books of Company and Company Bank contain true, complete and accurate records of all corporate actions taken by shareholders of Company and Company Bank and the boards of directors of Company and Company Bank (including committees of such boards of directors) and all copies of such records or excerpts thereof provided to Buyer or any of its Representatives in connection with execution and delivery of this Agreement were true, complete and accurate, except as the same may have been redacted to exclude confidential supervisory information, information with respect to other merger and acquisition opportunities, information subject to attorney-client privilege and information required to be protected by Law.
Section 3.06Corporate Authority
. The board of directors of Company has (i) adopted this Agreement, and (ii) directed that this Agreement be submitted to Company’s shareholders for approval at a duly held meeting of such shareholders. Except for the approval of this Agreement by the affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the “Requisite Company Shareholder Approval”), and the adoption and approval of this Agreement by Company as the sole shareholder of Company Bank, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Buyer) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

Section 3.07Regulatory Approvals; No Defaults
.
(a)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Company of this Agreement or to consummate the Transaction (including the Bank Merger), except for (i) as applicable, filings of, applications or notices with, and consents, approvals or waivers by, or the making of satisfactory arrangements with, the FRB, the Massachusetts Commissioner of Banks (the “Commissioner”) and the Massachusetts Housing Partnership Fund; (ii) the Requisite Company Shareholder Approval; (iii) the filing and effectiveness of the Registration Statement with the SEC, (iv) the approval of the listing on The Nasdaq Global Select Market (“Nasdaq”) of the Buyer Common Stock to be issued in the Merger (the “Buyer Share Issuance”); and (v) the filings of the Articles of Merger and Articles of Holdco Merger with the Maryland Department of Assessments and Taxation, the Articles of Bank Merger with the Secretary of the Commonwealth of Massachusetts, and the filing of a Certificate of Consolidation with the Commissioner. Each consent, approval, receipt, or waiver by the FRB and the Commissioner and the making of satisfactory arrangements with the Massachusetts Housing Partnership Fund as referred to in clause (i) is a “Regulatory Approval.” To Company’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Company that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 6.02(a) not being received in order to permit consummation of the Merger on a timely basis.
(b)Subject to the receipt of the Requisite Company Shareholder Approval and the receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Company and Company Bank, as applicable, the consummation of the Transaction and compliance by Company and Company Bank with any of the terms or provisions hereof do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Company or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries, or any of their respective properties or assets or (iii) assuming that the consents, approvals and filings referred to in this Section 3.07 and Company Disclosure Schedule 3.13(d) are duly obtained and/or made, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Company or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company.
Section 3.08SEC Documents; Other Reports; Internal Controls
.
(a)Company has filed with or otherwise furnished to (as applicable) the SEC all reports, forms, schedules, registration statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2021 (the “Company Reports”), and, to the Knowledge of Company, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Company Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Company Reports, and none of the Company Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. Except as set forth in Company Disclosure Schedule 3.08(a), there are no outstanding comments from, or unresolved issues raised by, the SEC, as applicable, with respect to any of the Company Reports. None of Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)Except as set forth in Company Disclosure Schedule 3.08(b), Company and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Company Reports) and have paid all fees and assessments due and payable in connection with any filings Company was required to make. Except for normal examinations conducted by a Governmental Authority in the ordinary course of the business of Company and its Subsidiaries or as set forth on Company Disclosure Schedule 3.08(b), no Governmental Authority has notified Company that it has initiated any proceeding or, to Company’s Knowledge, threatened any investigation into the business or operations of Company or any of its Subsidiaries since December 31, 2021. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Company or any of its Subsidiaries. Company Disclosure Schedule 3.08(b) lists all examinations of Company Bank conducted by the Commissioner and the FDIC, and all examinations of Company conducted by the FRB, since December 31, 2021 and the dates of any responses thereto submitted by Company Bank and Company, respectively. Notwithstanding the foregoing, nothing in this Section 3.08(b) or this Agreement shall require Company to provide Buyer with any confidential regulatory supervisory information of Company Bank or Company.
(c)Based on its most recent evaluation prior to the date of this Agreement, Company has not had to disclose to Company’s outside auditors and the audit committee of Company’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably expected to adversely affect in any material respect Company’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.
(d)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Company and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(e)Company (i) has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including the Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect Company’s ability to record, process, summarize and report financial information, and (B) to the Knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Any such disclosure was made in writing by management to Company’s auditors and audit committee and true and complete copies of such disclosures have been made available to Buyer. To the Knowledge of Company, as of the date of this Agreement, no fact or circumstance exists that would prevent Company’s outside auditors and its chief executive officer and chief financial officer from being able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(f)Except as set forth in Company Disclosure Schedule 3.08(f), since December 31, 2021, (x) neither Company nor any of the Company Subsidiaries, nor, to the Knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no employee of or attorney representing Company or any of the Company Subsidiaries, whether or not employed or retained by Company or any of the Company Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Company or any of the Company Subsidiaries or any of their respective officers, directors, employees or agents to the members of the board of directors of Company or any committee thereof or the board of directors or similar governing body of any Company Subsidiary or any committee thereof, or, to the Knowledge of Company, to any director or officer of Company or any Company Subsidiary.
Section 3.09Financial Statements; Undisclosed Liabilities
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(a)The financial statements of Company (including any related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Company and its Subsidiaries as of the dates and for the periods shown. The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Company included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Company Reports); (iii) liabilities that have been discharged or paid in full before the date of this Agreement; (iv) liabilities or obligations incurred directly as a result of this Agreement, or (v) liabilities set forth in Company Disclosure Schedule 3.09(b), neither Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement, or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Company.
(c)Company has made available to Buyer a copy of Company’s Parent Company Only Financial Statements for Small Holding Companies (on Form FR Y-9SP) as of December 31, 2024 which includes information regarding “off-balance sheet arrangements” effected by Company.
(d)To the Knowledge of Company, Crowe LLP, which has expressed its opinion with respect to the audited financial statements of Company and its Subsidiaries (including the related notes) included in the Company Reports, is and has been throughout the periods covered by such financial statements “independent” with respect to Company within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. To the Knowledge of Company, as of the date of this Agreement, no fact or circumstance exists that would prevent Crowe LLP from being able to consent to the Registration Statement incorporating by reference its opinion with respect to Company’s audited financial statements for the year ended December 31, 2024 included in the Company Reports when the Registration Statement (or any amendment thereto) is filed with the SEC.
Section 3.10Absence of Certain Changes or Events
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(a)Except as set forth in Company Disclosure Schedule 3.10(a), since December 31, 2024 (the “Company Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Company or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Company, and to the Knowledge of Company, no fact or condition exists which is reasonably expected to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Company or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required or permitted by applicable Law or GAAP or regulatory accounting as concurred in by Company’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Company or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Company or any of its Subsidiaries for federal or state income Tax purposes other than in the ordinary course of business consistent with past practice, (v) any material change in the credit policies or procedures of Company or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.
(b)Except as otherwise expressly permitted or expressly contemplated by this Agreement, and except as set forth in Company Disclosure Schedule 3.10(b), since the Company Balance Sheet Date, the Company and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Company or any of its Subsidiaries into any contract or commitment of more than (A) $250,000 in the aggregate or (B) $250,000 per annum with a term of more than one year, other than borrowings, loans, loan commitments and Company Benefit Plans in the ordinary course of business, or (ii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, equity or equity-based incentive, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Company or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, or any payment of any bonus, unless such aforementioned actions were required by Law or Company Benefit Plan or were conducted in the ordinary course of business with respect to the compensation or employment or engagement of directors, officers, or employees of Company or any of its Subsidiaries.
Section 3.11Legal Proceedings
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(a)Except as set forth in Company Disclosure Schedule 3.11(a), neither Company nor any of its Subsidiaries is a party to any, and to the Knowledge of Company, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, demand letters, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Company or any of the Company Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or (iii) challenging the validity or propriety of this Agreement or the Transaction.
(b)To the Knowledge of the Company, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Company, any of the Company Subsidiaries or the assets of Company or any of the Company Subsidiaries (or that, upon consummation of the Merger, would apply to the Interim Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably expected to result in a material restriction on Company or any of the Company Subsidiaries’ businesses or (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.
Section 3.12Compliance With Laws
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(a)Except as set forth in Company Disclosure Schedule 3.12(a), Company and each of its Subsidiaries is and since December 31, 2021 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Company and its Subsidiaries, including without limitation, all Laws related to the privacy and security of data or information that constitutes personal data, personally identifiable information, or nonpublic personal information under applicable law or regulation (such information, “Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act and Mass. Gen. L. ch. 167, § 14, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, Mass. Gen. L. ch. 140D and 209 Code Mass. Regs. 32.00, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Mass. Gen. L. ch. 167B, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury, and any other Law relating to discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and

Economic Security Act, the Dodd-Frank Act and the Economic Growth, Regulatory Relief and Consumer Protection Act. Company and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Company’s Knowledge, no suspension or cancellation of any of them is threatened.
(b)Except as set forth in Company Disclosure Schedule 3.12(b), neither Company nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any material license, franchise, permit or governmental authorization (nor, to Company’s Knowledge, do any grounds for any of the foregoing exist).
(c)Company has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.
Section 3.13Material Contracts; Defaults
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(a)Other than as set forth on Company Disclosure Schedule 3.13(a), neither Company nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment, engagement or other relationship of any members of the board of directors, officers, employees or consultants of the Company or any of its Subsidiaries, (ii) which would entitle any present or former board member, officer, employee, consultant or agent of Company or any of its Subsidiaries to indemnification from Company or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Transaction (other than such increases or vesting contemplated by this Agreement), (iv) the value of any of the benefits of which will be calculated on the basis of the Transaction, (v) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Company and or Subsidiaries, (vi) which provides for payments to be made by Company or any of its Subsidiaries upon a change in control, (vii) which provides for the lease of personal property having a value in excess of $1,000,000, (viii) which relates to capital expenditures and involves future payments in excess of $1,000,000, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Company’s business, (x) which is not terminable on sixty (60) days or less notice and involving the payment by the Company or one of its Subsidiaries of more than $1,000,000 per annum (other than Company Benefit Plans), (xi) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act), or (xii) which materially restricts the conduct of any business by Company or any of its Subsidiaries (collectively, “Company Material Contracts”). Company has previously made available to Buyer true, complete, and correct copies of each Company Material Contract.
(b)(i) Each Company Material Contract is valid and binding on Company or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Company, is valid and binding on the other parties thereto, (ii) Company and each of its Subsidiaries and, to the Knowledge of Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Company Material Contract to which it is a party, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Company or any of its Subsidiaries or, to the Knowledge of Company, any other party thereto, under any such Company Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Company. No power of attorney or similar authorization given directly or indirectly by Company is currently outstanding.
(c)Company Disclosure Schedule 3.13(c) contains a schedule showing , by individual, (i) annual salary, (ii) type of agreement, (iii) 2023 bonus percentage and aggregate dollar amount paid, (iv) aggregate dollar amount of any long-term incentive compensation paid in 2024, (v) 2024 bonus amounts, (vi) severance multiple in the event of a change in control, and (vi) total anticipated payments, under any employment, change-in-control, severance or similar contract or plan with or which covers any present or former employee, director or consultant of Company or any of its Subsidiaries and identifying the types and estimated amounts of the in-kind benefits due under any Company Pension Plan (other than a plan qualified under Section 401(a) of the Code), Company Benefit Plan or Company Material Contract for each such person, specifying the assumptions in such schedule. The failure of Company to include immaterial amounts (both individually or in the aggregate) under Section 3.13(c) shall not constitute a breach thereof.
(d)Other than the consents, approvals, authorizations, notices or other actions (collectively, “Company Third-Party Consents”) required under Company Material Contracts relating to the Company’s lease of real property and any Company Material Contracts with annual payments greater than $50,000 as set forth on Company Disclosure Schedule 3.13(d), no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the Transaction.
Section 3.14Agreements with Regulatory Agencies
.  Except as set forth on Company Disclosure Schedule 3.14 and subject to Section 10.12, neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to the Knowledge of Company, orally, since December 31, 2021, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement, and to the Knowledge of Company, there is no reason to believe that it is reasonably likely any Governmental Authority will issue, initiate, order, or request any such Company Regulatory Agreement prior to the Closing Date.
Section 3.15Risk Management Instruments
. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar Derivative Transactions and risk management arrangements, whether entered into for the account of Company or any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Company, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 3.16Brokers
. Neither Company, Company Bank nor any of its officers or members of its board of directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions, or finder’s fees in connection with the Transaction, except that Company has engaged, and will pay a fee or commission to, Piper Sandler & Co. in accordance with the terms of a letter agreement between Piper Sandler & Co. and Company, a true, complete and correct copy of which has been delivered by Company to Buyer.
Section 3.17Employee Benefit Plans
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(a)A list of all material Company Benefit Plans as of the date of this Agreement are identified on Company Disclosure Schedule 3.17(a). For this purpose, a “Company Benefit Plan” means each benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Company or any of its Subsidiaries (the “Company Employees”), (ii) covering current or former members of its board of directors of Company or any of its Subsidiaries, or (iii) with respect to which Company or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not covered by ERISA), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, equity based arrangements, retention, salary continuation, change in control, vacation, paid time off, insurance, split dollar life insurance, welfare and fringe-benefit, medical, dental, vision, disability, Code Section 125 cafeteria, and flexible benefits.
(b)True and complete copies of all material Company Benefit Plans have been made available to Buyer including, in each case to the extent applicable, (i) the current plan documentation, amendments thereto, the current summary plan description, and any summaries of material modifications related thereto, (ii)  annual reports (Form 5500s) and all attachments thereto (including audited financial statements), if any, filed with the IRS for the last three (3) years, (iii) the most recently received IRS determination letter, if any, or pre-approved plan or advisory letter issued by the IRS, relating to any such Company Benefit Plan, (iv) the current trust agreement, insurance contract or other funding arrangement and any amendments related thereto, (v) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable), (vi) annual funding notices, audited financial statements, (vii) actuarial valuations and reports for the last three (3) completed plan years, and (viii) all material non-routine correspondence received from or sent to any Governmental Authority in the last six (6) years.
(c)Except as set forth in Company Disclosure Schedule 3.17(c), each Company Benefit Plan has been established, administered and operated in material compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act. Each Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS, and no circumstance exists that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Company Pension Plan under Section 401(a) of the Code. To Company’s Knowledge, there is no pending or threatened litigation relating to the Company Benefit Plans. To the Company’s Knowledge, neither Company nor any of its Subsidiaries has engaged in, or is aware of, a non-exempt prohibited transaction with respect to any Company Benefit Plan or Company Pension Plan that could subject Company or any of its Subsidiaries to more than a de minimis tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d)Except as set forth on Company Disclosure Schedule 3.17(d), no liability under Subtitle C or D of Title IV of ERISA has been incurred by Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Company, any of its Subsidiaries or any entity which is considered one employer with Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither Company nor any ERISA Affiliate has maintained, contributed to (or been obligated to contribute to) or had any liability (whether contingent or otherwise), at any time during the six (6)-year period ending on the Closing Date, and neither Company nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the thirty-six (36)-month period ending on the date hereof or will be required to be filed in connection with the Transaction.
(e)All contributions required to be made with respect to all Company Benefit Plans have been timely made or have been reflected on the financial statements of Company to the extent required by GAAP. No Company Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Company or any ERISA Affiliate has an outstanding funding waiver. No Company Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.
(f)To Company’s Knowledge, other than as set forth on Company Disclosure Schedule 3.17(f), neither Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Company Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Company Benefit Plans that are group health plans have been, in all material respects, operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Company may amend or terminate any such Company Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.
(g)Other than as set forth on Company Disclosure Schedule 3.17(g) or as otherwise expressly provided in this Agreement, the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will not (i) entitle any Company Employee to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement under any Company Benefit Plans, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Company Benefit Plans, (iv) result in any payment under any Company Benefit Plans that would be a “parachute payment” as defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Company or Company

Bank or, after the consummation of the Transaction, Buyer or any of its Subsidiaries, to merge, amend, or terminate any of the Company Benefit Plans, (vi) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.
(h)No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(i)Each Company Benefit Plan that is a deferred compensation plan is in compliance in all material respects with Section 409A of the Code, to the extent applicable. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Company nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Company Benefit Plan or (ii) has agreed to reimburse or indemnify any participant or beneficiary in a Company Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1) (B) of the Code that may be currently due or triggered in the future.
(j)Company Disclosure Schedule 3.17(j) sets forth the value of benefits and payments that would be due to any executive named in the Summary Compensation Table in the Company’s proxy statement for its 2025 Annual Meeting of Shareholders as of the date, and subject to the assumptions, specified on such Schedule (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement, such as tax indemnification payments in respect of income or excise taxes), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any executive or former executive named in the Summary Compensation Table in Company’s proxy statement for its 2025 Annual Meeting of Shareholders, identifying the types and estimated amounts of the in-kind benefits due under any Company Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule and providing estimates of other required contributions to any trusts for any related fees or expenses.
(k)To Company’s Knowledge, Company and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Company or any of its Subsidiaries for purposes of each Company Benefit Plan, ERISA, the Code, tax withholding, unemployment compensation Laws, workers’ compensation Laws and all other applicable Laws.
(l)Any Option previously granted by Company (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable plan pursuant to which it was issued, (B) had an exercise price per share equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant (as determined pursuant to the Company Equity Plan), (C) had a grant date no earlier than the date on which Company’s board of directors or compensation committee actually awarded it, and (D) qualified for the tax and accounting treatment afforded to such award in Company’s tax returns and Company’s financial statements, respectively.
(m)Except as described in Company Disclosure Schedule 3.17(m), neither Company nor any of its Subsidiaries maintains split dollar life insurance for the benefit of any current or former executive, employee director or other service provider (the “Split Dollar Policies”). Company files include a true and complete copy of each Split Dollar Policy and the relevant releases for each person previously a beneficiary or owner of all or a portion of a split dollar policy previously maintained by Company or its Subsidiaries. Except as described in Company Disclosure Schedule 3.17(m), no Split Dollar Policy provides for any additional rights, including vesting or limitations on termination of any such policy, in connection with a change in control or termination of service.
(n)Company has not and, to the Knowledge of Company, none of its directors, officers, employees, agents, plan fiduciaries, plan trustees or plan administrators of any Company Benefit Plan or trust created under any Company Benefit Plan have, engaged in or been a party to any non-exempt “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that would reasonably be expected to result in material liability to Company.
(o)Company does not maintain or contribute to, nor would reasonably be expected to otherwise incur any liability with respect to, any Company Benefit Plan subject to laws other than those of the United States.
Section 3.18Labor Matters; Employment
.
(a)Neither Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization relating to employees of such Company or Subsidiary, nor to Company’s Knowledge, is there any proceeding pending or threatened, asserting that Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other material labor disruption or dispute involving it, to Company’s Knowledge, pending or threatened, nor, to Company’s Knowledge, is there any current activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(b)Except as described in Company Disclosure Schedule 3.18(b), Company and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, pay transparency, plant closing notification, classification of employees and independent contractors, classification of employees as exempt or non-exempt, equitable pay practices, privacy rights, labor disputes and labor practices, employment discrimination and harassment, including sexual harassment, workers’ compensation or long-term disability policies, unemployment compensation, retaliation, immigration, family and medical leave and other leave entitlements, including sick leave, disability rights and accommodations, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and to Company’s Knowledge, there are no pending or threatened charges or lawsuits with respect to employment or labor matters against Company in any judicial, regulatory or administrative forum.
(c)(i) To Company’s Knowledge, no written allegations of sexual misconduct have been made in the past five (5) years against any person who is a current or former member of the board of directors of Company, or a current or former officer or employee of Company or its Subsidiaries categorized at or above Senior Vice President, (ii) in the past five (5) years neither Company nor any of its Subsidiaries has entered into any settlement agreement with any employee or former employee of Company related to allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Company or any current or former officer or employee at or above Senior Vice President, and (iii) to the Knowledge of Company, there are no agency or court proceedings currently pending or threatened related to any allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Company, any current Section 16 Officer or any Senior Vice President.

Section 3.19Environmental Matters
.
(a)To Company’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries, or any property in which Company or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Company Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.
(b)To Company’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Company or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.
(c)To Company’s Knowledge, Company and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.
(d)To Company’s Knowledge, neither Company nor any of its Subsidiaries could be deemed the owner or operator of, or to have participated in the management of, any Company Loan Property which has had any Release of any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.
(e)To Company’s Knowledge, neither Company nor any of its Subsidiaries has any material liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Company or any of its Subsidiaries or any predecessor, or any Company Loan Property.
(f)Neither Company nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.
(g)No Lien or encumbrance has been imposed on property owned by Company or on any Company Loan Property in connection with any liability or potential liability arising from or related to Environmental Law and to Company’s Knowledge, there is no action, proceeding, writ, injunction, or claim pending or threatened in writing which could result in the imposition of any such Lien or encumbrance.
(h)Neither Company nor any of its Subsidiaries is subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.
(i)To Company’s Knowledge, the Company has made available to Buyer any material environmental report, study, sampling data, correspondence, and filing in its possession and relating to environmental conditions at or on any real property (including buildings and other structures) currently or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property.
(j)To Company’s Knowledge, there is no litigation pending or threatened against Company or any of its Subsidiaries relating to any property now or formerly owned or operated by Company or any of its Subsidiaries or any Company Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.

(k)To Company’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Company or any of its Subsidiaries.
(l)Except as set forth in Company Disclosure Schedule 3.19(l), to Company’s Knowledge, there have been and are no (i) gasoline or service stations, or (ii) dry-cleaning facilities or operations, at, on, in, or under any Company Real Property.
(m)To Company’s Knowledge, the Transaction is not subject to the provisions of any applicable environmental restrictive transfer law.
Section 3.20Tax Matters
.
(a)Since December 31, 2020, except as set forth in Company Disclosure Schedule 3.20(a), Company and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Company or which Company is contesting in good faith. Neither Company nor any Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business), and neither Company nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended (other than extensions to file Tax Returns obtained in the ordinary course of business) or suspended. No written claim with respect to a material amount of Taxes that has not been resolved has been made by an authority in a jurisdiction where Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Company) upon any of the assets of Company or any of its Subsidiaries.
(b)Since December 31, 2020, except as set forth in Company Disclosure Schedule 3.20(b), Company and each of its Subsidiaries withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Company’s Knowledge, are pending or threatened with respect to Company or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Company nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Company or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted, or assessed by any Taxing Authority against Company or any Subsidiary.
(d)Company has made available to Buyer true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Company or any Subsidiary for taxable periods ended December 31, 2023, 2022 and 2021. Company has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Company or any Subsidiary filed for the years ended December 31, 2023, 2022 and 2021. Company and each Subsidiary has timely and properly taken such actions in response to and in compliance with notices Company or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Company nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed, in each case that has not already been resolved, or is currently pending.
(e)Except as set forth in Company Disclosure Schedule 3.20(e), neither Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Company and each Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Except as set forth in Company Disclosure Schedule 3.20(e), neither Company nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Company Bank and its Subsidiaries or any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes). Neither Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any Person (other than Company or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is not Taxes), or otherwise.
(f)The unpaid Taxes of Company and each Subsidiary (i) did not, as of December 31, 2024, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Company as of December 31, 2024 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Company in filing its Tax Returns. Since December 31, 2024, neither Company nor any Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business from extraordinary gains or losses, as that term is used in GAAP consistent with past practice and custom.
(g)Neither Company nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to income Tax) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to income Tax), in each case as a result of any action or transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) use of any improper method of accounting for a taxable period on or before the Closing Date.
(h)There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Company or any of its Subsidiaries, (ii) transfers or dispositions of material property by Company or any of its Subsidiaries for which Company or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Company or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(i)Neither Company nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)Neither Company nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(k)Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede (i) each of the Merger and the Bank Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Nutter, McClennen & Fish, LLP or Luse Gorman, PC from delivering the opinions described in Sections 7.02(d) and 7.03(c), respectively.
(l)Company Disclosure Schedule 3.20(l) sets forth the entity classification of each Subsidiary of Company for U.S. federal income Tax purposes.
(m)Neither Company nor any Subsidiary has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(n)Except as set forth in Company Disclosure Schedule 3.20, neither Company nor any Subsidiary is a party to any contract or agreement that has resulted or reasonably could be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” with respect to any of the Company Executive Officers within the meaning of Section 280G of the Code or any corresponding provision of federal, state, local or foreign Law related to Tax.
Section 3.21Investment Securities
.
(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company, each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries, which pledges are listed in Company Disclosure Schedule 3.21(a). Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
(b)Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since December 31, 2021, been in compliance with such policies, practices and procedures in all material respects.
Section 3.22Regulatory Capitalization
. Company Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Neither Company nor any of its Subsidiaries has received any notice in writing, or to Company’s Knowledge, orally, from a Governmental Authority that the status of Company or Company Bank as “well-capitalized” will change, and to the Knowledge of

Company, there is no reason to anticipate that Company Bank will not be “well capitalized” as of both March 31, 2025 and December 31, 2025.

Section 3.23Loan Portfolio
.
(a)As of May 31, 2025, except as set forth on Company Disclosure Schedule 3.23(a), neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor which as of March 31, 2025 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over sixty (60) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Company or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Company Disclosure Schedule 3.23(a) sets forth a true, correct and complete, in all material respects, list of (A) all of the Loans of Company and its Subsidiaries that, as of March 31, 2025 had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Company Classified Loans”), together with the principal amount of each such Loan, and the aggregate principal amount of such Loans as of such date and (B) each asset of Company or any of its Subsidiaries that, as of March 31, 2025, had a carrying value of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or any of its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured, or are in the process of being secured in the ordinary course of business,  by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity as they relate to or affect such obligor.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)None of the agreements pursuant to which Company or any of its Subsidiaries has, since December 31, 2021, sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults, as defined in the relevant agreements) by the obligor on any such Loan.

(e)Neither Company nor any of its Subsidiaries is now, nor has it ever been since December 31, 2021, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.
(f)With respect to each Company Loan Property having an outstanding principal balance as of March 31, 2025 greater than $5,000,000, Company (or its applicable Subsidiary), has received an American Land Title Association lender’s title insurance policy, which was issued by a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Company Loan Property is located, covering the portion of such Company Loan Property and insuring that the related mortgage is a valid lien in the original principal amount of the related Loan on the obligor’s fee simple interest (or, if applicable, leasehold interest) in such Company Loan Property, subject only to any Permitted Liens.
(g)Since December 31, 2021, Company (or its applicable Subsidiary) has followed internal due diligence guidelines with respect to environmental matters for each relevant Company Loan Property in all material respects or otherwise evaluated environmental matters, in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Company Loan Property was granted as security
(h)Prior to the date hereof, Company has delivered to Buyer an electronic file containing, with respect to each Loan, the Company Data Tape (as defined in Section 9.01).  The Company Data Tape is true and complete in all material respects as of the date specified therein. Except as would not reasonably be expected to have a Material Adverse Effect on Company, either individually or in the aggregate, either Company or a Company Subsidiary (including Company Bank) (or its designated custodian or servicer) has in its possession the complete Company Data Tape with respect to each Loan and neither such Company Data Tape, nor any files of Company or a Company Subsidiary (including Company Bank) have any marks or notations indicating that any ownership or security interest therein has been pledged, assigned or otherwise conveyed to any person.
(i)At all times since December 31, 2021, neither Company nor any of its Subsidiaries has serviced or subserviced, any residential loan for any holder of such loan that is not an affiliate of the Company.
(j)To the Knowledge of the Company, no obligor under any Loan is an individual that was included on the “Specialty Designated Nationals and Blocked Persons List” of the Office of Foreign Assets Control at the time of origination.
(k)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, no Loan was originated in, or is subject to the laws of, any jurisdiction the laws of which would make unlawful, void or voidable the sale, transfer and/or assignment of the Loans or any related servicing rights (or any related instruments under which it was originated). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any Company Subsidiary (including Company Bank) has entered into any contract with any obligor that prohibits, restricts or conditions the assignment of such Loans or the related servicing rights (or any related instruments under which it was originated).
Section 3.24Reserves
.
(a)Company’s allowance for credit losses as reflected in Company’s audited balance sheet as of December 31, 2024 was, and the allowance shown on the balance sheets in Company financial statements for periods ending after such date, in the reasonable judgment of management, was as of their respective dates, in compliance with Company’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.
(b)Company’s reserve for Taxes as of December 31, 2024, as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Company financial statements was, and such reserve for Taxes for periods ending after such date, in the reasonable judgment of management, was, as of their dates, adequate for all contingencies and includes all reasonably possible contingencies.
(c)As of December 31, 2024, and as of the end of each fiscal quarter ending thereafter, any impairment on loans, investments, and any other financial instrument in the Company financial statements was correctly accounted for under GAAP.
Section 3.25No Trust Business; No Administration of Fiduciary Accounts
. As of the date of this Agreement, and through the Closing Date, the Company does not offer, nor does any of its Subsidiaries offer, and will not offer, any accounts for which it acts (or would act) as a fiduciary, including but not limited to accounts for which it serves (or would serve) as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor.
Section 3.26No Investment Management and Related Activities
. At no time since December 31, 2019, has the Company, any of its Subsidiaries or Company’s or its Subsidiaries’ employees conducted business or provided services as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity.
Section 3.27Repurchase Agreements
. With respect to all agreements pursuant to which Company or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Company or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.
Section 3.28CRA, Anti-Money Laundering and Customer Information Security
. Neither Company nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Company’s Knowledge, none of Company and its Subsidiaries has been advised of, or has any reason to believe (because of Company Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FDIC, or otherwise) that any facts or circumstances exist which would cause Company Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Company Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Company Bank has adopted and Company Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Company Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397 (July 11, 2016) and 31 C.F.R. § 1010 et seq. Company Bank has, and at all times since December 31, 2021 has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

Section 3.29Transactions with Affiliates
. Except as set forth in Company Disclosure Schedule 3.29, there are no outstanding amounts payable to or receivable from, or advances by Company or any of its Subsidiaries to, and neither Company nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Company or any of its Subsidiaries, or to Company’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a member of the board of directors of Company or any of its Subsidiaries and other than deposits held by Company Bank in the ordinary course of business. Except as set forth in Company Disclosure Schedule 3.30, neither Company nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective board members, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Company Bank. All agreements between Company and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).
Section 3.30Tangible Properties and Assets
.
(a)Company Disclosure Schedule 3.30(a) sets forth a true, correct, and complete list of all personal property owned by Company and each of its Subsidiaries with a book value in excess of $10,000. Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Company or one of its Subsidiaries has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.
(b)Company Disclosure Schedule 3.30(b) sets forth a true, correct, and complete schedule of all real property (by name and location) owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”). Company or one of its Subsidiaries (a) has good record, insurable and marketable title to all of the Company Owned Real Property, free and clear of all material Liens, except the following (collectively, “Permitted Liens”): (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) covenants, conditions and restrictions, easements, rights of way, other similar encumbrances, other matters of the public record or to which like properties are commonly subject that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties. Company (or its applicable Subsidiary) has an existing owner’s title insurance policy for each property constituting the Company Owned Real Property insuring said owner’s title to such property free and clear of all liens except Permitted Liens, and has disclosed such policies to Buyer prior to the date hereof. Except as set forth in Company Disclosure Schedule 3.30(b), no portion of the Company Owned

Real Property is subject to any right of first offer or right of first refusal or any other option to purchase said Company Owned Real Property.
(c)Company Disclosure Schedule 3.30(c) sets forth a true, correct, and complete schedule of all leases, subleases, licenses and other agreements entered into by Company (collectively, the “Company Leases”) under which Company uses or occupies or has the right to use or occupy, now or in the future, real property (collectively, “Company Leased Real Property,” and together with the Company Owned Real Property, the “Company Real Property”). Each of the Company Leases is valid, binding, and in full force and effect and neither Company nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default or termination with respect to any Company Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Company or any of its Subsidiaries of, or material default by Company or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Company Lease, and to Company’s Knowledge, no lessor under a Company Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Company Lease, and Company (or its applicable Subsidiary) has not received written notice from any landlord alleging any of the foregoing. To Company’s Knowledge, there is no pending or threatened in writing legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the Company Real Property, including without limitation a pending or threatened taking of any real property by eminent domain. Company and each of its Subsidiaries has paid all rents and other charges to the extent due under the Company Leases. To Company’s Knowledge, there are no material pending or threatened condemnation proceedings against any Company Real Property. Except as listed in Company Disclosure Schedule 3.30(c), no landlord under any Company Lease is holding any deposit, whether cash or letter of credit, securing Company’s (or its applicable Subsidiary’s) obligations under said Company Lease. The Company Leases constitute all Company Leases in which Company and its Subsidiaries has any interest in as lessee, sublessee or sub-licensee in any real property. The Company Leases are legal, valid, binding upon Company (or its Subsidiary, as applicable) and, to the Knowledge of Company, all other parties thereto, enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity, and in full force and effect and have not been modified or amended, and the Company (or its applicable Subsidiary) holds a valid and existing leasehold interest under such Company Leases free and clear of any liens except for Permitted Liens. The Company Leases shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the Transaction. Except as set forth in Company Disclosure Schedule 3.30(c) hereto, to each of the Company Leases, Company (or its applicable Subsidiary) has not exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any of the Company Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Lease Options”). Company (or its applicable Subsidiary) has the full right to exercise any Lease Options contained in the Company Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto.
(d)All Company Owned Real Property is in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all material applicable ordinances, regulations and zoning. Company (or its applicable Subsidiary) has not received a written notice from any Governmental Authority to indicate that any Company Real Property is not in compliance with any zoning, building, environmental, ecology, health and public safety, subdivision, land sales or similar law, rule, ordinance or regulation, including, without limitation, the American With Disabilities Act of 1990 all as the same are amended from time to time and all orders and regulations promulgated thereto and to the Knowledge of Company no such material noncompliance exists. Either Company (or its applicable Subsidiary) or a tenant deriving its rights from Company (or its applicable Subsidiary), as the case may be, is in peaceful and undisturbed possession of all Company Real Property. Except as listed on Company Disclosure Schedule 3.30(d), Company (or its applicable Subsidiary) has not leased, subleased, licensed or granted occupancy rights in any parcel or any portion of any Company Real Property to any other Person and no other Person has any rights to the use, occupancy or enjoyment thereof pursuant to any lease, sublease, license, occupancy or other agreement.  To the Knowledge of Company, there are no ground leases affecting the interest of said party in any Company Real Property. The improvements constructed at each Company Real Property were constructed in full compliance with all applicable laws and do not encroach on any right of way or setback or any adjoining premises or easement or similar property right benefiting such Company Real Property and, to the Knowledge of Company, there exists no improvements from any adjoining premises that encroach onto any Company Real Property. All Company Real Property abuts or has indefeasible access to a public way, duly laid out or accepted as such by the city or town in which the same are located, which access is insured via the title insurance policies referred to herein. All Company Real Property is currently served by a municipal sewer system and not by a private septic or other subsurface sewage disposal system. To Company’s Knowledge, there are no pending or threatened, actions, litigation, condemnation, eminent domain or other proceedings against any Company Real Property. Company (or its applicable Subsidiary) has not received any written notice of, and, to the Knowledge of the Company, there are no special assessments that affect any Company Real Property. The Company Real Property constitutes all of the real property used or occupied by Company Bank in connection with the conduct of its business.
Section 3.31Intellectual Property
. Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, (a) the use of any Intellectual Property by Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Company or any Company Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Company in writing that Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the Knowledge of Company, no person is challenging, infringing on or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Company or its Subsidiaries; (d) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary; and (e) to the Knowledge of the Company, since December 31, 2021, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Company and its Subsidiaries. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Company and its Subsidiaries.
Section 3.32Insurance
.
(a)Company Disclosure Schedule 3.32(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Company and its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claim involving more than $100,000, individually or in the aggregate for all related claims. Company and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Company reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect, and neither Company nor any of its Subsidiaries is in material default of them and all claims under the Insurance Policies have been filed in a timely fashion.

(b)Company Disclosure Schedule 3.32(b) sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Company or its Subsidiaries, including the value of BOLI as of March 31, 2025. The value of such BOLI is and has been fairly and accurately reflected in Company’s balance sheet in accordance with GAAP.
Section 3.33Anti-Takeover Provisions
. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation (collectively, “Takeover Restrictions”) is applicable to this Agreement and the Transaction.
Section 3.34Fairness Opinion
. The board of directors of Company has received a written opinion of Piper Sandler & Co., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date of this Agreement the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. Piper Sandler & Co. has not amended or rescinded that opinion as of the date of this Agreement.
Section 3.35Proxy Statement Prospectus
. As of the date of the Proxy Statement-Prospectus and the date of the Company Meeting to which such Proxy Statement-Prospectus relates, none of the information to be supplied by Company specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus and the registration statement on Form S-4 (the “Registration Statement”) or any amendment or supplement thereto will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained in the Proxy Statement-Prospectus as so amended or supplement, in light of the circumstances under which they were made, not misleading; provided, however, that information as of a later date shall be deemed to modify information as of an earlier date. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Buyer or its Subsidiaries for inclusion in the Proxy Statement-Prospectus
Section 3.36Information Security
.
(a)Company and each of its Subsidiaries are and since December 31, 2021 have been in compliance, in each case in all material respects, with all applicable Privacy Obligations. To the Company’s Knowledge, the Transaction will not, as of the Closing, violate in any material respect the Privacy Obligations of Company or any of its Subsidiaries. Company has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of Company’s practices concerning the Processing of Personal Data. Since December 31, 2021, Company has materially complied and is in material compliance with all such privacy notices and privacy policies.
(b)Except as described in Company Disclosure Schedule 3.36(b), Company and each of its Subsidiaries each maintain a written information privacy and security program and each take commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of all hardware, software, databases, systems, networks, websites, applications and other information technology assets and equipment (collectively, “IT Assets”) and Personal Data used in its business against any (i) material loss or misuse of Personal Data, (ii) material unauthorized access or unlawful operations performed upon such IT Assets or Personal Data or (iii) other act or omission that compromises the security or confidentiality of the IT Assets or Personal Data in any material manner (clauses (i) through (iii), a “Security Breach”). Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Company, to Company’s Knowledge, since December 31, 2021, neither the Company nor its Subsidiaries has experienced any Security Breach.

(c)Except as described in Company Disclosure Schedule 3.36(c), Company has executed a current, legal, valid and binding agreement (each a “Data Vendor Agreement”) with each third party that Processes Personal Data for or on behalf of Company that satisfies in all material respects the requirements of all Privacy Obligations.
Section 3.37Indemnification
. Except as set forth in Company Disclosure Schedule 3.37 or as provided in the Company’s Articles of Organization and Bylaws, or the Company Material Contracts, neither Company nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former board members, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Company (a “Company Covered Person”), and, to the Knowledge of Company, there are no claims for which any Company Covered Person would be entitled to indemnification under the Company’s Articles of Organization and Bylaws, applicable Law or any indemnification agreement.
Section 3.38Questionable Payments
. Neither Company, Company Bank nor any of their Subsidiaries, nor to the Company’s Knowledge, any board member, officer, employee, agent or other person acting on behalf of the Company, Company Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar law; (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government; (e) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries; (f) made any fraudulent entry on the books or records of Company or any of its Subsidiaries; or (g) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 3.39No Other Representations or Warranties
.
(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any of its Subsidiaries (including Company Bank), nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Buyer or any of its affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the Transaction.

(b)Company acknowledges and agrees that neither Buyer nor any of its Subsidiaries nor any other person has made or is making any express or implied representation or warranty other than those representations and warranties of Buyer expressly contained in Article IV.
Article IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Section 4.01Making of Representations and Warranties
.
(a)Concurrently with the execution of this Agreement, Buyer has delivered to Company a schedule (the “Buyer Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article IV or to one or more of its covenants contained in Article V; provided, however, that the mere inclusion of an item on the Buyer Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Buyer that such item represents a material exception or fact, event or circumstance or that the item disclosed is, or would reasonably be expected to have, a Material Adverse Effect with respect to Buyer.
(b)Except (i) as set forth on the Buyer Disclosure Schedule; provided that any disclosures made with respect to a section of this Article IV shall be deemed only to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections, or (ii) as disclosed in any reports, forms, schedules, registration statements and other documents publicly filed by Buyer with the SEC since December 31, 2024 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Buyer, Buyer Bank and Merger Sub hereby represent and warrant as set forth in this Article IV.
Section 4.02Organization, Standing and Authority
.
(a)Buyer is a Maryland corporation, duly organized, validly existing, and in good standing under the Laws of the State of Maryland, and is duly registered with the FRB as a bank holding company under the BHC Act and meets the applicable requirements for qualification as a bank holding company under the BHC Act and the regulations of the FRB. Buyer has full corporate power and authority to carry on its business as now conducted. Buyer is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Buyer Bank is a Massachusetts-chartered cooperative bank duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Massachusetts. Buyer Bank’s deposits are insured by the FDIC in the manner and to the full extent permitted by law, and all premiums and assessments required to be paid to the FDIC have been paid by Buyer Bank when due. Buyer Bank is a member in good standing of the FHLB.
(c)Merger Sub is a Maryland corporation, duly organized, validly existing, and in good standing under the Laws of the State of Maryland. Merger Sub has full corporate power and authority to carry on its business as now conducted. Merger Sub is duly licensed or qualified to do business in each foreign jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except for those jurisdictions where failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.03Capital Stock
. The authorized capital stock of Buyer consists of 120,000,000 shares of Buyer Common Stock. As of the date of this Agreement, there were (i) 41,854,968 shares of Buyer Common Stock outstanding (including shares held in the Buyer ESOP and 1,284,525 shares of unvested restricted stock), (ii) no shares reserved for issuance under existing Options, (iii) no shares held in treasury, (iv) no shares held by Buyer Subsidiaries, and (v) 4,694,277 shares reserved for future issuance pursuant to the Buyer Equity Plan. The authorized capital stock of the Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are issued and outstanding. The outstanding shares of Buyer Common Stock and Merger Sub Common Stock have been duly authorized and are validly issued and are fully paid and non-assessable. There are no options, warrants or other similar rights, convertible or exchangeable securities, “phantom stock” rights, stock appreciation rights, stock based performance units, agreements, arrangements, commitments or understandings to which Buyer or Merger Sub is a party, whether or not in writing, of any character relating to the issued or unissued capital stock or other securities of Buyer or any of Buyer’s Subsidiaries or obligating Buyer Sub or any of Buyer’s Subsidiaries to issue (whether upon conversion, exchange or otherwise) or sell any share of capital stock of, or other equity interests in or other securities of, Buyer or any of Buyer’s Subsidiaries. There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Buyer or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of Buyer Common Stock or other equity interests of the Buyer or Merger Sub Common Stock or other equity interests of the Merger Sub. All shares of Buyer Common Stock and Merger Sub Common Stock subject to issuance as set forth in this Section 4.03 shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Buyer or any of Buyer’s Subsidiaries to repurchase, redeem or otherwise acquire any shares of Buyer Common Stock or capital stock of any of Buyer’s Subsidiaries or any other securities of Buyer or any of Buyer’s Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. All of the outstanding shares of capital stock of each of Buyer’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all such shares are owned by Buyer or another Subsidiary of Buyer free and clear of all security interests, liens, claims, pledges, taking actions, agreements, limitations in Buyer’s voting rights, charges or other encumbrances of any nature whatsoever. Neither Buyer nor any of its Subsidiaries has any trust capital securities or other similar securities outstanding. No bonds, debentures, notes or other indebtedness issued by Buyer or any of its Subsidiaries (i) having the right to vote on any matters on which shareholders of Buyer may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of Buyer, are issued or outstanding.
Section 4.04Subsidiaries
.
(a)(i) Buyer has made available to Company a complete and accurate list of all of Buyer’s Subsidiaries, including the jurisdiction of organization of each Subsidiary, (ii) Buyer owns, directly or indirectly, all of the issued and outstanding equity securities of each Subsidiary, (iii) no equity securities of any of Buyer’s Subsidiaries are or may become required to be issued (other than to Buyer) by reason of any contractual right, preemptive right, or otherwise, (iv) there are no contracts, commitments, understandings, or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any of its equity securities (other than to Buyer or a wholly-owned Subsidiary of Buyer), (v) there are no contracts, commitments, understandings, or arrangements relating to Buyer’s rights to vote or to dispose of the securities of any Subsidiary and (vi) all of the equity securities of each Subsidiary held by Buyer, directly or indirectly, are validly issued, fully paid and nonassessable, are not subject to preemptive or similar rights and are owned by Buyer free and clear of all Liens.
(b)Buyer does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind.
(c)Each of Buyer’s Subsidiaries has been duly organized and qualified and is in good standing under the Laws of the jurisdiction of its organization and, as applicable, is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. A complete and accurate list of all such jurisdictions, as applicable, has been made available to Company.
Section 4.05Corporate Power; Minute Books
. Buyer and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Buyer, Buyer Bank and Merger Sub has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities of this Agreement. The minute books of Buyer and Buyer Bank contain true, complete and accurate records of all corporate actions taken by shareholders of Buyer and Buyer Bank and the boards of directors of Buyer and Buyer Bank (including committees of such boards of directors), and all copies of such records or excerpts thereof provided to Company or any of its Representatives in connection with execution and delivery of this Agreement were true, complete and accurate, except as the same may have been redacted to exclude confidential supervisory information and other merger and acquisition opportunities.
Section 4.06Corporate Authority
. Buyer, Buyer Bank and Merger Sub each have full corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. The execution and delivery of this Agreement and the consummation of the Merger have been adopted by the board of directors of Buyer, Buyer Bank and Merger Sub. No other corporate proceedings on the part of Buyer or Merger Sub are necessary to approve this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by Buyer, Buyer Bank and Merger Sub and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of Buyer, Buyer Bank or Merger Sub, as applicable, enforceable against Buyer, Buyer Bank or Merger Sub, as applicable, in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
Section 4.07Regulatory Approvals; No Defaults
.
(a)No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained in connection with the execution, delivery, or performance by Buyer, Buyer Bank or Merger Sub of this Agreement or to consummate the Transaction (including the Holdco Merger and the Bank Merger), except for (i) Regulatory Approvals; (ii) the filing and effectiveness of the Registration Statement with the SEC, and (iii) the approval of the listing on Nasdaq of the Buyer Share Issuance, (iv) the filings of the Articles of Merger and the Articles of Holdco Merger with the Maryland Department of Assessments and Taxation, the Articles of Bank Merger with the Secretary of the Commonwealth of Massachusetts, and the filing of a Certificate of Consolidation with the Commissioner. To Buyer’s Knowledge as of the date of this Agreement, there is no fact or circumstance relating to Buyer, Buyer Bank or Merger Sub that would reasonably be expected to result in any of the approvals set forth above and referred to in Section 7.01(b) not being received in order to permit consummation of the Merger and Bank Merger on a timely basis.
(b)Subject to the receipt, or the making, of the consents, approvals, waivers and filings referred to in the immediately preceding paragraph and the expiration of the related waiting periods, the execution, delivery, and performance of this Agreement by Buyer, Merger Sub and Buyer Bank, as applicable, and the consummation of the Transaction do not and will not (i) constitute a breach or violation of, or a default under, the Articles of Organization or Bylaws (or similar governing documents) of Buyer or any of its Subsidiaries or Affiliates, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Buyer or any of its Subsidiaries, or any of their respective properties or assets or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Buyer or any of its Subsidiaries or Affiliates under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries or Affiliates is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer or Merger Sub.
Section 4.08SEC Documents; Other Reports; Internal Controls
.
(a)Buyer has filed with or otherwise furnished to (as applicable) the SEC all required reports, forms, schedules, registration statements and other documents required to be filed or furnished by it under the Exchange Act or the Securities Act since December 31, 2021 (the “Buyer Reports”), and, to the Knowledge of Buyer, has paid all associated fees and assessments due and payable. As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of that subsequent filing), the Buyer Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC applicable to such Buyer Reports, and none of the Buyer Reports when filed with the SEC, and if amended, as of the date of the amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary to make the statements, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from or unresolved issues raised by the SEC, as applicable, with respect to any of the Buyer Reports. None of Buyer’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)Buyer and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments, that they were required to file since December 31, 2021 with any Governmental Authority (other than Buyer Reports) and have paid all fees and assessments due and payable in connection with any filings Buyer was required to make. Except for normal examinations conducted by a Governmental Authority in the ordinary course of the business of Buyer and its Subsidiaries, no Governmental Authority has notified Buyer that it has initiated any proceeding or, to Buyer’s Knowledge, threatened any investigation into the business or operations of Buyer or any of its Subsidiaries since December 31, 2021. There is no material unresolved violation or exception by any Governmental Authority with respect to any report, form, schedule, registration statement or other document filed by, or relating to any examinations by any such Governmental Authority of, Buyer or any of its Subsidiaries. Buyer has made available to Company a list of all examinations of Buyer Bank conducted by the Commissioner and the FRB, and all examinations of Buyer conducted by the FRB, since December 31, 2021 and the dates of any responses thereto submitted by Buyer Bank and Buyer, respectively. Notwithstanding the foregoing, nothing in this Section 4.08(b) or this Agreement shall require Buyer to provide Company with any confidential regulatory supervisory information of Buyer Bank or Buyer.
(c)Based on its most recent evaluation prior to the date of this Agreement, Buyer has not had to disclose to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (i) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably expected to adversely affect in any material respect Buyer’s ability to record, process, summarize, and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.
(d)The records, systems, controls, data and information of Buyer and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Buyer or its Subsidiaries or accountants (including all means of access to them), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in the following sentence. Buyer and its Subsidiaries have devised and maintained and currently maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP.
(e)Buyer (i) has designed, implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Buyer, including Buyer’s Subsidiaries, is made known to the chief executive officer and the chief financial officer of Buyer by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Buyer’s outside auditors and the audit committee of Buyer’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably expected to adversely affect Buyer’s ability to record, process, summarize and report financial information, and (B) to the Knowledge of Buyer, any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting. Any such disclosure was made in writing by management to Buyer’s auditors and audit committee and true and complete copies of such disclosures have been made available to Company.
(f)Since December 31, 2021, (x) neither Buyer nor any of Buyer’s Subsidiaries nor, to the Knowledge of Buyer, any director, officer, auditor, accountant or representative of Buyer or any of the Buyer Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs- charge-offs and accruals) of Buyer or any of the Buyer Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Buyer or any of the Buyer Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no employee of or attorney representing Buyer or any of the Buyer Subsidiaries, whether or not employed or retained by Buyer or any of the Buyer Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Buyer or any of the Buyer Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of Buyer or any committee thereof or the board of directors or similar governing body of any Buyer Subsidiary or any committee thereof, or, to the Knowledge of Buyer, to any director or officer of Buyer or any Buyer Subsidiary.

Section 4.09Financial Statements; Undisclosed Liabilities
.
(a)The financial statements of Buyer (including any related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly disclosed in the financial statements or in the notes thereto), and fairly present, in all material respects, the consolidated financial position of Buyer and its Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of Buyer and its Subsidiaries as of the dates and for the periods shown. The books and records of Buyer and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. No independent public accounting firm has resigned (or informed Buyer that it intends to resign) or been dismissed as independent public accountants of Buyer as a result of or in connection with any disagreements with Buyer on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except for (i) those liabilities that are fully reflected or reserved for in the audited consolidated financial statements of Buyer included in its Annual Report filed on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC, (ii) liabilities or obligations incurred in the ordinary course of business since December 31, 2024 in amounts consistent with past practice (including such liabilities contained in the Buyer Reports); (iii) liabilities that have been discharged or paid in full before the date of this Agreement; or (iv) liabilities or obligations incurred directly as a result of this Agreement, neither Buyer nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, or contingent or otherwise and whether due or to become due), and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than pursuant to or as contemplated by this Agreement, or that, either alone or when combined with all other liabilities of a type not described in clause (i) or (ii), has had, or would be reasonably expected to have, a Material Adverse Effect with respect to Buyer.
(c)Buyer has made available to Company a copy of Buyer’s Consolidated Financial Statements for Bank Holding Companies (on Form FRY 9C) as of December 31, 2024 which includes information regarding “off balance sheet arrangements” effected by Buyer.
(d)To the Knowledge of Buyer, Elliott Davis, LLC, which has expressed its opinion with respect to the audited financial statements of Buyer and its Subsidiaries (including the related notes) included in the Buyer Reports, is and has been throughout the periods covered by such financial statements “independent” with respect to Buyer within the meaning of the rules of applicable bank regulatory authorities and the Public Company Accounting Oversight Board. To the Knowledge of Buyer, as of the date of this Agreement, no fact or circumstance exists that would prevent Elliott Davis, LLC from being able to consent to the Registration Statement incorporating by reference its opinion with respect to Buyer’s audited financial statements for the year ended December 31, 2024 included in the Company Reports when the Registration Statement (or any amendment thereto) is filed with the SEC.
(e)To the Knowledge of Buyer, as of the date of this Agreement, no fact or circumstance exists that would prevent Buyer’s outside auditors and its chief executive officer and chief financial officer from being able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
Section 4.10Absence of Certain Changes or Events
.
(a)Since December 31, 2024 (the “Buyer Balance Sheet Date”), there has not been (i) any change or development in the business, operations, assets, liabilities, condition (financial or otherwise), results of operations, cash flows, or properties of Buyer or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Buyer, and to the Knowledge of the Buyer, no fact or condition exists which is reasonably expected to cause a Material Adverse Effect with respect to the Company in the future, (ii) any change by Buyer or any of its Subsidiaries in its accounting methods, principles or practices, other than changes required or permitted by applicable Law or GAAP or regulatory accounting as concurred in by Buyer’s independent accountants, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Buyer or any of its Subsidiaries or any redemption, purchase or other acquisition of any of its securities, other than in the ordinary course of business consistent with past practice, (iv) any material election made by Buyer or any of its Subsidiaries for federal or state income Tax purposes other than in the ordinary course of business consistent with past practice, (v) any material change in the credit policies or procedures of Buyer or any of its Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive, (vi) other than loans and loan commitments, investment securities, and other real estate owned in the ordinary course of business and consistent with past practice, any material acquisition or disposition of any assets or properties, or any contract for any acquisition or disposition entered into, or (vii) any material lease of real or personal property entered into, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice.
(b)Since the Buyer Balance Sheet Date, the Buyer and its Subsidiaries have carried on its business in the ordinary course consistent with past practice and there has not been: (i) any entry by Buyer or any of its Subsidiaries into any contract or commitment of more than (A) $500,000 in the aggregate or (B) $250,000 per annum with a term of more than one year, other than borrowings, loans, loan commitments and Buyer Benefit Plans in the ordinary course of business, or (ii) any increase in or establishment of any bonus, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, acceleration of vesting pursuant to any Buyer Benefit Plan, or any other increase in the compensation payable or to become payable to any directors, officers or employees of Buyer or any of its Subsidiaries, or any grant of severance or termination pay, or any contract or arrangement entered into to make or grant any severance or termination pay, or any payment of any bonus, unless such aforementioned actions were required by Law or Buyer Benefit Plan or were conducted in the ordinary course of business with respect to the compensation or employment or engagement of directors, officers, or employees of Buyer or any of its Subsidiaries, or, individually or in the aggregate, did not or would not have a Material Adverse Effect on Buyer’s financial condition or results of operations.
Section 4.11Legal Proceedings
.
(a)Neither Buyer nor any of its Subsidiaries is a party to any, and to the Knowledge of the Buyer, there are no pending or threatened, legal, administrative, arbitral or other proceedings, claims, demand letters, actions or governmental or regulatory investigations of any nature against Buyer or any of its Subsidiaries or any of their current or former directors or executive officers (in their capacity as such) (i) that would, individually or in the aggregate, be reasonably likely to result in a material restriction on Buyer or any of the Buyer Subsidiaries’ businesses, (ii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer or (iii) challenging the validity or propriety of this Agreement or the Transaction.
(b)To the Knowledge of Buyer, there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer, any of the Buyer Subsidiaries or the assets of Buyer or any of the Buyer Subsidiaries (or that, upon consummation of the Merger, would apply to the Interim Surviving Entity or any of its affiliates) that (i) would, individually or in the aggregate, be reasonably expected to result in a material restriction on Buyer or any of the Buyer Subsidiaries’ businesses or (ii) would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer.
Section 4.12Compliance With Laws
.
(a)Buyer and each of its Subsidiaries is and since December 31, 2021 has been in compliance in all material respects with all applicable federal, state, local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees or applicable to Buyer and its Subsidiaries, including without limitation, all Laws related to the privacy and security of Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act and Mass. Gen. L. ch. 167, § 14, the Fair Credit Reporting Act, the Truth in Lending Act, Regulation Z, Mass. Gen. L. ch. 140D and 209 Code Mass. Regs. 32.00, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act and Mass. Gen. L. ch. 167B, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury, and any other Law relating to discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, the Flood Disaster Protection Act of 1973 and the National Flood Insurance Act of 1968 and the implementing regulations thereunder, the Coronavirus Aid, Relief, and Economic Security Act, the Dodd-Frank Act and the Economic Growth, Regulatory Relief and Consumer Protection Act.
(b)Buyer and each of its Subsidiaries has all material permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease their properties and to conduct their business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Buyer’s Knowledge, no suspension or cancellation of any of them is threatened.
(c)Neither Buyer nor any of its Subsidiaries has received, since December 31, 2021, notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Buyer’s Knowledge, do any grounds for any of the foregoing exist).
(d)Buyer has not engaged in any activities permissible only for a financial holding company under Section 4(k) of the BHC Act.
Section 4.13Material Contracts; Defaults
.
(a)Neither Buyer nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) or amendment thereto (i) with respect to the employment, engagement or other relationship of any members of the board of directors, officers, employees or consultants of Buyer or any of its Subsidiaries, (ii) which would entitle any present or former board member, officer, employee, consultant or agent of Buyer or any of its Subsidiaries to indemnification from Buyer or any of its Subsidiaries, (iii) the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Transaction (other than such increases or vesting contemplated by this Agreement), (iv) the value of any of the benefits of which will be calculated on the basis of the Transaction, (v) which grants any right of first refusal, right of first offer, or similar right with respect to any material assets or properties of Buyer and or Subsidiaries,

(vi) which provides for payments to be made by Buyer or any of its Subsidiaries upon a change in control, (vii) which provides for the lease of personal property having a value in excess of $1,000,000, (viii) which relates to capital expenditures and involves future payments in excess of $1,000,000, (ix) which relates to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of Buyer’s business, (x) which is not terminable on sixty (60) days or less notice and involving the payment by Buyer or one of its Subsidiaries of more than $1,000,000 per annum, (xi) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC promulgated under the Exchange Act); or (xii) which materially restricts the conduct of any business by Buyer of any of its Subsidiaries (collectively, “Buyer Material Contracts”). Buyer has previously made available to Company true, complete, and correct copies of each Buyer Material Contract.
(b)(i) Each Buyer Material Contract is valid and binding on Buyer or its applicable Subsidiary and in full force and effect, and, to the Knowledge of Buyer, is valid and binding on the other parties thereto, (ii) Buyer and each of its Subsidiaries and, to the Knowledge of Buyer, each of the other parties thereto, has in all material respects performed all obligations required to be performed by such party to date under each Buyer Material Contract to which it is a party, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of Buyer or any of its Subsidiaries or, to the Knowledge of Buyer, any other party thereto, under any such Buyer Material Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect on Buyer. No power of attorney or similar authorization given directly or indirectly by Buyer is currently outstanding.
(c)Other than the consents, approvals, authorizations, notices or other actions (collectively, “Buyer Third-Party Consents”) required under Buyer Material Contracts, no third-party consent by any Person is required in connection with the execution, delivery, and performance of this Agreement and the consummation of the Transaction.
Section 4.14Agreements with Regulatory Agencies
. Subject to Section 10.12, neither Buyer nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2021, a recipient of any supervisory letter from, or since December 31, 2021, has adopted any policies, procedures or board resolutions at the request of any Governmental Authority that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Buyer Disclosure Schedule, a “Buyer Regulatory Agreement”), nor has Buyer or any of its Subsidiaries been advised in writing or, to the Knowledge of Company, orally, since December 31, 2021, by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Buyer Regulatory Agreement, and to the Knowledge of Buyer, there is no reason to believe that it is reasonably likely any Governmental Authority will issue, initiate, order or request any such Buyer Regulatory Agreement prior to the Closing Date.
Section 4.15Risk Management Instruments
. Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar Derivative Transactions and risk management arrangements, whether entered into for the account of Buyer or any of its Subsidiaries or for the account of a customer of Buyer or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Authority and with counterparties reasonably believed to be financially responsible at the time and are legal, valid and binding obligations of Buyer or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Buyer and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of Buyer, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder.

Section 4.16Information Supplied
. None of the information supplied or to be supplied by or on behalf of Buyer and Buyer Bank for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement-Prospectus will, in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by SEC and, in the case of the Proxy Statement-Prospectus, at the time the Proxy Statement-Prospectus is first sent or given to the shareholders of Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable provisions of the Securities Act. Notwithstanding the foregoing, Buyer and Buyer Bank make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Company or any Affiliates thereof or any of their Representatives for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement-Prospectus.
Section 4.17Brokers
. Except for the fees and expenses of Keefe, Bruyette & Woods, Inc. (which will be paid by Buyer), none of Buyer, Merger Sub, Buyer Bank, or any of their officers or members of its board of directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction.
Section 4.18Employee Benefit Plans
.
(a)A list of all material Buyer Benefit Plans as of the date of this Agreement are identified on Buyer Disclosure Schedule 4.18(a). For this purpose, a “Buyer Benefit Plan” means each benefit and compensation plans, contracts, policies, or arrangements (whether or not written) (i) covering current or former employees of Buyer or any of its Subsidiaries, (ii) covering current or former members of the board of directors of Buyer or any of its Subsidiaries, or (iii) with respect to which Buyer or any Subsidiary has or may have any liability or contingent liability (including liability arising from affiliation under Section 414 of the Code or Section 4001 of ERISA) including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not covered by ERISA), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, equity based arrangements, retention, salary continuation, change in control, vacation, paid time off, insurance, split dollar life insurance, welfare and fringe-benefit, medical, dental, vision, disability, Code Section 125 cafeteria, and flexible benefits.
(b)True and complete copies of all material Buyer Benefit Plans have been made available to Company including, in each case to the extent applicable, (i) the current plan documentation, amendments thereto, the current summary plan description, and any summaries of material modifications related thereto, (ii) annual reports (Form 5500s) and all attachments thereto (including audited financial statements), if any, filed with the IRS for the past three (3) plan years, (iii) the most recently received IRS determination letter, if any, or pre-approved plan or advisory letter issued by the IRS, relating to any such Buyer Benefit Plan, (iv) the current trust agreement, insurance contract or other funding arrangement and any amendments related thereto, (v) non-discrimination testing results for the last three (3) completed plan years and detail of any corrections (if applicable), (vi) annual funding notices and audited financial statements, (vii)  actuarial valuations and reports for the last three (3) completed plan years, and (viii) all material non-routine correspondence received from or sent to any Governmental Authority in the last six (6) years.
(c)Each Buyer Benefit Plan has been established, administered and operated in material compliance with all applicable Laws, including ERISA, the Code and the Affordable Care Act. Each Buyer Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Buyer Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS, and to Buyer’s Knowledge no circumstance exists that could reasonably be expected to result in revocation of any such favorable determination letter or the loss of the qualification of the Buyer Pension Plan under Section 401(a) of the Code. To Buyer’s Knowledge, there is no pending or threatened litigation relating to the Buyer Benefit Plans. To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has engaged in, or is aware of, a non-exempt prohibited transaction with respect to any Buyer Benefit Plan or Buyer Pension Plan that could subject Buyer or any of its Subsidiaries to more than a de minimis tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
(d)No liability under Subtitle C or D of Title IV of ERISA has been incurred by Buyer or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single employer plan,” within the meaning of Section 4001(a)(15) of ERISA (including any multiple employer plan as described in 29 C.F.R. Section 4001.2), currently or formerly maintained or contributed to by Buyer, any of its Subsidiaries or any ERISA Affiliate. Neither Buyer nor any ERISA Affiliate has maintained, contributed to (or been obligated to contribute to) or had any liability (whether contingent or otherwise) at any time during the six (6)-year period ending on the Closing Date, and neither Buyer nor any of its Subsidiaries has incurred, and does not expect to incur, any withdrawal liability with respect to (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA. No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the thirty (30)-day reporting requirement has not been waived, has been required to be filed for any Buyer Pension Plan or by any ERISA Affiliate within the thirty-six (36)-month period ending on the date hereof or will be required to be filed in connection with the Transaction.
(e)All contributions required to be made with respect to all Buyer Benefit Plans have been timely made or have been reflected on the financial statements of Buyer to the extent required by GAAP. No Buyer Pension Plan or single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA or has otherwise failed to satisfy the minimum funding requirements of Section 412 of the Code or Sections 302 and 303 of ERISA, and none of Buyer or any ERISA Affiliate has an outstanding funding waiver. No Buyer Pension Plan is considered to be an “at-risk” plan within the meaning of Section 430 of the Code or Section 303 of ERISA.
(f)To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any obligations for retiree health or life benefits under any Buyer Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the Laws of any state or locality. All Buyer Benefit Plans that are group health plans have been, in all material respects, operated in compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA, the certification of prior coverage and other requirements of Sections 701-702 and 711-713 of ERISA and the terms and conditions of the Patient Protection and Affordable Care Act. Buyer may amend or terminate any such Buyer Benefit Plan at any time without incurring any liability thereunder, other than routine administrative costs.

(g)The execution of this Agreement or consummation of the Transaction will not constitute a “change in control” of Buyer or any of its Subsidiaries, as defined in Section 280G of the Code.
(h)No Buyer Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(i)To Buyer’s Knowledge, Buyer and its Subsidiaries have correctly classified all individuals who directly or indirectly perform services for Buyer or any of its Subsidiaries for purposes of each Buyer Benefit Plan.
(j)Buyer does not maintain or contribute to, nor would reasonably be expected to otherwise incur any liability with respect to, any Buyer Benefit Plan subject to laws other than those of the United States.
Section 4.19Labor Matters; Employment
.
(a)Neither Buyer nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization relating to employees of such Company or Subsidiary, nor to Buyer’s Knowledge, is there any proceeding pending or threatened in writing, asserting that Buyer or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Buyer or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, work stoppage or other material labor disruption or dispute involving it, to Buyer’s Knowledge, pending or threatened, nor, to Buyer’s Knowledge, is there any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(b)Buyer and its Subsidiaries are in compliance in all material respects with, and since December 31, 2021 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, wages and hours, pay transparency, plant closing notification, classification of employees and independent contractors, classification of employees as exempt or non-exempt, equitable pay practices, privacy rights, labor disputes and labor practices, employment discrimination and harassment, including sexual harassment, workers’ compensation or long-term disability policies, unemployment compensation, retaliation, immigration, family and medical leave and other leave entitlements, including sick leave, disability rights and accommodations, occupational safety and health and other Laws in respect of any reduction in force (including notice, information and consultation requirements), and to Buyer’s Knowledge, there are no material pending or threatened charges or lawsuits with respect to employment or labor matters against Buyer in any judicial, regulatory or administrative forum.
(c)(i) To Buyer’s Knowledge, no employee or former employee of Buyer has within the past five (5) years filed any charge or complaint with a Governmental Authority or court of law alleging sexual harassment or sexual misconduct against any person who is a current or former member of the board of directors of Buyer or a current or former officer or employee of Buyer or its Subsidiaries categorized at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries, (ii) in the past five (5) years neither Buyer nor any of its Subsidiaries has entered into any settlement agreement with any employee or former employee of Buyer related to allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Buyer or any current or former officer or employee at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries and (iii) to Buyer’s Knowledge there are no agency or court proceedings currently pending or threatened by an employee or former employee of Buyer related to any allegations of sexual harassment or sexual misconduct by any current or former member of the board of directors of Buyer, or a current or former officer or employee of Buyer or its Subsidiaries categorized at or above Senior Vice President, in their capacity as a director, officer or employee of Buyer or its Subsidiaries.
Section 4.20Tax Matters
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(a)Since December 31, 2020, Buyer and each of its Subsidiaries has timely filed all material Tax Returns that it was required to file under applicable Laws prior to the Effective Time, other than Tax Returns that are not yet due or for which a valid request for extension was filed consistent with requirements of applicable Laws. All such Tax Returns are true, correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All material Taxes due and owing by Buyer or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, other than any Taxes that have been reserved or accrued on the balance sheet of Buyer or which Buyer is contesting in good faith. Neither Buyer nor any Subsidiary is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business), and neither Buyer nor any of its Subsidiaries currently has any open tax years for which the applicable statute of limitations has been extended (other than extensions to file Tax Returns obtained in the ordinary course of business) or suspended. No written claim that has not been resolved has been made by an authority in a jurisdiction where Buyer or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction. There are no Liens for Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes that are being contested in good faith and for which adequate provision has been made on the balance sheet of Buyer) upon any of the assets of Buyer or any of its Subsidiaries.
(b)Since December 31, 2020, Buyer and each of its Subsidiaries withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.
(c)No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are being conducted or, to Buyer’s Knowledge, are pending or threatened with respect to Buyer or any Subsidiary. Other than with respect to audits that have already been completed and resolved, neither Buyer nor any Subsidiary has received from any foreign, federal, state, or local Taxing Authority (including in jurisdictions where Buyer or any Subsidiary has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Taxing Authority against Buyer or any Subsidiary.
(d)Buyer has made available to Company true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Buyer or any Subsidiary for taxable periods ended December 31, 2023, 2022 and 2021. Buyer has made available to Buyer correct and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by Buyer or any Subsidiary filed for the years ended December 31, 2023, 2022 and 2021. Buyer and each Subsidiary has timely and properly taken such actions in response to and in compliance with notices Buyer or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by Law. Neither Buyer nor any Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency and no request to waive or extend such a statute of limitations or time period has been filed, in each case that has not already been resolved, or is currently pending.
(e)Neither Buyer nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Buyer and each Subsidiary has disclosed on its federal income Tax

Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. Neither Buyer nor any Subsidiary is a party to or bound by any Tax allocation or sharing agreement (other than an unwritten agreement with Buyer Bank and its Subsidiaries or any agreement entered into in the ordinary course of business the principal purpose of which is not Taxes). Neither Buyer nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Buyer), or (ii) has liability for the Taxes of any Person (other than Buyer or any Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract (other than contracts entered into in the ordinary course of business the principal purpose of which is not Taxes), or otherwise.
(f)The unpaid Taxes of Buyer and each Subsidiary (i) did not, as of December 31, 2024, exceed the reserve for Tax liability (which reserve is distinct and different from any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements of Buyer as of December 31, 2024 (rather than in any notes to such financial statements), and (ii) do not exceed that reserve as adjusted for the passage of time through the Effective Time in accordance with the past practice of Buyer in filing its Tax Returns. Since December 31, 2024, neither Buyer nor any Subsidiary has incurred any liability for Taxes arising outside the ordinary course of business from extraordinary gains or losses, as that term is used in GAAP consistent with past practice and custom.
(g)Neither Buyer nor any Subsidiary shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to income Tax) executed on or prior to the Closing; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law relating to income Tax), in each case as a result of any action or transaction occurring prior to the Closing; (iv) installment sale or open transaction disposition made on or prior to the Closing; (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business; or (vi) use of any improper method of accounting for a taxable period on or before the Closing Date.
(h)There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Buyer or any of its Subsidiaries, (ii) transfers or dispositions of material property by Buyer or any of its Subsidiaries for which Buyer or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Buyer or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.
(i)Neither Buyer nor any Subsidiary has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.
(j)Neither Buyer nor any Subsidiary is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).
(k)Buyer Disclosure Schedule 4.20(k) sets forth the entity classification of each Subsidiary of Buyer for U.S. federal income tax purposes.

(l)To the Knowledge of Buyer, neither Buyer nor any of its Subsidiaries has taken or agreed to take any action, has failed to take or agreed not to take any action or has Knowledge of any fact, agreement, plan, or other circumstance that could reasonably be expected to prevent or impede (i) the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Nutter, McClennen & Fish LLP or Luse Gorman, PC from delivering the opinions described in Section 7.02(d) and Section 7.03(c), respectively.
Section 4.21Environmental Matters
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(a)To Buyer’s Knowledge, no real property (including buildings or other structures) currently owned or operated by Buyer or any of its Subsidiaries, or any property in which Buyer or any of its Subsidiaries holds a security interest, Lien or a fiduciary or management role (“Buyer Loan Property”), has had any Release of, any Hazardous Substance in a manner that violates Environmental Law or requires reporting, investigation, remediation, or monitoring under Environmental Law.
(b)To Buyer’s Knowledge, no real property (including buildings or other structures) formerly owned or operated by Buyer or any of its Subsidiaries had, during such ownership or operation, any Release of any Hazardous Substance in a manner that violated Environmental Law or required reporting, investigation, remediation, or monitoring under Environmental Law.
(c)To Buyer’s Knowledge, Buyer and each of its Subsidiaries is in compliance, in all material respects, with applicable Environmental Law.
(d)To Buyer’s Knowledge, neither Buyer nor any of its Subsidiaries has any material liability under Environmental Law arising from the Release or disposal of any Hazardous Substance on any real property currently or formerly owned by Buyer or any of its Subsidiaries or any predecessor.
(e)Neither Buyer nor any of its Subsidiaries has received (i) any written notice, demand letter, or claim alleging any violation of, or liability under, any Environmental Law or (ii) any written request for information reasonably indicating an investigation or other inquiry by any Governmental Authority concerning a possible violation of, or liability under, any Environmental Law.
(f)Neither Buyer nor any of its Subsidiaries is subject to any order, decree, or injunction relating to a violation of or allegation of liability under any Environmental Law.
(g)To Buyer’s Knowledge, the Buyer has made available to Company any material environmental report, study, sampling data, correspondence, or filing in its possession and relating to environmental conditions at or on any real property (including buildings and other structures) currently or formerly owned or operated by Buyer or any of its Subsidiaries.
(i)To Buyer’s Knowledge, there is no litigation pending or threatened against Buyer or any of its Subsidiaries relating to any property now or formerly owned or operated by Buyer or any of its Subsidiaries or any Buyer Loan Property, before any court, or Governmental Authority (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the Release of any Hazardous Substance.
(h)To Buyer’s Knowledge, there are no underground storage tanks on, in or under any property currently owned or operated by Buyer or any of its Subsidiaries.
(i)To Buyer’s Knowledge, there have been and are no (i) gasoline or service stations, or (ii) dry-cleaning facilities or operations at, on, in or under any Buyer Real Property.

Section 4.22Investment Securities
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(a)Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer, each of Buyer and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Buyer Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Buyer or its Subsidiaries. Such securities and commodities are valued on the books of Buyer in accordance with GAAP in all material respects.
(b)Buyer and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Buyer believes are prudent and reasonable in the context of their respective businesses, and Buyer and its Subsidiaries have, since December 31, 2021, been in compliance with such policies, practices and procedures in all material respects.
Section 4.23Regulatory Capitalization
. Buyer Bank is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FDIC. Buyer is “well capitalized,” as such term is defined in the rules and regulations promulgated by the FRB. Neither Company nor any of its Subsidiaries has received any notice in writing, or to Company’s Knowledge, orally, from a Governmental Authority that the status of Buyer or Buyer Bank as “well-capitalized” will change, and to the Knowledge of Buyer, there is no reason to anticipate that Buyer Bank will not be “well capitalized” as of both March 31, 2025 and December 31, 2025.
Section 4.24Loan Portfolio
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(a)As of May 31, 2025, except as set forth on Buyer Disclosure Schedule 4.24(a), neither Buyer nor any of its Subsidiaries is a party to any written or oral (i) Loans in which Buyer or any Subsidiary of Buyer is a creditor which as of March 31, 2025 had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of March 31, 2025, over sixty (60) days or more delinquent in payment of principal or interest, or (ii) “extensions of credit” to any “executive officer” or other “insider” of Buyer or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Each “extension of credit” to any such “executive officer” or other “insider” of Buyer or any of its Subsidiaries subject to 12 C.F.R. Part 215 was made and continues to be in compliance with 12 C.F.R. Part 215 or is exempt therefrom. Except as such disclosure may be limited by any applicable law, rule or regulation, Buyer Disclosure Schedule 4.24(a) sets forth a true, correct and complete, in all material respects, list of (A) all of the Loans of Buyer and its Subsidiaries that, as of March 31, 2025, had an outstanding balance of $1,000,000 or more and were classified by Buyer as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (the “Buyer Classified Loans”), together with the principal amount of each such Loan, and the aggregate principal amount of such Loans as of such date, and (B) each asset of Buyer or any of its Subsidiaries that, as of March 31, 2025, had a carrying value of $250,000 or more and was classified as “Other Real Estate Owned” and the carrying value thereof.
(b)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Buyer or its Subsidiaries (i) is evidenced by notes, lost note affidavits, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Buyer and its Subsidiaries as secured Loans, has been secured or are in the process of being secured in the ordinary course of business by valid Liens, which have been perfected, except for security instruments which have been submitted for recording and have not been recorded, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity as they relate to or affect such obligor.
(c)Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Buyer, each outstanding Loan of Buyer or its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Buyer and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)None of the agreements pursuant to which Buyer or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default (other than early payment defaults, as defined in the relevant agreements) by the obligor on any such Loan.
(e)Neither Buyer nor any of its Subsidiaries is now, nor has it ever been since December 31, 2021, subject to any material fine, suspension, settlement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment, any Governmental Authority relating to the origination, sale or servicing of mortgage, commercial or consumer Loans.
(f)With respect to each Buyer Loan Property having an outstanding principal balance as of December 31, 2024 greater than $1,000,000, Buyer (or its applicable Subsidiary), has received an American Land Title Association lender’s title insurance policy, which was issued by a nationally recognized title insurance company qualified to do business in the jurisdiction where the applicable Buyer Loan Property is located, covering the portion of such Buyer Loan Property and insuring that the related mortgage is a valid lien in the original principal amount of the related Loan on the obligor’s fee simple interest (or, if applicable, leasehold interest) in such Buyer Loan Property, subject only to Permitted Liens.
(g)Buyer (or its applicable Subsidiary) has followed internal due diligence guidelines with respect to environmental matters for each relevant Buyer Loan Property in all material respects or otherwise evaluated environmental matters in a manner consistent with industry practice at the time the loan was granted for secured loan transactions of the size and type of the loan for which such Buyer was granted as security.
Section 4.25Reserves
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(a)Buyer’s allowance for credit losses as reflected in Buyer’s audited balance sheet as of December 31, 2024, and the allowance shown on the balance sheets in Buyer financial statements for periods ending after such date, in the reasonable judgment of management, were as of their respective dates, in compliance with Buyer’s existing methodology for determining the adequacy of its allowance for credit losses as well as the standards established by applicable Governmental Authority, the Financial Accounting Standards Board and GAAP, and is adequate under all such standards.
(b)Buyer’s reserve for Taxes as of December 31, 2024, as calculated under and required under Financial Accounting Standards Board Interpretation 48 in the Buyer financial statements, and such reserve for Taxes for periods ending after such date, in the reasonable judgment of management, was, as of their dates, adequate for all contingencies and includes all reasonably possible contingencies.

(c)As of December 31, 2024, and as of the end of each fiscal quarter ending thereafter, any impairment on loans, investments, derivatives and any other financial instrument in the Buyer financial statements was correctly accounted for under GAAP.
Section 4.26Trust Business; Administration of Fiduciary Accounts
. Buyer Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation, except where the failure to do so would not have a Material Adverse Effect. Neither Buyer Bank, nor any of its respective directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case, except where any such breach or the failure to accurately reflect would not have a Material Adverse Effect.
Section 4.27Investment Management and Related Activities
. None of Buyer, any of its Subsidiaries or Buyer’s or its Subsidiaries’ employees is required to be registered, licensed, or authorized under the Laws issued by any Governmental Authority as an investment adviser, a broker or dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Governmental Authority.
Section 4.28Repurchase Agreements
. With respect to all agreements pursuant to which Buyer or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Buyer or any of its Subsidiaries, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and, as of the date of this Agreement, the value of such collateral equals or exceeds the amount of the debt it secures.
Section 4.29CRA, Anti-Money Laundering and Customer Information Security
. Neither Buyer nor any of its Subsidiaries is a party to any agreement with any individual or group regarding Community Reinvestment Act matters and, to Buyer’s Knowledge, none of Buyer and its Subsidiaries has been advised of, or has any reason to believe (because of Buyer Bank’s Home Mortgage Disclosure Act data for the fiscal year ended December 31, 2024, filed with the FRB, or otherwise) that any facts or circumstances exist which would cause Buyer Bank: (i) to be deemed not to be in satisfactory compliance with the Community Reinvestment Act, and its implementing regulations, or to be assigned a rating for Community Reinvestment Act purposes by federal or state bank regulators of lower than “Satisfactory”; (ii) to be deemed to be operating in violation of the Bank Secrecy Act and its implementing regulations (31 C.F.R. Part 103), the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule, or regulation; or (iii) to be deemed not to be in satisfactory compliance with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and its implementing regulations, as well as the provisions of the information security program adopted by Buyer Bank pursuant to Appendix B to 12 C.F.R. Part 364. Furthermore, the board of directors of Buyer Bank has adopted and Buyer Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act. Buyer Bank has implemented a program with respect to the beneficial ownership requirements set forth in the final rule on Customer Due Diligence Requirements for Financial Institutions found in 81 Federal Register 29397

(July 11, 2016) and 31 C.F.R. § 1010 et seq. Buyer Bank has, and at all times during the past three (3) years has had, a Community Reinvestment Act rating no lower than “Satisfactory”.

Section 4.30Transactions with Affiliates
. There are no outstanding amounts payable to or receivable from, or advances by Buyer or any of its Subsidiaries to, and neither Buyer nor any of its Subsidiaries is otherwise a creditor or debtor to, any director, Executive Officer, five percent or greater shareholder, or other Affiliate of Buyer or any of its Subsidiaries, or to Buyer’s Knowledge, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, other than part of the normal and customary terms of such persons’ employment or service as a director of Buyer or any of its Subsidiaries and other than deposits held by Buyer Bank in the ordinary course of business. Neither Buyer nor any of its Subsidiaries is a party to any transaction or agreement with any of its respective directors, Executive Officers, or other Affiliates other than deposit accounts of those individuals at Buyer Bank. All agreements between Buyer and any of its Affiliates comply, to the extent applicable, with Sections 23A and 23B of the Federal Reserve Act and the FRB’s Regulation W (12 C.F.R. Part 223).
Section 4.31Tangible Properties and Assets
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(a)Except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Buyer or one of its Subsidiaries has good, valid, and marketable title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the personal property, and other assets (tangible or intangible), used, occupied, and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent and (ii) Liens incurred in the ordinary course of business or imperfections of title, easements, and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy, or operation of any material asset.
(b)Buyer or one of its Subsidiaries (a) has good record, insurable and marketable title to all real property (by name and location) owned by Buyer or any of its Subsidiaries (the “Buyer Owned Real Property”), free and clear of all material Liens, except for Permitted Liens. Buyer (or its applicable Subsidiary) has an existing owner’s title insurance policy for each property constituting the Buyer Owned Real Property insuring said owner’s title to such property free and clear of all liens except Permitted Liens, and has disclosed such policies to Company prior to the date hereof. No portion of the Buyer Owned Real Property is subject to any right of first offer or right of first refusal or any other option to purchase said Buyer Owned Real Property.
(c)Neither Buyer nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default with respect to any of the leases, subleases, licenses or other agreements entered into by Buyer (the “Buyer Leases”) under which Buyer uses or occupies or has the right to use or occupy, now or in the future, real property (the “Buyer Leased Real Property,” and together with the Buyer Owned Real Property, the “Buyer Real Property”) is valid, binding, and in full force and effect and neither Buyer nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, material default or termination with respect to any Buyer Lease. There has not occurred any event and no condition exists that would constitute a termination event or a material breach by Buyer or any of its Subsidiaries of, or material default by Buyer or any of its Subsidiaries in, the performance of any covenant, agreement, or condition contained in any Buyer Lease, and to Buyer’s Knowledge, no lessor under a Buyer Lease is in material breach or default in the performance of any material covenant, agreement, or condition contained in such Buyer Lease, and Buyer (or its applicable Subsidiary) has not received written notice from any landlord alleging any of the foregoing. To Buyer’s Knowledge, there is no pending or threatened in writing legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature with respect to the Buyer Real Property, including without limitation a pending or threatened taking of any real property by eminent domain. Buyer and each of its Subsidiaries has paid all rents and other charges to the extent due under the Buyer Leases. To Buyer’s Knowledge, there are no material pending or threatened condemnation proceedings against any Buyer Real Property. The Buyer Leases constitute all leases in which Buyer and its Subsidiaries has any interest in as lessee, sublessee or sub-licensee in any real property. The Buyer Leases are legal, valid, binding upon Buyer (or its Subsidiary, as applicable) and, to the Knowledge of Buyer, all other parties thereto, enforceable, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity, and in full force and effect and have not been modified or amended. To each of the Buyer Leases, Buyer (or its applicable Subsidiary) has not exercised or given any notice of exercise of any option, right of first offer or right of first refusal contained in any of the Buyer Leases, including any such option or right pertaining to purchase, expansion, renewal, extension or relocation (collectively, “Buyer Lease Options”). Buyer (or its applicable Subsidiary) has the full right to exercise any Buyer Lease Options contained in the Buyer Leases on the terms and conditions contained therein and upon due exercise would be entitled to enjoy the full benefit of such options with respect thereto.
Section 4.32Intellectual Property
. Buyer and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its respective business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, (a) the use of any Intellectual Property by Buyer and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Buyer or any Buyer Subsidiary acquired the right to use any Intellectual Property; (b) no person has asserted to Buyer in writing that Buyer or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (c) to the Knowledge of Buyer, no person is challenging, infringing on or otherwise violating any right of Buyer or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Buyer or its Subsidiaries; and (d) neither Buyer nor any Buyer Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Buyer or any Buyer Subsidiary. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Buyer, Buyer and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Buyer and its Subsidiaries.
Section 4.33Insurance
. Buyer and each of its Subsidiaries is insured with reputable insurers against such risks and in amounts as the management of Buyer reasonably has determined to be prudent in accordance with industry practices. All the Buyer Insurance Policies are in full force and effect, and neither Buyer nor any of its Subsidiaries is in material default of them and all claims under the Buyer Insurance Policies have been filed in a timely fashion.
Section 4.34Information Security
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(a)Since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Buyer and its Subsidiaries in a manner that has or had a Material Adverse Effect on the Company.
(b)Buyer and each of its Subsidiaries are and since December 31, 2021 have been in compliance, in each case in all material respects, with all applicable Privacy Obligations. To the Buyer’s Knowledge, the Transaction will not, as of the Closing, violate in any material respect the Privacy Obligations of Buyer or any of its Subsidiaries. Buyer has posted or made available privacy notices or privacy policies that materially comply with all Privacy Obligations and that accurately provide notice of Buyer’s practices concerning the Processing of Personal Data. Since December 31, 2021, Buyer has materially complied and is in material compliance with all such privacy notices and privacy policies.
(c)Buyer and each of its Subsidiaries each maintain a written information privacy and security program and each take commercially reasonable measures designed to protect the privacy, confidentiality, integrity, availability and security of its IT Assets and Personal Data used in its business against any Security Breach. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to Buyer, to Buyer’s Knowledge, since January 1, 2022, neither the Buyer nor its Subsidiaries has experienced any Security Breach.
(d)Buyer has executed a current, legal, valid and binding Data Vendor Agreement with each third party that Processes Personal Data for or on behalf of Buyer that satisfies in all material respects the requirements of all Privacy Obligations.
Section 4.35Indemnification
. Except as provided in Buyer’s Articles of Organization and Bylaws, or the Buyer Material Contracts, neither Buyer nor any of its Subsidiaries is a party to any indemnification agreement with any of its present or former directors, officers, employees, agents or with any other persons who serve or served in any other capacity with any other enterprise at the request of Buyer (a “Buyer Covered Person”), and, to the Knowledge of Buyer, there are no claims for which any Buyer Covered Person would be entitled to indemnification under Buyer’s Articles of Organization and Bylaws, applicable Law or any indemnification agreement.
Section 4.36Questionable Payments
. Neither Buyer, Buyer Bank nor any of their Subsidiaries, nor to the Buyer’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Buyer, Buyer Bank or any of its Subsidiaries, has: (a) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (b) made any direct or indirect unlawful payments to any foreign or domestic governmental officials, employees or agents of any foreign or domestic government or to any foreign or domestic political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar law; (d) made any other unlawful bribe, rebate, payoff, influence payment, kickback, or other material unlawful payment to any foreign or domestic governmental official, employee, or agent of any foreign or domestic government; (e) established or maintained any unlawful fund of monies or other assets of Buyer or any of its Subsidiaries, (f) made any fraudulent entry on the books or records of Buyer or any of its Subsidiaries, or (g) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Buyer or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Buyer or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury.
Section 4.37No Other Representations or Warranties
.
(a)Except for the representations and warranties made by Buyer in this Article IV, neither Buyer nor any of its Subsidiaries (including Buyer Bank), nor any other person makes any express or implied representation or warranty with respect to Buyer, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Buyer nor any other person makes or has made any representation or warranty to Buyer or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Buyer, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Buyer in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Buyer, the negotiation of this Agreement or in the course of the Transaction.
(b)Buyer acknowledges and agrees that neither Company nor any of its Subsidiaries nor any other person has made or is making any express or implied representation or warranty other than those representations and warranties of Company expressly contained in Article III.
Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS
Section 5.01Conduct of Business Prior to Effective Time
. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule or the Buyer Disclosure Schedule), as may be required by Law or as consented to in writing by the other party, (a) each of Company and Buyer shall, and shall cause their respective Subsidiaries to, (i) conduct their business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact, in all material respects, its business organization and advantageous business relationships and keep available the services of their current executive officers and (b) each of Buyer and Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be expected to adversely affect or delay the ability of either Buyer or Company to obtain any necessary approvals of any Governmental Authority required for the Transaction or to perform its respective covenants and agreements under this Agreement or to consummate the Transaction on a timely basis.
Section 5.02Company Forbearances
. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as may be required by applicable Law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):
(a)Adverse Actions. Take any action or fail to take, or adopt any resolutions of its board of directors in support of, any action that is intended or could reasonably be expected to result in (i) a material delay in the consummation of the Merger or the Transaction, (ii) any material impediment to the Company’s ability to consummate the Merger or any other transactions contemplated by this Agreement, or (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, except, in each case, as may be required by GAAP.
(b)Indebtedness. Other than in the ordinary course of business, incur modify, extend or renegotiate any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly-owned Subsidiaries to Company or any of its wholly-owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than any wholly-owned Subsidiary of Company) (it being understood and agreed that incurrence of indebtedness in the ordinary course of business shall include the creation of deposit liabilities, issuances of letters of credit, purchases of federal funds, borrowings from the Federal Home Loan Bank or Federal Reserve Bank of Boston, sales of certificates of deposit, and entry into repurchase agreements, in each case, on terms and in amounts consistent with past practice since December 31, 2023).
(c)Capital Stock.

(i)adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, including any Company Common Stock or any securities of any Company Subsidiary, except, in each case, (A)  dividends paid by any of the Subsidiaries of Company to Company or any of Company’s wholly-owned Subsidiaries, and (B) the acceptance, withholding or net settlement of shares of Company Common Stock for the exercise of Company Equity Awards for withholding Taxes incurred in connection with the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, in each case, in accordance with the terms of the applicable award agreements (the “Permitted Actions”);
(iii)grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any capital stock of the Company or any securities of any Company Subsidiary; or
(iv)issue, sell, transfer, encumber or otherwise permit to become outstanding any capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, capital stock or other equity or voting securities, including any shares of Company Common Stock or any securities of any Company Subsidiary or any options, warrants, or other rights of any kind to acquire any capital stock or other equity or voting securities, including any shares of Company Common Stock or any securities of any Company Subsidiary, except pursuant to the exercise, vesting or settlement of Company Equity Awards in accordance with their terms, in each case, outstanding as of the date hereof.
(d)Compensation; Employment Agreements, Etc. Except as required or permitted by the terms of any Company Benefit Plan existing as of the date hereof:
(i)enter into, adopt or terminate any Company Benefit Plan or other pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any related trust agreement (or similar arrangement) in respect of any current or former director, officer, or employee of Company or any of its Subsidiaries  (including any plan, program, policy, agreement or arrangement that would be considered a Company Benefit Plan if in effect as of the date hereof);
(ii)amend (whether in writing or through the interpretation of) any Company Benefit Plan (including any plans, programs, policies, agreements or arrangements adopted or entered into that would be considered a Company Benefit Plan if in effect as of the date hereof), other than de minimis administrative amendments in the ordinary course of business consistent with recent past practice that do not increase the cost or expense of maintaining, or increase the benefits payable under, such plan, program, policy or arrangements;
(iii)increase the compensation, bonus, severance, termination pay or other benefits payable to any current, prospective or former employee, officer, director, independent contractor or consultant, other than planned increases in compensation and benefits to employees in the ordinary course of business consistent with past practice as set forth on Company Disclosure Schedule 5.02(d);

(iv)pay, grant or award, or commit to pay, grant or award, any bonuses or incentive compensation other than, with respect to bonuses or incentive compensation set forth in Company Disclosure Schedule 5.02(d)(iv), in the ordinary course and consistent with past practice, it being understood that bonuses may be paid for any partial year and/or completed year prior to the Effective Time to the extent such bonuses have been accrued for;
(v)accelerate the vesting of, or otherwise deviate from the terms provided in the applicable award agreement with respect to the vesting, payment, settlement or exercisability of, any equity-based awards or other compensation;
(vi)become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization;
(vii)fund or provide any funding for any rabbi trust or similar arrangement; or
(viii)provide, or commit to provide, retiree medical benefits to any person.

Notwithstanding anything to the contrary contained in this Section 5.02(d), neither Company nor any of its Subsidiaries shall provide new compensation of any type, other than payment of base salary and short term incentive payments permitted under this Agreement, settlement of Company Equity Awards, and provision of employee benefits, each in the ordinary course, to any “disqualified individual” to the extent such compensation would reasonably be expected (as of the date of such new compensation) to constitute an “excess parachute payment” as defined in Section 280G of the Code (after taking into account the impact of applicable permitted mitigation alternatives).

(e)Hiring; Promotions. (i) Hire any person as an employee of Company or any of its Subsidiaries, except for at-will employees at an annual rate of salary not to exceed $150,000 or to fill vacancies that may arise from time to time in the ordinary course of business, or (ii) promote any employee except to fill vacancies that may arise in the ordinary course of business.
(f)Transactions with Officers and Directors. Except pursuant to agreements or arrangements in effect on the date of this Agreement and set forth on Company Disclosure Schedule 5.02(f), pay, loan, or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of officers or board members of Company or any of its Subsidiaries, or any of their immediate family members or any Affiliates (as such term are defined under the Exchange Act) or associates (as such term is defined in 17 C.F.R. § 240.12b-2) of any of its officers or directors other than compensation or business expense reimbursement in the ordinary course of business consistent with past practice since December 31, 2023.
(g)Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, or OREO, or cancel, release or assign any indebtedness to any person or any claims held by any person, in each case, other than in the ordinary course of business consistent with past practice since December 31, 2023 or pursuant to contracts or agreements in force at the date of this Agreement and listed on Company Disclosure Schedule 5.02(g).
(h)Acquisitions and Investments. Acquire all or any portion of the assets, business, deposits, or properties of any other entity except by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice since December 31, 2023, or otherwise make any material investment (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) in or of any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Company.
(i)Intellectual Property. Abandon, cancel, or otherwise allow to lapse or expire any material Intellectual Property owned by Company or any Company Subsidiary.
(j)Capital Expenditures. Make or commit to make any capital expenditures so long as any capital expenditures that would cause Company’s aggregate capital expenditure budget to exceed by five percent (5%) the aggregate 2025 capital expenditure budget set forth in Company Disclosure Schedule 5.02(j) in the aggregate, unless expenditures are reasonably necessary to maintain existing assets in good repair.
(k)Governing Documents. Amend Company’s Articles of Organization or Bylaws or any equivalent documents of any of Company’s Subsidiaries.
(l)Accounting Methods. Implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by applicable Law, GAAP, or at the written direction of a Governmental Authority.
(m)Company Material Contracts, Etc. Except for transactions in the ordinary course of business, (i) terminate, materially amend or modify, or waive any material provision of, any Company Material Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business without material adverse changes to terms with respect to Company or its Subsidiaries or (ii) enter into any contract that would constitute a Company Material Contract if it were in effect on the date of this Agreement; provided that this clause (ii) shall not apply to the entry into of any contract in connection with any action otherwise permitted by this Section 5.02. Notwithstanding the foregoing, nothing herein shall prohibit Company or any its Subsidiaries from terminating the employment of any employee or terminating a consulting agreement for cause, as determined in the discretion of Company or its respective Subsidiary.
(n)Compliance with Agreements. Commit any act or omission which constitutes a material breach or default by Company under any agreement with any Governmental Authority or under any Company Material Contract, Company Lease or other material agreement or material license to which it is a party or by which it or its properties is bound or under which it or its assets, business, or operations receives benefits.
(o)Claims. Except for debt workouts in the ordinary course of business consistent with past practice since December 31, 2023 or except as set forth in Company Disclosure Schedule 5.02(o), enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Company or any of its Subsidiaries or board members or Executive Officers is a party or becomes a party after the date of this Agreement, which settlement or agreement involves payment by Company or any of its Subsidiaries of an amount which exceeds $50,000 individually or $100,000 in the aggregate (in each case, net of any insurance proceeds or indemnity, contribution or similar payments received by Company or any Company Subsidiary in respect thereof but inclusive of any amount of proceeds paid by Company or any of its Subsidiaries as a deductible or retention) and/or would impose any material restriction on the business of the Company or any of its Subsidiaries; provided that, this Section 5.02(o) shall not apply to Tax matters, which shall be governed by Section 5.02(v), or that would impose any material restriction on, or create any adverse precedent that would be material to, the business of Company or its Subsidiaries or the Interim Surviving Entity or its Subsidiaries.

(p)Banking Operations. Enter into any new material line of business or file any application or make any contract or commitment with respect to the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of Company or any of its Subsidiaries.
(q)Derivative Transactions. Enter into any Derivative Transaction other than in the ordinary course of business consistent with past practice.
(r)Investment Securities. Materially restructure or materially change the investment securities, derivatives, wholesale funding or BOLI portfolio of Company or any of its Subsidiaries, or the interest rate exposure of Company or any of its Subsidiaries, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or make material investment portfolio purchases.
(s)Deposits. Make any change to deposit pricing that is not in the ordinary course of business consistent with recent past practice.
(t)Loans. Take any action with respect to loans other than as set forth on Company Disclosure Schedule 5.02(t).
(u)Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project other than by way of foreclosure or deed in lieu of foreclosure; mortgage, acquire or sell any real property (other than the sale of OREO properties in the ordinary course); enter into, materially amend, renew or terminate (except for any renewal or termination in accordance with the terms thereof) any lease with respect to real property.
(v)Taxes. Make outside the ordinary course of business, change or revoke any material income Tax election, change any Tax accounting period, adopt or change any material Tax accounting method, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension (outside the ordinary course of business) or waiver of the limitation period applicable to any Tax claim or assessment.
(w)Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(x)Environmental Assessments. Except for foreclosures in process as of the date of this Agreement and disclosed on Company Disclosure Schedule 5.02(x), foreclose on or take a deed or title to any real estate other than single-family residential properties without first conducting an ASTM E1527-21 Phase I Environmental Site Assessment of the property that satisfies the requirements of the all appropriate inquiries standard of CERCLA § 101(35) (“Phase I Assessment”), 42 U.S.C. § 9601(35), or foreclose on or take a deed or title to any real estate if such environmental assessment indicates the presence of a Recognized Environmental Condition, in each case other than single-family residential properties.
(y)Restructuring. Merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries.
(z)Loan Workouts. Compromise, resolve, or otherwise “workout” any delinquent or troubled loan, other than any loan workout in the ordinary course of business, consistent with Company Bank’s current policies and procedures and past practices since December 31, 2023.

(aa)Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.02.
Section 5.03Buyer Forbearances
. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement or as may be required by Law, Buyer shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)Adverse Actions. Take any action or fail to take any action that is intended or is reasonably expected to result in (A) a material delay in the consummation of the Merger or the Transaction, (B) any material impediment to Buyer’s ability to consummate the Merger or the Transaction, (C) any of the conditions to the Merger set forth in Article VII not being satisfied except, in each case, as may be required by applicable Law or GAAP.
(b)Articles of Organization and Bylaws. Amend the Articles of Organization or Bylaws of Buyer or any of its Subsidiaries in a manner that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely affect the holders of Company Common Stock relative to other holders of Buyer Common Stock.
(c)Reorganization. Knowingly take any action or fail to take any action which action or failure to act could reasonably be expected to prevent or impede the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(d)Capital Stock. Adjust, split, combine or reclassify any capital stock of Buyer that would adversely affect the economic benefits of the Merger to the holders of Company Common Stock or materially and adversely change the rights, terms or preferences of the Buyer Common Stock or make, declare or pay any extraordinary dividend on any capital stock of Buyer.
(e)Acquisitions. Enter into any binding definitive agreement to acquire any other depository institution (as defined in 12 U.S.C. § 1813(c)(1)) or credit union prior to the receipt of the Requisite Company Shareholder Approval and all Regulatory Approvals.
(f)Dispositions. Sell or transfer all or substantially all of the assets of Buyer or Buyer Bank, merge or consolidate Buyer or Buyer Bank with and into any other person, or restructure, reorganize or completely or partially liquidate or dissolve Buyer or Buyer Bank.
(g)Commitments. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.03.
Article VI

ADDITIONAL AGREEMENTS
Section 6.01Commercially Reasonable Efforts
. Subject to the terms and conditions of this Agreement, each of the parties agrees to use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws, so as to permit consummation of the Transaction as promptly as practicable, including the satisfaction of the conditions set forth in Article VII of this Agreement, and shall cooperate fully to that end.

Section 6.02Shareholder Approval
.
(a)Company agrees to take, in accordance with applicable Law, the Articles of Organization of Company and the Bylaws of Company, all action necessary to convene a meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Company’s shareholders in order to permit consummation of the Transaction (including any adjournment or postponement, the “Company Meeting”) and, subject to Section 6.07, shall take all lawful action to solicit shareholder approval, including by communicating to its shareholders its recommendation (and including such recommendation in the Proxy Statement-Prospectus) that they approve this Agreement and the Transaction (the “Company Board Recommendation”). Company’s board of directors shall, at all times prior to and during the Company Meeting, communicate the Company Board Recommendation and shall not make a Company Adverse Recommendation Change or take any other action or make any other public statement inconsistent with the Company Board Recommendation, except as expressly permitted by the terms of this Section 6.02(a).  Company shall engage a proxy solicitor reasonably acceptable to Buyer to assist in the solicitation of proxies from shareholders relating to the Requisite Company Shareholder Approval. However, if the board of directors of Company, in response to (1) a Company Intervening Event or (2) a Company Superior Proposal, in each case, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger, then, prior to the receipt of the Requisite Company Shareholder Approval, in submitting this Agreement and the Merger to its shareholders, the board of directors of Company may withhold or withdraw or modify or qualify in a manner adverse to Buyer the Company Board Recommendation or may submit this Agreement and the Merger to its shareholders without recommendation (each, a “Company Adverse Recommendation Change”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of Company may communicate the basis for its Company Adverse Recommendation Change to its shareholders, including in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto; provided, that the board of directors of Company may not take any actions under this sentence (including effecting a Company Adverse Recommendation Change) unless (i) it gives Buyer at least four (4) Business Days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the board of directors of Company in response to a Company Superior Proposal, the latest material terms and conditions and the identity of the third party in any such Company Superior Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the board of directors of Company takes into account any amendment or modification to this Agreement proposed by Buyer and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisor, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable Law to continue to recommend this Agreement and the Merger. Any material amendment to any Company Superior Proposal will be deemed to be a new Company Superior Proposal for purposes of this Section 6.02(a) and will require a new notice period as referred to in this Section 6.02(a). Except with the prior approval of Buyer or as required by applicable Law, no other matters shall be submitted for the approval of Company shareholders at the Company Meeting. Notwithstanding any Company Adverse Recommendation Change, Company shall submit this Agreement to its shareholders for their consideration at the Company Meeting and nothing in this Agreement shall relieve Company of the obligation to do so. In the event that there is present at the Company Meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Shareholder Approval, Company will not adjourn or postpone the Company Meeting unless Company is advised by counsel that failure to do so would reasonably be likely to result in a breach of the U.S. federal securities Laws or fiduciary duties of Company’s board of directors. Company shall keep Buyer updated with respect to the proxy solicitation results in connection with the Company Meeting as reasonably requested by Buyer. Company shall adjourn or postpone the Company Meeting, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Shareholder Approval. Company shall only be required to adjourn or postpone the Company Meeting two (2) times, for aggregate adjournments or postponements not exceeding sixty (60) calendar days, pursuant to the immediately preceding sentence of this Section 6.02(a) and any further adjournment or postponement of the Company Meeting shall require the prior written consent of Buyer.
(b)Company shall use its reasonable best efforts to cause the Company Meeting to occur as soon as reasonably practicable after the Registration Statement has been declared effective.
Section 6.03Registration Statement; Proxy Statement-Prospectus; Nasdaq Listing
.
(a)Buyer and Company agree to cooperate in the preparation of (i) the Proxy Statement-Prospectus and (ii) the Registration Statement, of which the Proxy Statement-Prospectus will be a part, including by providing to the other party all non-privileged information concerning itself and its Affiliates as may be reasonably requested by the other in connection with the preparation of the Registration Statement and the Proxy Statement-Prospectus. Each of Buyer and Company agree to use commercially reasonable efforts to cause the Registration Statement to be filed with the SEC within forty (40) days after the date of this Agreement and to be declared effective by the SEC as promptly as reasonably practicable after its filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions it contemplates. Buyer also agrees to use commercially reasonable efforts to obtain any necessary state securities Law or “blue sky” permits and approvals required to carry out the Transaction. Company agrees to cooperate with Buyer and Buyer’s counsel and accountants in requesting and obtaining appropriate opinions, consents, and letters from the financial advisor and Company’s independent auditors in connection with the Registration Statement and the Proxy Statement-Prospectus. After the Registration Statement is declared effective under the Securities Act, Company, at its own expense, shall promptly mail or cause to be mailed the Proxy Statement-Prospectus to its shareholders.
(b)Buyer will promptly notify Company of when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Buyer Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
(c)The Proxy Statement-Prospectus and the Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and their implementing rules and regulations. Buyer will notify Company promptly upon the receipt of any comments (whether written or oral) from the SEC or its staff and of any request by the SEC or its staff or any government officials for amendments or supplements to the Registration Statement, the Proxy Statement-Prospectus, or for any other filing or for additional information and will supply Company with copies of all correspondence between Buyer or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Proxy Statement-Prospectus, the Merger, or any other filing. Buyer and Company shall cooperate with each other in responding to any comments or requests by the SEC or its staff or any government officials with respect to the Registration Statement or the Proxy Statement-Prospectus. If at any time prior to the Company Meeting there shall occur any event that should be disclosed in an amendment or supplement to the Proxy

Statement-Prospectus or the Registration Statement, Company and Buyer shall use their commercially reasonable efforts to promptly prepare, file with the SEC (if required under applicable Law) and mail to Company shareholders an amendment or supplement. Each of Company and Buyer shall correct any information provided by it for use in the Registration Statement or the Proxy Statement-Prospectus as promptly as reasonably practicable if and to the extent such information is discovered to contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(d)Buyer will provide Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement-Prospectus and all responses to comments of the SEC prior to filing them with the SEC, and will provide Company and its counsel with a copy of all SEC filings.
(e)Buyer agrees to use commercially reasonable efforts to list, prior to the Closing Date, on Nasdaq the shares of Buyer Common Stock to be issued in connection with the Merger, subject to official notice of issuance prior to the Effective Time.
(f)In the event Company is required to be included in any registration statements for the issuance of securities of Buyer or in Buyer Reports, Company agrees to provide Buyer with any information, certificates, documents or other materials about Company as are reasonably necessary to be included in such other SEC reports or registration statements, including the Registration Statement referenced in Section 6.03(a) and any other registration statements which may be filed by Buyer prior to the Effective Time. Company shall use its reasonable efforts to cause its attorneys and accountants to provide Buyer and any underwriters for Buyer with any consents, opinion letters, reports or information which are necessary to complete the registration statements and applications for any other acquisition or issuance of securities. Buyer shall not file with the SEC any registration statement or amendment or supplement containing information regarding Company unless Company shall have consented to the disclosure contained in the filing, which consent shall not be unreasonably delayed or withheld.
Section 6.04Regulatory Filings; Consents
.
(a)Each of Buyer and Company and their respective Subsidiaries shall cooperate and use their respective commercially reasonable efforts (i) to promptly prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction, including, without limitation, all Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the Merger to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority); provided, however, that in no event shall Buyer be required to agree to any prohibition, limitation, or other requirement which would prohibit or materially limit the ownership or operation by Buyer or any of its Subsidiaries, of all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or its Subsidiaries, or compel Buyer or any of its Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Company or any of its Subsidiaries or Buyer or any of its Subsidiaries (together, the “Burdensome Conditions”). Buyer and Company will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition, or any other statement or application made by or on behalf of Buyer or Company to any Governmental Authority in connection with the Transaction. Provided that Company has cooperated as required by this Agreement, Buyer agrees to use commercially reasonable efforts to file the requisite applications for the Merger with the FRB and the Commissioner within forty (40) days after the date of this Agreement. Buyer, after consultation with Company, may file with the FRB and the Commissioner, before or after the Effective Time, the requisite applications for the Bank Merger, and notwithstanding any other provision in this Agreement, Buyer shall not have any obligation to cause the Bank Merger to be consummated as expeditiously as practicable. Each party shall have the right to review and approve in advance all characterizations of the information relating to it and any of its Subsidiaries that appear in any filing made in connection with the Transaction with any Governmental Authority and Buyer and Company shall each furnish to the other for review a copy of each such filing made in connection with the Transaction with any Governmental Authority prior to its filing, in each case subject to applicable Laws relating to the exchange of information.
(b)Company will notify Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications or summaries of oral communications received by Company or any of its Subsidiaries (i)  from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Transaction (and the response thereto from Company, its Subsidiaries or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, from any Governmental Authority in connection with the Transaction (and the response thereto from Company, its Subsidiaries or its representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Company or any of its Subsidiaries that are related to the Transaction (and the response from Company, its Subsidiaries or its representatives). With respect to any of the foregoing, Company will consult with Buyer and its representatives so as to permit Company and Buyer and their respective representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.
(c)Buyer will notify Company promptly and shall promptly furnish Company with copies of notices or other communications or summaries of oral communications received by Buyer or any of its Subsidiaries (i) from any Person alleging that the consent of that Person (or other Person) is or may be required in connection with the Transaction (and the response from Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, from any Governmental Authority in connection with the Transaction (and the response from Buyer or its representatives), and (iii) any legal action threatened or commenced against or otherwise affecting Buyer or any of its Subsidiaries that are related to the Transaction (and the response from Buyer, its Subsidiaries or its representatives).
Section 6.05Publicity
. Buyer and Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions it contemplates and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably delayed, conditioned or withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law. Without limiting the preceding sentence, Buyer and Company shall (i) cooperate to develop all public announcement materials; and (ii) make appropriate management available at presentations related to the Transaction as reasonably requested by the other. In addition, Company and its Subsidiaries shall coordinate with Buyer, to the extent practicable, regarding all communications with customers, suppliers, employees, shareholders, and the community in general related to the Transaction.
Section 6.06Access; Information
.
(a)Company and Buyer agree that upon reasonable notice and subject to applicable Laws relating to the exchange of information, each shall afford the other party and its officers, employees, counsel, accountants, and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to its books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, and personnel and to such other information relating to it as the other party may reasonably request and, during such period, shall furnish promptly to the other party all information concerning its business, properties, and personnel as the other party may reasonably request, including, without limitation, a good faith estimate of costs and fees that Company and its Subsidiaries expect to pay to retained representatives in connection with the Transaction. Notwithstanding the foregoing, neither Company nor Buyer shall be required to provide access to or to disclose information, where access or disclosure could reasonably be expected to (i) violate the rights of such entity’s customers, (ii) jeopardize the attorney-client privilege of the entity in possession or control of such information, (iii) result in the disclosure of any trade secrets of third parties; (iv) violate any obligation of Company or Buyer with respect to confidentiality (provided that the party who owes an obligation of confidentiality makes a reasonable effort to obtain a waiver of such obligation) including with respect to disclosure of regulatory examination ratings or other confidential supervisory information, or violate any fiduciary duty of Company or Buyer; (v) interfere with the prudent operation of such entity; or (vi) contravene any Law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the previous sentence apply.
(b)No investigation by a party or its representatives shall be deemed to modify or waive any representation, warranty, covenant, or agreement of the other party set forth in this Agreement, or the conditions to the respective obligations of Buyer and Company to consummate the Transaction.
Section 6.07No Solicitation by Company
.
(a)Company and its Subsidiaries shall immediately cease, and Company and its Subsidiaries shall cause each of their respective representatives to immediately cease, any discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to a Company Acquisition Proposal. Except as permitted by this Section 6.07, after the execution and delivery of this Agreement, Company shall not, and shall cause its Subsidiaries and its and their directors, officers, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) solicit, initiate or encourage any inquiry with respect to, (ii) participate or engage in any negotiations with any Person with, or furnish any nonpublic information relating to, or (iii) engage or participate in any discussions with any Person regarding, a Company Acquisition Proposal, except to notify such Person of the existence of the provisions of this Section 6.07; provided, that, prior to the receipt of the Requisite Company Shareholder Approval, in the event Company receives an unsolicited bona fide written Company Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisor) that such Company Acquisition Proposal is reasonably likely to lead to a Company Superior Proposal and failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law; provided, further, that, prior to or concurrently with providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided such information to Buyer, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will promptly (and in any event within one (1) Business Day) advise Buyer following receipt of any Company Acquisition Proposal or any inquiry which could reasonably be expected to lead to a Company Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Company Acquisition Proposal and, if applicable, copies of any documents or correspondence evidencing such Company Acquisition Proposal) and will keep Buyer reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Company Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable Law and the fiduciary duties of the board of directors of Company, to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.
(b)Except as set forth in Section 6.02(a), the board of directors of Company shall not (i) withhold, withdraw, or modify (or publicly propose to withhold, withdraw or modify), in a manner adverse to Buyer, its recommendation referred to in Section 6.02, or (ii) approve or recommend (or publicly propose to approve or recommend) any Company Acquisition Proposal. Company shall not, its board of directors shall not allow Company to, and Company shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (except for confidentiality agreements referred to and entered into in accordance with the terms of Section 6.07(a)) relating to any Company Acquisition Proposal.
(c)Nothing contained in this Section 6.07 shall prohibit Company from (i) complying with its disclosure obligations under U.S. federal or state law with regard to a Company Acquisition Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any disclosure to Company’s shareholders if, after consultation with its outside legal counsel, Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosure relating to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless it is limited to (i) a stop, look, and listen communication or Company’s board of directors reaffirms the recommendation referred to in Section 6.02 in such disclosure and does not recommend that Company shareholders tender their shares or otherwise support such Company Acquisition Proposal, or (ii) informing any Person of the existence of the provisions contained in this Section 6.07.
Section 6.08Indemnification; Directors’ and Officers’ Insurance
.
(a)From and after the Effective Time, Buyer and its Subsidiaries (the “Indemnifying Party”) shall indemnify and hold harmless, each present and former board member, officer or employee of Company and its Subsidiaries (the “Indemnified Parties”) and any person who becomes an Indemnified Party between the date of this Agreement and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred after the Effective Time in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part, or arising in whole or in part out of, or pertaining to the fact that he or she was a board member, officer or employee of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a board member, officer, employee, trustee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Company, including without limitation any matters arising in connection with or related to the negotiation, execution, and performance of this Agreement or the Transaction, to the full extent to which such Indemnified Parties would be entitled to have the right to be indemnified under the Articles of Incorporation and Bylaws of Company and/or Articles of Organization and Bylaws of Company Bank, as applicable as in effect on the date of this Agreement as though such Articles of Incorporation, Articles of Organization and Bylaws continue to remain in effect after the Effective Time and as permitted by applicable Law. Buyer shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent as would have been permitted by Company and/or Company Bank under the Company’s Articles of Incorporation and/or Company Bank’s Articles of Organization, as applicable, upon receipt of an undertaking to repay such advance payments if such officer, board member or employee shall be adjudicated or determined to be not entitled to indemnification in accordance with the applicable Articles of Incorporation or Articles of Organization. Buyer’s obligations under this Section 6.08(a) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim; and provided further, that Buyer’s and its Subsidiaries obligations as successor in interest to the Company and its Subsidiaries shall continue as required under the Articles of Incorporation and Bylaws of the Company and/or the Articles of Organization and Bylaws of Company Bank, as applicable.
(b)Any Indemnified Party wishing to claim indemnification under this Section 6.08, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party and, if so, only to the extent of such actual prejudice. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by the Indemnified Parties in connection with the defense, except that if the Indemnifying Party elects not to assume defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements are received, the reasonable fees and expenses of counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party is prohibited by applicable Laws and regulations.
(c)Prior to the Closing, Company as of the Effective Time shall obtain and fully pay the premium for the extension of Company’s and Company Bank’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time from an insurance carrier with the same or better credit rating as Company’s and Company Bank’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) with terms, conditions, retentions, and limits of liability that are at least as favorable to the Indemnified Parties as Company’s and Company Bank’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement, the Transaction or the actions this Agreement otherwise contemplates); provided, however, that in no event shall Company expend, or Buyer or the Interim Surviving Entity be required to expend, for such “tail” policy in the aggregate a premium amount in excess of an amount (the “Maximum D&O Tail Premium”) equal to 300% of the annual premiums paid by Company and Company Bank for D&O Insurance in effect as of the date of this Agreement; provided further, that if the cost of such a tail policy exceeds the Maximum D&O Tail Premium, Company or Buyer or the Interim Surviving Entity shall obtain a tail policy with the greatest coverage available for a cost not exceeding Maximum D&O Tail Premium.
(d)If Buyer, Buyer Bank or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Buyer and/or Buyer Bank shall assume the obligations set forth in this Section 6.08.

(e)Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company, Company Bank or its officers, directors and employees, and that the indemnification of this Section 6.08 is not a substitute for any claim under any such policy.
(f)Any indemnification payment made pursuant to this Section 6.08 is subject to and conditioned upon its compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated by the FDIC (12 C.F.R. Part 359).
Section 6.09Employees; Benefit Plans
.
(a)Employees of Company and its Subsidiaries as of the Effective Time (the “Continuing Employees”) shall become employees at-will of Buyer and its Subsidiaries. Except as set forth in Company Disclosure Schedule 6.09(a), for a period beginning at the Effective Time and ending on the first (1st) anniversary of the Effective Time, Buyer shall, and shall cause Buyer Bank to, provide to each Continuing Employee, who was not an Executive Officer of Company immediately prior to the Effective Time, (i) annual base salary or base wages (as applicable) that is at least equal to the annual base salary or base wages (as applicable) that was provided to each such Continuing Employee as of immediately prior to the Effective Time, and (ii) employee benefits that are no less favorable than those benefits provided to similarly situated Buyer employees. For purposes of Section 6.09(a)(ii), “employee benefits” shall mean: participation in a 401(k) plan sponsored or maintained by Buyer or one of its Subsidiaries (a “Buyer 401(k) Plan”); participation in the Buyer ESOP (subject to enrollment and achievement of minimum hours required for the allocation of annual contributions); Buyer’s noncontributory “cash balance” pension plan on the same terms as newly-hired employees of Buyer Bank; Buyer’s health and dental insurance plans; and other Buyer benefits, including, but not limited to, paid time off; provided, however, that “employee benefits” shall not include change in control, retention, defined benefit pension, nonqualified deferred compensation or retiree medical benefits. Beginning as of the Effective Date and continuing through the first (1st) anniversary of the Effective Date, Company employees whose positions have been or could reasonably be expected to be eliminated as a consequence of the Merger will be given the opportunity to apply and be considered for any open position at Buyer Bank for which they are qualified, as if they were internal candidates of Buyer. For a period beginning on the Effective Date and continuing through the first (1st) anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances, as defined on Company Disclosure Schedule 6.09(a), shall be eligible to receive severance benefits as set forth on Company Disclosure Schedule 6.09(a), subject to such employee’s timely execution (and non-revocation) of a standard release of claims.
(b)With respect to any employee benefit plans of Buyer or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Buyer and its Subsidiaries shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans to the extent waiver of such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) use commercially reasonable efforts to provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to commencement in the New Plan under a Company Benefit Plan that provides health care benefits (including medical, dental and vision) or disability benefits, to the same extent that such credit was given under the analogous Company Benefit Plan prior to commencement in the New Plan, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with Company and its Subsidiaries for all purposes of eligibility and vesting and, for purposes of severance and paid time off (including vacation, personal time and the like), level of benefits in any New Plan; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of benefit accrual under any defined benefit pension plan, (C)  for purposes of the minimum number of hours required during a plan year to receive an allocation under the Buyer ESOP, (D) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits, or (E) for purposes of any equity incentive awards granted by Buyer.
(c)Buyer shall use commercially reasonable efforts to initiate, not later than thirty (30) days following the date of this Agreement, consultations with Company to identify those Continuing Employees who will be considered to receive a “retention” bonus from Buyer (each a “Designated Employee” and collectively, the “Designated Employees”) in the event such Designated Employee remains an employee of Buyer as of the Effective Time and through a post-Closing date determined by Buyer (which date shall not be more than one year after the Effective Time) (the “Transition Period”), or if Buyer terminates such Designated Employee’s employment after the Effective Time and during the Transition Period without cause or for good reason by such Designated Employee (as such terms are defined on Company Disclosure Schedule 6.09(c)). The aggregate amount of such retention bonuses for all Designated Employees and the timing of each such bonus payment relative to the Effective Time shall be determined by Buyer, with selection of such Designated Employees made by Buyer in consultation with Company.  Buyer and Company expect that retention bonuses shall not be payable to any Continuing Employee who is a party to an employment or other agreement that provides severance benefits in the event of a change in control of Company, except as set forth in Company Disclosure Schedule 6.09(c).
(d)If requested by Buyer in writing at least twenty (20) Business Days prior to the Effective Time, Company shall cause any 401(k) plan sponsored or maintained by Company (the “Company 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event that Buyer requests that any Company 401(k) Plan be terminated, the Continuing Employees shall be eligible to participate, effective as of the Effective Date, in the Buyer 401(k) Plan. Company and Buyer shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or Buyer 401(k) Plan to permit the Continuing Employees who are then actively employed to make rollover contributions to the Buyer 401(k) Plan of “eligible rollover distributions” (with the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans) or a combination thereof. Company shall provide Buyer with evidence that the Company 401(k) Plan has been terminated or amended, as applicable, in accordance with this Section 6.09(d); provided, that prior to amending or terminating the Company 401(k) Plan, Company shall provide the form and substance of any applicable resolutions or amendments to Buyer for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed).
(e)Company shall take or cause to be taken the following actions with respect to the Company ESOP:
(i)As soon as practicable after the date of this Agreement, Company will request that the ESOP Trustee take all necessary action required by Company ESOP plan documents and applicable Law to conduct a pass-through vote of Company ESOP participants to direct the ESOP Trustee to vote the shares of Company Common Stock owned by Company ESOP and allocated to the plan accounts of Company ESOP participants either in favor of or against the Merger (the “ESOP Vote”). Company will further request the ESOP Trustee provide to Buyer for review and comment, reasonably in advance of the ESOP Vote, but in any event within ten (10) Business Days after the initial filing of the Registration Statement, all materials (including the information statement and any similar disclosure materials, frequently asked questions, and meeting slides or handouts, as applicable) proposed to be disclosed to Company ESOP participants in connection with the ESOP Vote. Buyer shall have three (3) Business Days to review and provide comments with respect to the materials to be distributed to ESOP participants with respect to the ESOP Vote.

(ii)At Buyer’s request after the receipt of the Requisite Company Shareholder Approval but in any event not later than the distribution of the Form of Election as contemplated by Section 2.05(d), Company shall distribute to the Company ESOP participants a form prepared by Buyer and reasonably acceptable to Company so as to enable each Company ESOP participant to direct the ESOP Trustee with respect to an election to receive the Per Share Cash Consideration or the Stock Consideration. Not later than the Election Deadline, Company shall direct the ESOP Trustee to deliver to Buyer the election made by the Company ESOP. The direction of elections of Company ESOP participants and the election of the Company ESOP shall be subject to the proration set forth in Section 2.05. The aggregate amount of Per Share Cash Consideration and Stock Consideration that Company ESOP participants shall receive is the “Aggregate ESOP Consideration.”
(iii)Prior to the Effective Time, but after the receipt of the last to be obtained of either the Requisite Company Shareholder Approval and the regulatory approvals required by Section 7.01(b) of this Agreement and, subject to the occurrence of the Closing, the Company Board shall terminate the Company ESOP prior to the Closing Date (the “ESOP Termination Date”). In connection with the termination of the Company ESOP, (A) all plan accounts shall be fully vested and 100% non-forfeitable as of the ESOP Termination Date, (B) no new participants shall be admitted to the Company ESOP on or after the ESOP Termination Date, (C) all outstanding indebtedness of the Company ESOP shall be repaid by delivering a sufficient number of unallocated shares of Company Common Stock to Company, at least five (5) Business Days prior to the Effective Time, (D) the balance of the unallocated shares and any other unallocated assets remaining in the Company ESOP after repayment of the Company ESOP loan shall be allocated as earnings to the accounts of the Company ESOP participants who are employed as of the ESOP Termination Date based upon their respective account balances under the Company ESOP as of the ESOP Termination Date, and (E) all remaining shares of Company Common Stock held by Company ESOP shall be converted into the right to receive the Aggregate ESOP Consideration and distributed to Company ESOP participants as soon as practicable after the Effective Time in accordance with the terms of the Company ESOP. Company Board will adopt such amendments to the Company ESOP to effect the provisions of this Section 6.09(e). Prior to the Closing Date, Company shall provide Buyer with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Company shall continue to accrue and make contributions to the Company ESOP from the date of this Agreement through the ESOP Termination Date in an amount sufficient (but not to exceed) for the trustee to make loan payments that become due in the ordinary course on the outstanding loan to the Company ESOP prior to the ESOP Termination Date and shall also make a contribution to the Company ESOP, prior to the ESOP Termination Date, to enable the trustee to make a pro rata payment on the ESOP loan for any year in which the Closing occurs (if the Closing occurs prior to December 31) through and including the earlier of the end of the calendar month immediately preceding the month in which the Closing occurs or the ESOP Termination Date. Company shall provide Buyer in advance with the form and substance of any applicable resolution or amendment under this Section 6.09(e)(ii) Section 6.09(e)(ii) for Buyer’s review and comment, which timely comments shall be considered in good faith.
(f)Without limiting the generality of Section 6.09(a), with respect to Company Benefit Plans providing accrued-for cash bonus and incentive opportunities, (i) if the Effective Time occurs following the completion of the applicable performance period but prior to the regularly-scheduled date for payment of the accrued-for cash bonus or incentive earned with respect to such performance period in accordance with the terms of such Company Benefit Plan, Company or its Subsidiaries may pay such earned accrued-for cash bonus or incentive as of the Closing Date and, if not paid by Company or its Subsidiaries as of the Closing Date, Buyer or its Subsidiaries shall pay (or cause to be paid) such earned accrued-for cash bonus or incentive no later than the later of (A) sixty (60) days after the effective time of the Bank Merger or (B) the next calendar quarter end, and (ii) if the Effective Time occurs during an applicable performance period, Company or its Subsidiaries may pay a pro-rated cash bonus or incentive (pro-rated based on each eligible participant’s target or expected opportunity, consistent with past practice, multiplied by the number of days from the beginning of the performance period to and including the Closing Date, over the total number of days in the performance period) to each eligible participant as of the Closing Date and, if not paid by Company or its Subsidiaries as of the Closing Date, Buyer or its Subsidiaries shall pay (or cause to be paid) such earned accrued-for cash bonus or incentive no later than the later of (A) sixty (60) days after the effective time of the Bank Merger or (B) the next calendar quarter end, provided, however, that such amounts shall not exceed such amounts accrued for by Company for such operative period.
(g)Following the date of this Agreement, Buyer and Company shall work in good faith to formulate a protocol with respect to communications with employees of the Company or its Subsidiaries at any time prior to the Effective Time.
(h)On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) to be provided or communicated by Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the Transaction shall be subject to the prior prompt review and reasonable comment of Buyer, and Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Buyer timely provides. Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of Company, Buyer, or any Subsidiary or affiliate thereof, nor shall anything in this Agreement interfere with or restrict in any way the rights of Company, Buyer or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Except as otherwise set forth in this Agreement or the accompanying Disclosure Schedules, nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) except as set forth herein, alter or limit the ability of the Buyer or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Except as set forth in Section 10.05 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Buyer shall review such broad-based communications no later than three (3) Business Days after Company provides same to Buyer. If Buyer does not provide review and comment within three (3) Business Days, Company shall not be in breach of this Section 6.09(h) by sending such communication without comment from Buyer.
(i)Buyer shall honor all obligations under the employment agreements, employee severance compensation plans and Company Benefit Plans as set forth in Company Disclosure Schedule 3.17(a).
Section 6.10Notification of Certain Changes
.
(a)Buyer and Company shall promptly advise the other party of any change or event having, or which would reasonably be expected to have, a Material Adverse Effect with respect to it or which it believes would reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement. Prior to the Effective Time (and on the date prior to the Closing Date), Buyer and Company will supplement or amend their respective disclosure schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered materially inaccurate. No supplement or amendment to the

Buyer Disclosure Schedule or Company Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Section 7.02(a) or Section 7.03(a), or compliance by Buyer or Company with the respective covenants and agreements.
(b)If the Closing Date is delayed pursuant to Section 1.04, Company shall deliver to Buyer as of the Approval Date and/or the Closing Date, as applicable, a supplement to the Company Disclosure Schedule (the “Company Disclosure Supplement”) which shall include any matter hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or that is necessary to correct any information in the Company Disclosure Schedule or in any representation or warranty of Company which has been rendered inaccurate thereby following discovery thereof.
Section 6.11Current Information
. During the period from the date of this Agreement to the Effective Time, Company will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than weekly) with representatives of Buyer and to report the general status of Company’s financial affairs and the ongoing operations of Company and its Subsidiaries. Without limiting the foregoing, (A) Company agrees to provide to Buyer (i) a copy of each report filed by Company or any of its Subsidiaries with a Governmental Authority (if permitted by Law) within one (1) Business Day following its filing, and (ii) a consolidated balance sheet and a consolidated statement of operations, without related notes, within twenty (20) days after the end of each month, prepared in accordance with Company’s current financial reporting practices, and (B) Company shall provide Buyer, on a monthly basis, with a schedule of all new loans, leases, extensions of credit, and renewal loans, leases and extensions of credit, or any increase in any customer’s aggregate credit outstanding or lease commitment (whether or not subject to prior approval under Section 5.02(t)), and provide Buyer with a copy of, and the opportunity to discuss upon request, the relevant documentation for any loan, extension of credit, lease, or renewal.
Section 6.12Board Packages
. Company shall distribute by overnight mail or by electronic mail a copy of any Company or Company Bank board package, including the agenda and any draft minutes, to Buyer at the same time in which it distributes a copy to the board of directors of Company or Company Bank; provided, however, that Company shall not be required to provide to Buyer copies of any documents that disclose (i) confidential discussions of this Agreement or the transactions it contemplates or any third-party proposal to acquire control of Company, (ii) any matter that Company’s board of directors has been advised by counsel may violate a confidentiality obligation or fiduciary duty or any Law or regulation, including with respect to the disclosure of regulatory examination ratings or other confidential supervisory information, or may result in a waiver of Company’s attorney-client privilege or violate the privacy rights of any customer, or (iii) any information provided to Company’s or Company Bank’s board of directors or the Loan Committee of Company’s or Company Bank’s board of directors with respect to loan- or credit-related information, including, but not limited to, loan pricing or credit decisions.
Section 6.13Transition; Informational Systems Conversion
. From and after the date of this Agreement, Buyer and Company shall use their commercially reasonable efforts to facilitate the integration of Company with the business of Buyer following consummation of the Transaction, and shall meet on a regular basis to discuss and plan for the conversion of the data processing and related electronic informational systems of Company and each of its Subsidiaries (the “Information Systems Conversion”) to those used by Buyer, which planning shall include, but not be limited to: (a) discussion of third-party service provider arrangements of Company and each of its Subsidiaries; (b) non-renewal, after the Effective Time, of personal property leases and software licenses used by Company and each of its Subsidiaries in connection with systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate after the Effective Time, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time; provided, however, that Company will not be required to take any actions or provide any information pursuant to this Section 6.13 that would, in the Company’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Buyer shall promptly reimburse Company for any reasonable out-of-pocket fees, expenses, or charges that Company may incur as a result of taking, at the request of Buyer, any action to facilitate the Information Systems Conversion.

Section 6.14Access to Customers and Suppliers
.
(a)Access to Customers. Company and Buyer will work together to promote good relations between Company Bank and its customers and to retain and grow Company Bank customer relationships prior to and after the Effective Time. Company and Buyer agree that it may be advisable from and after the date of this Agreement for representatives of Company Bank and/or of Buyer Bank to meet with Company Bank customers to discuss the business combination and related transactions contemplated by this Agreement with Company Bank customers. Meetings with Company Bank customers will only occur with the express, prior permission of Company Bank, will be arranged solely by Company Bank representatives, and will be jointly attended by representatives of both Company Bank and Buyer Bank. Neither Company nor Company Bank, however, will be required to take any actions or provide any information pursuant to this Section 6.14 that would, in Company or Company Bank’s reasonable determination, violate applicable federal, state or local statutes, Laws, regulations, ordinances, rules, judgments, orders or decrees related to data protection or privacy. Nothing in this Section 6.14 shall be deemed to prohibit representatives of Company Bank and Buyer Bank from meeting with and communicating with their respective customers that may also be customers of the other party.
(b)Access to Suppliers
. From and after the date of this Agreement, Company shall, upon Buyer’s reasonable request, introduce Buyer and its representatives to suppliers of Company and its Subsidiaries for the purpose of facilitating the integration of Company and its business into that of Buyer. Any interaction between Buyer and Company’s suppliers shall be coordinated by Company. Company shall have the right to participate in any discussions between Buyer and Company’s suppliers.
Section 6.15Environmental Assessments
.
(a)Company shall cooperate with and grant access to an environmental consulting firm selected by Buyer and reasonably acceptable to Company, during normal business hours (and at such other times as may be agreed), to any real property (including buildings or other structures) currently owned or operated by Company or any of its Subsidiaries or any Company Loan Property for the purpose of conducting Phase I Assessments (which also may include an evaluation of asbestos containing materials, polychlorinated biphenyls, lead based paint, lead in drinking water, mold, and radon). Buyer shall not, without the Company’s prior written consent, which consent shall be in the Company’s sole discretion, conduct any (i) Phase II Environmental Assessments, including subsurface investigation of soil, soil vapor, and groundwater (“Phase II Assessment”); and/or (ii) surveys and sampling of indoor air and building materials for the presence of radon, asbestos containing materials, mold, microbial matter, polychlorinated biphenyls, and other Hazardous Substances. Buyer and its environmental consulting firm shall conduct all Phase I Assessments pursuant to this Section 6.15 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Company’s operation of its business. All costs and expenses incurred in connection with any Phase I Assessment shall be borne solely by Buyer.
(b)To the extent requested by Buyer, each environmental assessment shall include an estimate by the environmental consulting firm preparing such environmental assessment of the costs of investigation, monitoring, personal injury, property damage, clean up, remediation, penalties, fines or other liabilities, as the case may be, relating to the “potential environmental condition(s)” or “recognized environmental condition(s)” or other conditions which are the subject of the environmental assessment.

Section 6.16Shareholder Litigation and Claims
. In the event that any shareholder litigation related to this Agreement or the Merger or the other transactions contemplated by this Agreement is brought or, to Company’s Knowledge, threatened, against Company and/or the members of the board of directors of Company prior to the Effective Time, Company shall consult with Buyer regarding the defense or settlement of the litigation, and no such settlement shall be agreed to without Buyer’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Company shall (i) promptly notify Buyer of any shareholder litigation brought, or threatened, against Company and/or members of the board of directors of Company, (ii) keep Buyer reasonably informed with respect to the litigation’s status; provided, however, that no information need be provided if doing so would jeopardize the attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement, and (iii) give Buyer the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation. Company shall consult with Buyer regarding the selection of counsel to represent Company in any such shareholder litigation.
Section 6.17Company Directors
. Company shall use commercially reasonable efforts to deliver to Buyer resignations of those members of the board of directors of Company, Company Bank, and any of their Subsidiaries requested in writing by Buyer at least five (5) days prior to the Closing Date, with each such resignation to be effective as of the Effective Time.
Section 6.18Election of Certain Company Directors to Boards of Directors of Buyer and Buyer Bank
.
(a)In accordance with the provisions set forth in Buyer’s Articles of Organization and Bylaws, the board of directors of Buyer will take all actions necessary so that one (1) director of Company immediately prior to the Effective Time will be appointed to the board of directors of Buyer as of the Effective Time (such appointed director, the “Company designated director”). The Company designated director will be Joseph B. Reilly. Mr. Reilly will become a member of the class of Buyer’s board of directors whose term will expire at Buyer’s 2027 annual meeting. Subject to the concurrence of Buyer’s Nominating and Governance Committee, Mr. Reilly shall be nominated by Company’s board of directors for election at Buyer’s 2027 annual meeting of shareholders for election at such meeting to hold office for a term expiring at the 2030 annual meeting of shareholders. Buyer shall recommend that its shareholders vote in favor of the election of such nominee.
(b)In addition to the appointment of the Company designated director to the board of directors of Buyer, the board of directors of Buyer will also take all actions necessary to direct the Board of Directors of Buyer Bank to appoint up to four (4) non-employee members of the board of directors of Company who are not the Company designated director to the Board of Advisors of Buyer, which appointments shall be effective as of the Effective Time.
(c)In accordance with the provisions set forth in Buyer Bank’s Articles of Organization and Bylaws, the board of directors of Buyer Bank shall adopt resolutions prior to the Closing appointing (i) the Company designated director specified in Section 6.18(a) to serve on the board of directors of Buyer Bank, effective as of and subject to the occurrence of the Effective Time; and (ii) up to four of the former non-employee members of the board of directors of Company who are not the Company designated director to the Board of Advisors of Buyer Bank.

Section 6.19Third-Party Consents
. Company shall use commercially reasonable efforts to obtain the Company Third-Party Consents prior to Closing.
Section 6.20Coordination
.
(a)Company and Company Bank shall take any actions Buyer may reasonably request prior to the Effective Time to facilitate the consolidation of the operations of Company Bank with Buyer Bank following consummation of the Transaction, including, without limitation, the preparation and filing of all documentation that is necessary or desirable to obtain all permits, consents, approvals and authorizations of third parties or Governmental Authorities to close and/or consolidate any Buyer Bank or Company Bank branches or facilities and furnishing information and otherwise cooperating with Buyer in the marketing and sale to third parties, contingent on the Effective Time, of any owned or leased real property or tangible property associated with any such branches or facilities. Company shall give due consideration to Buyer’s input, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Buyer nor Buyer Bank shall under any circumstance be permitted to exercise control of Company or any of its Subsidiaries prior to the Effective Time. Company and Company Bank shall permit representatives of Buyer Bank to be onsite at Company Bank during normal business hours to facilitate consolidation of operations and assist with any other coordination efforts as necessary.
(b)Upon Buyer’s reasonable request and consistent with GAAP, the rules and regulations of the SEC and applicable banking Laws and regulations, (i) each of Company and its Subsidiaries shall modify or change its loan, OREO, accrual, reserve, tax, litigation, and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Buyer and (ii) Company shall make such accruals under the Company Benefit Plans as Buyer may reasonably request to reflect the benefits payable under such Company Benefit Plans upon the completion of the Merger. Notwithstanding the foregoing, no such modifications, changes, or divestitures of the type described in this Section 6.20(b) need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).
(c)Company and Company Bank shall, consistent with GAAP and regulatory accounting principles, use their commercially reasonable efforts to implement at Buyer’s request internal control procedures which are consistent with Buyer’s and Buyer Bank’s current internal control procedures to allow Buyer to fulfill its reporting requirement under Section 404 of the Sarbanes-Oxley Act; provided, however, that no such modifications, changes, or divestitures need be made prior to the satisfaction of the conditions set forth in Section 7.01(a) and Section 7.01(b).
(d)No accrual or reserve or change in policy or procedure made by Company or any of its Subsidiaries pursuant to this Section 6.20 shall constitute or be deemed to be a breach, violation, of or failure to satisfy any representation, warranty, covenant, agreement, condition, or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation, or failure to satisfy shall have occurred. The recording of any such adjustment shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Company or its management with any such adjustments.
(e)Subject to Section 6.20(b), Buyer and Company shall cooperate (i) to minimize any potential adverse impact to Buyer under ASC 805, and (ii) to maximize potential benefits to Buyer and its Subsidiaries under Section 382 of the Code in connection with the Transaction, in each case consistent with GAAP, the rules and regulations of the SEC, and applicable banking Laws.
Section 6.21Stock Exchange De-listing
. Prior to the Closing, Company shall use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Interim Surviving Entity of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.22Section 16(a)
. Prior to the Effective Time, Buyer shall, as applicable, take all such steps as may be required to cause any acquisition of Buyer Common Stock resulting from the Transaction by each individual who may be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Buyer to be exempt under Rule 16b-3 promulgated under the Exchange Act. Company agrees to promptly furnish Buyer with all requisite information necessary for Buyer to take the actions contemplated by this Section 6.22.
Section 6.23Takeover Restrictions
. None of Company, Buyer or their respective boards of directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the Transaction, each party and the members of their respective boards of directors will grant such approvals and take such actions as are necessary so that the Transaction may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the Transaction, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
Section 6.24Classified Loans
. Company and Buyer shall promptly after the end of each quarter after the date hereof and upon Closing provide Buyer and Company, respectively, with a complete and accurate list, including the amount, of all Loans subject to each type of classification of the Company Classified Loans and Buyer Classified Loans, respectively.
Article VII

CONDITIONS TO CONSUMMATION OF THE MERGER
Section 7.01Conditions to Obligations of the Parties to Effect the Merger
. The respective obligations of Buyer and Company to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable Law, written waiver by the parties prior to the Closing Date of each of the following conditions:
(a)Shareholder Approvals. The Requisite Company Shareholder Approval shall have been obtained.
(b)Regulatory Approvals. All Regulatory Approvals and all other consents and approvals of a Governmental Authority required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods shall have expired or been terminated.
(c)No Injunctions or Restraints; Illegality. No judgment, order, injunction, or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect. No statute, rule, regulation, order, injunction, or decree shall have been enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits or makes illegal the consummation of the Transaction.

(d)Effective Registration Statement. The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.
(e)Nasdaq Listing. The shares of Buyer Common Stock issuable pursuant to the Merger shall have been listed on Nasdaq, subject to official notice of issuance.
Section 7.02Conditions to Obligations of Buyer
. The obligations of Buyer to consummate the Merger are subject to the fulfillment or written waiver by Buyer prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Company set forth in (i) Section 3.03 shall be true and correct (other than, in the case of Section 3.03, such failures to be true and correct as are de minimis) as of the date of this Agreement and as of earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date) and (ii) Section 3.02, Section 3.05(a), Section 3.06, Section 3.07, and Section 3.16 (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or the Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of earlier of the Closing Date or the Approval Date as though made on and as of the Closing Date or the Approval Date, as applicable (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company. Buyer shall have received a certificate, dated as of the earlier of the Closing Date or the Approval Date, signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect, except that this Section 7.02(a) will apply both as of the Approval Date and the Closing Date with respect to Section 3.02, Section 3.03, Section 3.06, Section 3.07, Section 3.12 and Section 3.16.
(b)Performance of Obligations of Company. Company shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Company by the Chief Financial Officer and Chief Executive Officer of Company to that effect.
(c)No Burdensome Condition. No Burdensome Condition shall exist with respect to Regulatory Approval required for consummation of the Merger and the Holdco Merger.
(d)Tax Opinion. Buyer shall have received an opinion from Nutter, McClennen & Fish, LLP (or other nationally recognized tax counsel reasonably acceptable to Buyer), dated as of the Closing Date, in substance and form reasonably satisfactory to Buyer to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Transaction will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Nutter, McClennen & Fish, LLP (at such time or times as reasonably requested by such counsel) may require and rely upon representations contained in certificates of officers of each of Company and Buyer.
(e)Other Actions. Company shall have furnished Buyer with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and Section 7.03 as Buyer may reasonably request.
Section 7.03Conditions to Obligations of Company
. The obligations of Company to consummate the Merger also are subject to the fulfillment or written waiver by Company prior to the Closing Date of each of the following conditions:
(a)Representations and Warranties. The representations and warranties of Buyer set forth in (i) Section 4.03 and Section 4.10 (after giving effect to the lead-in to Article IV) shall be true and correct (other than in the case of Section 4.03 such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and (ii) Section 4.02, Section 4.06, Section 4.07 and Section 4.17 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations of Buyer set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Buyer. Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to the foregoing effect.
(b)Performance of Obligations of Buyer. Buyer shall have performed and complied with all of its covenants and other obligations under this Agreement in all material respects at or prior to the Closing Date, and Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer to that effect.
(c)Tax Opinion. Company shall have received an opinion from Luse Gorman, PC (or other nationally recognized tax counsel reasonably acceptable to Company), dated as of the Closing Date, in substance and form reasonably satisfactory to Company to the effect that, on the basis of the facts, representations, and assumptions set forth in such opinion, the Transaction will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Luse Gorman, PC may require (at such time or times as reasonably requested by such counsel) and rely upon representations contained in certificates of officers of each of Company and Buyer.
(d)Other Actions. Buyer shall have furnished Company with such certificates of their respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 7.01 and Section 7.02 as Company may reasonably request.

Section 7.04Frustration of Closing Conditions
. Neither Buyer nor Company may rely on the failure of any condition set forth in Section 7.01, Section 7.02, or Section 7.03, to be satisfied if such failure was caused by such party’s failure to use commercially reasonable efforts to consummate the Merger, as required by and subject to Section 6.01.
Article VIII

TERMINATION
Section 8.01Termination
. This Agreement may be terminated and the Merger and the Bank Merger may be abandoned, whether before or after receipt of the Requisite Company Shareholder Approval:
(a)Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Buyer and Company if the board of directors of Buyer and the board of directors of Company each so determines by a majority vote of its entire board of directors.
(b)No Regulatory Approval. By either Buyer or Company, if its board of directors so determines by a majority vote of the members of its entire board of directors, in the event the approval of any Governmental Authority required for consummation of the Merger or the Holdco Merger shall have been denied by final, nonappealable action by such Governmental Authority or an application seeking approval of the Merger or the Holdco Merger shall have been permanently withdrawn at the request of a Governmental Authority, unless the failure to obtain such approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein.
(c)Breach of Representations and Warranties. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger, the Holdco Merger or Bank Merger) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of Buyer, in the case of a termination by Company, or Company, in the case of a termination by Buyer, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.02, in the case of a termination by Buyer, or Section 7.03, in the case of a termination by Company, and which is not cured by the earlier of the End Date and thirty (30) days following written notice to Company, in the case of a termination by Buyer, or Buyer, in the case of a termination by Company, or by its nature or timing cannot be cured during such period.
(d)Breach of Covenants. By either Buyer or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement in this Agreement in a manner that would entitle the other party not to consummate the Merger, the Holdco Merger or Bank Merger) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party which shall not have been cured by the earlier of the End Date or thirty (30) days following written notice to the party committing the breach from the other party, or if the breach, by its nature or timing, cannot be cured during such period.
(e)Delay. By either Buyer or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “End Date”), unless the failure of the Closing to occur by that date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(f)Failure to Recommend. By Buyer, prior to such time as the Requisite Company Shareholder Approval is obtained, if Company or the board of directors of Company (A) withholds, withdraws, modifies or qualifies in a manner adverse to Buyer the Company Board Recommendation, (B) fails to make the Company Board Recommendation in the Proxy Statement-Prospectus, (C) adopts, approves, recommends or endorses a Company Acquisition Proposal or publicly announces an intention to adopt, approve, recommend or endorse a Company Acquisition Proposal, (D) fails to publicly and without qualification (1) recommend against any Company Acquisition Proposal or (2) reaffirm the Company Board Recommendation, in each case within ten (10) Business Days (or such fewer number of days as remains prior to the Company Meeting) after a Company Acquisition Proposal is made public or any request by Buyer to do so, or (E) materially breaches its obligations under Section 6.02(a) or Section 6.07.
(g)No Shareholder Approval. By either Buyer or Company (provided in the case of Company that it shall not be in material breach of any of its obligations under Section 6.02(a) and Section 6.07), if the Requisite Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Meeting.
Section 8.02Termination Fee
. In recognition of the efforts, expenses and other opportunities foregone by Buyer and Company while structuring and pursuing the Merger:
(a)Company shall pay to Buyer by wire transfer of immediately available funds a termination fee equal to $8,500,000 (the “Termination Fee”) in the event Buyer terminates this Agreement pursuant to Section 8.01(f), in which case Company shall pay the Termination Fee as promptly as practicable (but in any event within three (3) Business Days of termination); and
(b)In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Company Acquisition Proposal shall have been communicated to or otherwise made known to the board of directors or senior management of Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn at least two (2) Business Days prior to the Company Meeting) a Company Acquisition Proposal and:
(A)thereafter this Agreement is terminated by either Buyer or Company pursuant to Section 8.01(e) without the Requisite Company Shareholder Approval having been obtained or pursuant to Section 8.01(g) or
(B)thereafter this Agreement is terminated by Buyer pursuant to Section 8.01(c) or Section 8.01(d),

and prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to a Company Acquisition Proposal (whether or not the same Company Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Buyer, by wire transfer of same day funds, a fee equal to the Termination Fee.

(c)Company and Buyer each agree that the agreements contained in this Section 8.02 are an integral part of the Transaction, and that, without these agreements, Buyer would not enter into this Agreement; accordingly, if Company fails promptly to pay any amounts due under this Section 8.02 and, in order to obtain such payment, Buyer commences a suit that results in a judgment against Company for such amounts, Company shall pay the costs and expenses of Buyer (including reasonable legal fees and expenses) in connection with the suit, together with interest on such unpaid amounts at the prime rate (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on the date such payment is required to be made. The amounts payable by Company and Buyer pursuant to this Section

8.02, constitute liquidated damages and not a penalty, and, except in the case of fraud or a Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in this Section 8.02.
(d)Notwithstanding anything to the contrary set forth in this Agreement, if Company pays or causes to be paid to Buyer or to Buyer Bank the Termination Fee, neither Company nor Company Bank (or any successor in interest of Company or Company Bank) nor any of their officers, directors or affiliates will have any further obligations or liabilities to Buyer or Buyer Bank with respect to this Agreement or the Transaction, except in the case of fraud or a Willful Breach.
Section 8.03Effect of Termination
. In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party other than as set forth in Section 8.02, provided, however, termination will not relieve a breaching party from liability for fraud or any Willful Breach of any covenant, agreement, representation, or warranty of this Agreement giving rise to such termination and provided that in no event will a party be liable for any punitive damages.
Article IX

DEFINITIONS
Section 9.01Definitions
. The following terms are used in this Agreement with the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Aggregate ESOP Consideration” has the meaning set forth in Section 6.09(e)(ii).

“Agreement” means this Agreement and Plan of Merger (including exhibits and disclosure schedules), as amended or modified in accordance with Section 10.02.

“Approval Date” has the meaning set forth in Section 1.04.

“Articles of Bank Merger” has the meaning set forth in Section 1.05(c).

“Articles of Holdco Merger” has the meaning set forth in Section 1.05(b).

“Articles of Merger” has the meaning set forth in Section 1.05(a).

“Bank Merger” has the meaning set forth in the Background Statements.

“Bank Secrecy Act” means the Bank Secrecy Act of 1970, as amended.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“BOLI” has the meaning set forth in Section 3.32(b).

“Burdensome Conditions” has the meaning set forth in Section 6.04(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in The Commonwealth of Massachusetts are authorized or obligated to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.09(a).

“Buyer Balance Sheet Date” has the meaning set forth in Section 4.10(a).

“Buyer Bank” has the meaning set forth in the preamble to this Agreement.

“Buyer Benefit Plan” has the meaning set forth in Section 4.18(a).

“Buyer Classified Loans” has the meaning set forth in Section 4.24(a).

“Buyer Common Stock” has the meaning set forth in Section 2.01(c)(ii).

“Buyer Covered Person” has the meaning set forth in Section 4.35.

“Buyer Disclosure Schedule” has the meaning set forth in Section 4.01(a).

“Buyer Equity Plan” means the NB Bancorp, Inc. 2025 Equity Incentive Plan.

“Buyer ESOP” means the Needham Bank Employee Stock Ownership Plan.

“Buyer Insurance Policies” means all of the material insurance policies, binders, or bonds currently maintained by Buyer and its Subsidiaries, other than credit-life policies.

“Buyer Lease Options” has the meaning set forth in Section 4.31(c).

“Buyer Leased Real Property” has the meaning set forth in Section 4.31(c).

“Buyer Leases” has the meaning set forth in Section 4.31(c).

“Buyer Loan Property” has the meaning set forth in Section 4.21(a).

“Buyer Material Contracts” has the meaning set forth in Section 4.13(a).

“Buyer Owned Real Property” has the meaning set forth in Section 4.31(b).

“Buyer Pension Plan” has the meaning set forth in Section 4.18(c).

“Buyer Real Property” has the meaning set forth in Section 4.31(c).

“Buyer Regulatory Agreement” has the meaning set forth in Section 4.14.

“Buyer Reports” has the meaning set forth in Section 4.08(a).

“Buyer Share Issuance” has the meaning set forth in Section 3.07(a).

“Buyer Third-Party Consents” has the meaning set forth in Section 4.13(c).

“Buyer VWAP” means volume-weighted average trading price of a share of Buyer Common Stock on Nasdaq (or if Buyer Common Stock is not then listed on Nasdaq, the principal securities market on which Buyer Common Stock is then listed or quoted).

“Cash Conversion Number” has the meaning set forth in Section 2.02(a).

“Cash Election” has the meaning set forth in Section 2.01(c)(i).

“Cash Election Number” has the meaning set forth in Section 2.02(b).

“Cash Election Shares” has the meaning set forth in Section 2.01(c)(i).

“Cash Payment” has the meaning set forth in Section 2.09(a).

“Chosen Courts” has the meaning set forth in Section 10.07(b).

“Closing” and “Closing Date” have the meanings set forth in Section 1.04.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner” has the meaning set forth in Section 3.07(a).

“Community Reinvestment Act” or “CRA” means the Community Reinvestment Act of 1977, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company 401(k) Plan” has the meaning set forth in Section 6.09(a).

“Company Acquisition Proposal” means other than the Transaction, any offer, inquiry or proposal relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of Company and its Subsidiaries or 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange or other business combination, reorganization or similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of Company.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.02(a).

“Company Balance Sheet Date” has the meaning set forth in Section 3.10(a).

“Company Bank” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 3.17(a).

“Company Board Recommendation” has the meaning set forth in Section 6.02(a).

“Company Classified Loans” has the meaning set forth in Section 3.23(a).

“Company Common Stock” means the common stock, $0.01 par value per share, of Company.

“Company Covered Person” has the meaning set forth in Section 3.37.

“Company Data Tape” means a tape or electronic data file with respect to each Loan including any or all of the following information: borrower name, contact details, demographics, loan amount, interest rate, repayment schedule, term, collateral, payment history, outstanding balance, delinquency status, credit scores, credit limits, credit utilization, geography, industry, vintage, and other factors that may influence risk or performance.

“Company designated director” has the meaning set forth in Section 6.18(a).

“Company Disclosure Schedule” has the meaning set forth in Section 3.01(a).

“Company Disclosure Supplement” has the meaning set forth in Section 6.10(b).

“Company Employees” has the meaning set forth in Section 3.17(a).

“Company Equity Awards” means Options and Company Restricted Stock Awards.

“Company Equity Plans” has the meaning set forth in Section 2.09(a).

“Company ESOP” means the The Provident Bank Employee Stock Ownership Plan.

“Company Intervening Event” means a material event, fact, circumstance, development or occurrence which is unknown and not reasonably foreseeable to or by the board of directors of Company as of the date hereof (and does not relate to a Company Superior Proposal) but becomes known to or by the board of directors of Company prior to obtaining the Requisite Company Shareholder Approval; provided, however, that in no event shall any of the following constitute or be taken into account in determining whether a “Company Intervening Event” has occurred: (a) the receipt, terms or existence of any Company Acquisition Proposal or any matter relating thereto, (b) any action taken by Company or Buyer pursuant to and in compliance with the covenants and agreements set forth in this Agreement, and any consequences of such actions, (c) changes in the market price or trading volume of the capital stock of Company or Buyer or any of their respective Subsidiaries, or (d) Company or Buyer or any of their respective Subsidiaries meeting, exceeding or failing to meet any internal or publicly announced financial projections, forecasts, guidance, estimates or budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position or results of operations for any period; provided, further, that, with respect to the foregoing clauses (c) and (d), the underlying causes of such change, meeting, exceedance or failure may otherwise constitute or be taken into account in determining whether a “Company Intervening Event” has occurred if not falling into the foregoing clauses (a) and (b) of this definition.

“Company Leased Real Property” has the meaning set forth in Section 3.30(c).

“Company Leases” has the meaning set forth in Section 3.30(c).

“Company Loan Property” has the meaning set forth in Section 3.19(a).

“Company Material Contracts” has the meaning set forth in Section 3.13(a).

“Company Meeting” has the meaning set forth in Section 6.02(a).

“Company Owned Real Property” has the meaning set forth in Section 3.30(b).

“Company Pension Plan” has the meaning set forth in Section 3.17(c).

“Company Real Property” has the meaning set forth in Section 3.30(c).

“Company Regulatory Agreement” has the meaning set forth in Section 3.14.

“Company Reports” has the meaning set forth in Section 3.08(a).

“Company Restricted Stock Award” has the meaning set forth in Section 2.09(b).

“Company Stock Option” have the meanings set forth in Section 2.09(a).

“Company Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal with respect to more than 50% of the outstanding shares of capital stock of Company or substantially all of the assets of Company that is (a) on terms which the board of directors of Company determines in good faith after taking into account all the terms and conditions of the Company Acquisition Proposal and this Agreement (including any proposal by Buyer to adjust the terms and conditions of this Agreement), including any breakup fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability and necessity of the Person making such proposal to obtain financing for such Company Acquisition Proposal, after consultation with its financial advisor, to be more favorable from a financial point of view to Company’s shareholders than the Transaction, (b) that constitutes a transaction that, in the good faith judgment of the board of directors of Company, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory, and other aspects of the proposal, and (c) for which financing, to the extent required, is then committed pursuant to a written commitment letter.

“Company Third-Party Consents” has the meaning set forth in Section 3.13(d).

“Confidentiality Agreement” has the meaning set forth in Section 10.05.

“Continuing Employees” has the meaning set forth in Section 6.09(a).

“COVID Measures” means any quarantine, “shelter in place,” “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19.

“D&O Insurance” has the meaning set forth in Section 6.08(c).

“Data Vendor Agreement” has the meaning set forth in Section 3.36(c).

“Derivative Transaction” means any swap transactions, option, warrant, forward purchase or sale transactions, futures transactions, cap transactions, floor transactions, or collar transactions relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events, or conditions or any indexes, or any other similar transactions (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to them.

“Designated Employee” has the meaning set forth in Section 6.09(c).

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning set forth in Section 1.05.

“Election” has the meaning set forth in Section 2.05(a).

“Election Deadline” has the meaning set forth in Section 2.05(d).

“Election Period” has the meaning set forth in Section 2.05(c).

“End Date” has the meaning set forth in Section 8.01(e).

“Enforceability Exceptions” has the meaning set forth in Section 3.06.

“Environmental Law” means any federal, state or local Law, regulation, order, decree, permit, authorization, opinion, or agency requirement relating to: (a) pollution, the protection or restoration of the environment or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (c) any injury or threat of injury to persons or property in connection with any Hazardous Substance. The term Environmental Law includes, but is not limited to, the following statutes, as amended, any successor law, and any implementing regulations, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 1101, et seq.; the Safe Drinking Water Act; 42 U.S.C. § 300f, et seq.; (b) common law that may impose liability (including without limitation strict liability) or obligations for injuries or damages due to the presence of or exposure to any Hazardous Substance.

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act, as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 3.17(d).

“ESOP Termination Date” has the meaning set forth in Section 6.09(e)(iii).

“ESOP Trustee” means the trustee of the Company ESOP.

“ESOP Vote” has the meaning set forth in Section 6.09(e)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company, or such other exchange agent as may be designated by Buyer and reasonably acceptable to Company to act as agent for purposes of conducting the exchange procedures described in Section 2.07 (which shall be Buyer’s transfer agent).

“Exchange Fund” has the meaning set forth in Section 2.06.

“Exchange Ratio” has the meaning set forth in Section 2.01(d)(i).

“Executive Officer” means each officer of Buyer and Company who as of the relevant date files reports with the SEC pursuant to Section 16(a) of the Exchange Act.

“Exercise Price” has the meaning set forth in Section 2.09(a).

“Fair Credit Reporting Act” means the Fair Credit Reporting Act, as amended.

“Fair Housing Act” means the Fair Housing Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Deposit Insurance Act” means the Federal Deposit Insurance Act of 1950, as amended.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“FHLB” means the Federal Home Loan Bank of Boston.

“Form of Election” has the meaning set forth in Section 2.05(b).

“FRB” means the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Boston.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, regulator, administrative agency, or commission or other governmental authority or instrumentality.

“Gramm-Leach-Bliley Act of 1999” means the Financial Services Modernization Act of 1999, as amended, which is commonly referred to as the “Gramm-Leach-Bliley Act.”

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, listed, or otherwise regulated as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, flammable or explosive materials, radioactive materials, or words of similar meaning or regulatory effect under any Environmental Law, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, and toxic mold.

“Holder” has the meaning set forth in Section 2.05.

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act of 1975, as amended.

“Indemnified Parties” and “Indemnifying Party” have the meanings set forth in Section 6.08(a).

“Information Systems Conversion” has the meaning set forth in Section 6.13.

“Insurance Policies” has the meaning set forth in Section 3.32(a).

“Intellectual Property” shall mean trademarks, service marks, brand names, Internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any reexaminations, renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and know-how (including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person); writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Interim Surviving Entity” shall have the meaning set forth in Background Statements.

“IRS” means the Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 3.36(b).

“Knowledge” of any Person (including references to a Person being aware of a particular matter) as used with respect to Company and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Company listed on Company Disclosure Schedule 9.01, and as used with respect to Buyer and its Subsidiaries means those facts that are actually known, after reasonable inquiry, by the officers of Buyer listed on Buyer Disclosure Schedule 9.01. Without limiting the scope of the immediately preceding sentence, the term “Knowledge” includes any fact, matter, or circumstance set forth in any written notice received by Company or Buyer, respectively, from any Governmental Authority.

“Law” means any statute, law, ordinance, rule, or regulation of any Governmental Authority that is applicable to the referenced Person.

“Lease Options” has the meaning set forth in Section 3.30(b).

“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance, conditional and installment sale agreement, charge or other claim of third parties of any kind.

“Loans” has the meaning set forth in Section 3.23(a).

“Material Adverse Effect” means with respect to any Person, any effect, circumstance, occurrence or change that (a) is material and adverse to the financial position, results of operations, or business of such Person and its Subsidiaries, taken as a whole, or (b) which does or would materially impair the ability of such Person to perform its obligations under this Agreement or otherwise materially impairs the ability of such Person to timely consummate the Transaction; provided, however, that for the purposes of clause (a) above, Material Adverse Effect shall not be deemed to include the impact of: (i) changes, after the date hereof, in banking and similar Laws of general applicability or interpretations of banking and similar Laws of general applicability by Governmental Authorities (including the COVID Measures); (ii) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or bank holding companies generally; (iii) any modifications or changes to Company valuation policies and practices in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP and with Buyer’s prior written consent or at the direction of Buyer; (iv) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally, including, but not limited to, changes in levels of interest rates generally; (v) the effects of the expenses incurred by Company or Buyer in negotiating, documenting, effecting, and consummating the Transaction; (vi) any action or omission required by this Agreement or taken, after the date of this Agreement, by Company with the prior written consent of Buyer, and vice versa, or as otherwise expressly permitted or contemplated by this Agreement or at the written direction of Buyer; (vii) the public announcement of this Agreement (including the impact of such announcement on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); (viii) changes, after the date hereof, in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; (ix) natural disasters, pandemics (including the outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, and the governmental and other responses thereto) or other force majeure events and (x) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (i), (ii), (iv), (viii) or (ix), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate).

“Maximum D&O Tail Premium” has the meaning set forth in Section 6.08(c).

“Merger” has the meaning set forth in the Background Statements.

“Merger Consideration” has the meaning set forth in Section 2.01(d)(ii).

“Merger Sub” has the meaning set forth in the Background Statements.

“Merger Sub Common Stock” means the common stock, $0.01 par value per share, of Merger Sub.

“MGCL” has the meaning set forth in Section 1.01.

“Nasdaq” has the meaning set forth in Section 3.07(a).

“National Labor Relations Act” means the National Labor Relations Act of 1935, as amended.

“New Certificate” has the meaning set forth in Section 2.07(a).

“New Plans” has the meaning set forth in Section 6.09(a).

“Non-Election Shares” has the meaning set forth in Section 2.01(c)(iii)

“Old Certificate” means any certificate or book entry statement which immediately prior to the Effective Time represents shares of Company Common Stock.

“OREO” means any asset that is classified as “other real estate owned”.

“Patient Protection and Affordable Care Act” means the Patient Protection and Affordable Care Act, as amended, and the regulations promulgated pursuant to each of the foregoing laws.

“Per Share Cash Consideration” shall have the meaning set forth in Section 2.01(d)(iii).

“Per Share Cash Equivalent Consideration” means the sum of (x) $6.50 and (y) 0.50 times the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the volume-

weighted average trading price of a share of the Buyer Common Stock on Nasdaq for the consecutive period of five (5) full trading days ending on the day that the Parties anticipate to be five (5) Business Days preceding the Closing Date, as provided by Bloomberg L.P.

“Permitted Actions” has the meaning set forth in Section 5.02(c)(ii).

“Permitted Liens” has the meaning set forth in Section 3.30(b).

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization, or other organization or firm of any kind or nature.

“Personal Data” has the meaning set forth in Section 3.12(a).

“Phase I Assessment” has the meaning set forth in Section 5.02(x).

“Phase II Assessment” has the meaning set forth in Section 6.15(a).

“Plan of Bank Merger” means the agreement and plan of merger to be entered into between Buyer Bank and Company Bank providing for the merger of Company Bank with and into Buyer Bank, with Buyer Bank the surviving entity.

“Privacy Laws” means all applicable Laws and self-regulatory programs relating to the Processing of Personal Data, data privacy, data security, or security breach notification, including, as applicable and without limitation: U.S. state consumer protection Laws; U.S. state data privacy Laws; U.S. state data security Laws; U.S. state breach notification Laws; the Federal Trade Commission Act; U.S. state and federal financial privacy Laws; U.S. state and federal insurance privacy Laws; the Gramm-Leach-Bliley Act and its U.S. state law equivalents; the Massachusetts Insurance Information and Privacy Protection law (Mass. Gen. Laws ch. 175I) and substantially similar U.S. state laws; Massachusetts’ Standards for the Protection of Personal Information of Residents of the Commonwealth (201 CMR §17.00) and substantially similar U.S. state laws; the California Consumer Privacy Act; the Telephone Consumer Protection Act; the Controlling the Assault of Non-Solicited Pornography And Marketing Act; the Fair Debt Collection Practices Act and its U.S. state law equivalents; the Fair Credit Reporting Act and its U.S. state law equivalents; the Health Insurance Portability and Accountability Act and implementing regulations; and the PCI DSS.

“Privacy Obligations” means all Privacy Laws, contractual obligations relating to the privacy, security, and/or Processing of Personal Data, and privacy and data security policies, procedures, notices, and rules applicable to or binding on Company or Buyer, as applicable.

“Process” or “Processing” means any operation or set of operations performed on data, including Personal Data, whether or not by automated means, such as the creation, receipt, maintenance, transmission, collection, use, disclosure, processing, analysis, retention, storage, protection, transfer or disposal of Personal Data.

“Proxy Statement-Prospectus” means the proxy statement and prospectus and other proxy solicitation materials constituting a part of them, together with any amendments and supplements, to be delivered to Company shareholders in connection with the solicitation of their approval of this Agreement.

“Registration Statement” has the meaning set forth in Section 3.35.

“Regulatory Approval” has the meaning set forth in Section 3.07(a).

“Release” means, with respect to any Hazardous Substance, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Representatives” of any Person means any Affiliate, officer, director, employee, agent or consultant of such Person or any investment banker, financial advisor, attorney, accountant or other representative retained by such Person.

“Requisite Company Shareholder Approval” has the meaning set forth in Section 3.06.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.08(e).

“SEC” means the U.S. Securities and Exchange Commission, including, to the extent relevant or applicable, the staff of U.S. Securities and Exchange Commission.

“Section 16 Officer” shall mean each individual who is or, as of the applicable time was, designated as an “officer” of the Company, within the meaning of 17 C.F.R. § 240.16a-1(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” has the meaning set forth in Section 3.36(b).

“Split Dollar Policies” has the meaning set forth in Section 3.17(m).

“Stock Consideration” has the meaning set forth in Section 2.01(c)(ii).

“Stock Conversion Number” has the meaning set forth in Section 2.02(a).

“Stock Election” has the meaning set forth in Section 2.01(c)(ii).

“Stock Election Number” has the meaning set forth in Section 2.02(b)(i).

“Stock Election Shares” has the meaning set forth in Section 2.01(c)(ii)

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the party. For purposes of this Agreement any reference to a Company Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Company, and any reference to a Buyer Subsidiary means, unless the context otherwise requires, any current or former Subsidiary of Buyer.

“Takeover Restrictions” shall have the meaning set forth in Section 3.33.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, custom duties, unemployment, or other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority, together with any interest, additions or penalties, whether disputed or not.

“Tax Returns” means any return, declaration or other report, claim for refund, or information return or statement relating to Taxes required to be filed with a Taxing Authority, including any schedules or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax.

“Termination Fee” has the meaning set forth in Section 8.02(a).

“The date hereof” or “the date of this Agreement” shall mean June ___, 2025.

“Transition Period” has the meaning set forth in Section 6.09(c).

“Treasury Regulations” means the Treasury Regulations promulgated under the Code.

“Truth in Lending Act” means the Truth in Lending Act of 1968, as amended.

“USA PATRIOT Act” means the USA PATRIOT Act of 2001, Public Law 107-56, and its implementing regulations.

“Voting Agreement” has the meaning set forth in the Background Statements.

“Willful Breach” means a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the knowledge (actual or constructive) that such act or failure to act constitutes or would result in, or would be reasonably expected to result in, a material breach of this Agreement, and which in fact does cause a material breach of this Agreement.

Article X

MISCELLANEOUS
Section 10.01Survival
. No representations, warranties, agreements, and covenants contained in this Agreement (other than agreements or covenants that by their express terms are to be performed after the Effective Time) shall survive the Effective Time or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than this Article X, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements, and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party or any of its Affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.
Section 10.02Waiver; Amendment
. Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision or (b) amended or modified at any time, by an agreement in writing among the parties executed in the same manner as this Agreement, except that after the receipt of the Requisite Company Shareholder Approval, there may not be, without further approval of such shareholders of Company, no amendment shall be made which by Law requires such further approval without obtaining that approval.
Section 10.03Expenses
. Except as otherwise provided in Section 6.13 and Section 8.02, each party will bear all expenses incurred by it in connection with this Agreement and the Transaction, including fees and expenses of its own financial consultants, accountants and counsel, provided that nothing in this

Agreement shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 10.04Notices
. All notices, requests, and other communications to a party shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to Buyer or Merger Sub:

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

Attention: Joseph P. Campanelli, Chairman, President and Chief Executive Officer

E-mail: jcampanelli@needhambank.com

With a copy (which shall not constitute notice) to:

NB Bancorp, Inc.

1063 Great Plain Avenue

Needham, Massachusetts 02492

Attention: Margaret Watson, Senior Vice President and General Counsel

E-mail: mwatson@needhambank.com

Nutter, McClennen & Fish, LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Michael K. Krebs, Esq.

E-mail: mkrebs@nutter.com

If to Company:

Provident Bancorp, Inc.

5 Market Street

Amesbury, Massachusetts 01913

Attention: Joseph B. Reilly, President and Chief Executive Officer

E-mail: jreilly@bankprov.com

With a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, NW

Suite 780

Washington, District of Columbia, 20015

Attention: Lawrence M. F. Spaccasi, Esq.

E-mail: lspaccasi@luselaw.com

Section 10.05Entire Understanding; No Third-Party Beneficiaries
. This Agreement, together with the exhibits, the disclosure schedules, and the confidentiality agreement between Company and Buyer, dated March 7, 2025 (the “Confidentiality Agreement”), represents the entire understanding of the parties with reference to the Transaction, and this Agreement supersedes any and all other oral or written agreements previously made, except that the confidentiality agreements between the parties shall remain in full force and effect. Except for the Indemnified Parties’ rights under Section 6.08, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, Buyer and Company agree that their respective representations, warranties, and covenants are solely for the benefit of the other party, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Company Employees who might be affected by Section 6.09), other than the parties, any rights or remedies, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in the representations and warranties are subject to waiver by the parties in accordance with Section 10.02 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.06Severability
. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal, and enforceable provision which, insofar as practical, implements the purposes and intentions of this Agreement.
Section 10.07Governing Law; Jurisdiction
.
(a)This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any applicable conflicts of law principles.
(b)Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Transaction exclusively in the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or if that court does not have jurisdiction, the Superior Court of the Commonwealth of Massachusetts sitting in Suffolk County, Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the Transaction, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 10.04.
Section 10.08Waiver of Jury Trial
. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.08.
Section 10.09Interpretation
. When a reference is made in this Agreement to sections, exhibits, or schedules, the reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise expressly indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
Section 10.10Assignment
. No party may assign either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.
Section 10.11Counterparts; Electronic Delivery
. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, may be executed by means of a facsimile machine or by email delivery of a “.pdf” format data file and in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile machine or e-mail delivery of a “.pdf” format data file shall have the same effect as originals. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement and any signed agreement or instrument entered into in connection with this Agreement or any amendment or waivers hereto or thereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
Section 10.12Confidential Supervisory Information
. No disclosure, representation or warranty shall be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) and as identified in 12 C.F.R. § 309.5(g)(8) and § 309.6(a)) of a Governmental Authority by any party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts by their duly authorized officers, all as of the day and year on page one.

NB BANCORP, INC.

By: ___/s/ Joseph P. Campanelli

Name: Joseph P. Campanelli
Title: President and Chief Executive Officer

1828 MS, INC.

By: ___/s/ Joseph P. Campanelli

Name: Joseph P. Campanelli
Title: President and Chief Executive Officer

NEEDHAM BANK

By: ___/s/ Joseph P. Campanelli

Name: Joseph P. Campanelli

Title: President and Chief Executive Officer

PROVIDENT BANCORP, INC.

By: ___/s/ Joseph B. Reilly

Name: Joseph B. Reilly
Title: President and Chief Executive Officer

BANKPROV

By: ___/s/ Joseph B. Reilly

Name: Joseph B. Reilly
Title: President and Chief Executive Officer

EXHIBIT A

Form of Voting Agreement

[See attached.]